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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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The Scotts Miracle-Gro Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Scotts Miracle-Gro Company
Proxy Statement for 2006 Annual Meeting of Shareholders

The Scotts Miracle-Gro Company
14111 Scottslawn Road
Marysville, Ohio 43041
December 20, 2005
Dear Fellow Shareholders:
     The Annual Meeting of Shareholders (the “Annual Meeting”) of The Scotts Miracle-Gro Company will be held at 10:00 a.m., Eastern Time, on Thursday, January 26, 2006, at The Berger Learning Center, 14111 Scottslawn Road, Marysville, Ohio 43041. The enclosed Notice of Annual Meeting of Shareholders and Proxy Statement contain detailed information about the business to be conducted at the Annual Meeting.
     The Board of Directors has nominated three directors, each for a term of three years to expire at the 2009 Annual Meeting (Proposal No. 1). The Board of Directors recommends that you vote FOR each of the nominees.
     You are being asked to approve the amendment and restatement of The Scotts Miracle-Gro Company Discounted Stock Purchase Plan (Proposal No. 2). The Board of Directors recommends that you vote FOR the approval of the amendment and restatement of that plan.
     You are being asked to approve The Scotts Miracle-Gro Company 2006 Long-Term Incentive Plan (Proposal No. 3). The Board of Directors recommends that you vote FOR the approval of that plan.
     You are being asked to approve The Scotts Company LLC Executive/Management Incentive Plan (Proposal No. 4). The Board of Directors recommends that you vote FOR the approval of that plan.
     You are also being asked to consider and act upon the shareholder proposal to declassify the Company’s Board of Directors described in the Proxy Statement (Proposal No. 5), if such proposal is presented at the Annual Meeting. The Board of Directors recommends that you vote AGAINST the shareholder proposal.
     On behalf of the Board of Directors and management, we cordially invite you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please record your vote on the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. Alternatively, if you are a registered shareholder, you may transmit voting instructions for your common shares via the Internet or telephonically in accordance with the instructions on your proxy card.

Sincerely,

James Hagedorn
Chief Executive Officer
and Chairman of the Board

The Scotts Miracle-Gro Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Thursday, January 26, 2006

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of The Scotts Miracle-Gro Company (the “Company”) will be held at The Berger Learning Center, 14111 Scottslawn Road, Marysville, Ohio 43041, on Thursday, January 26, 2006, at 10:00 a.m., Eastern Time, for the following purposes:

1.	To elect three directors, each for a term of three years to expire at the 2009 Annual Meeting.

2.	To consider and vote upon a proposal to approve the amendment and restatement of The Scotts Miracle-Gro Company Discounted Stock Purchase Plan in the form attached to the Proxy Statement as Annex A.

3.	To consider and vote upon a proposal to approve The Scotts Miracle-Gro Company 2006 Long-Term Incentive Plan in the form attached to the Proxy Statement as Annex B.

4.	To consider and vote upon a proposal to approve The Scotts Company LLC Executive/ Management Incentive Plan in the form attached to the Proxy Statement as Annex C.

5.	To consider and act upon the shareholder proposal to declassify the Company’s Board of Directors described in the Proxy Statement, if such proposal is presented at the Annual Meeting.

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment.
      The close of business on December 1, 2005, has been fixed by the Board of Directors of the Company as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting.
      You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may ensure your representation by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, if you are a registered shareholder, you may ensure that your common shares are voted at the Annual Meeting by submitting your voting instructions electronically via the Internet or telephonically by following the specific instructions on your proxy card. Voting your common shares by the enclosed proxy card, or electronically through the Internet or by telephone, does not affect your right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,

David M. Aronowitz
Executive Vice President, General Counsel and Corporate Secretary
14111 Scottslawn Road
Marysville, Ohio 43041
December 20, 2005

The Scotts Miracle-Gro Company
14111 Scottslawn Road
Marysville, Ohio 43041
PROXY STATEMENT
for
Annual Meeting of Shareholders
Thursday, January 26, 2006
      This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of The Scotts Miracle-Gro Company of proxies for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at The Berger Learning Center, 14111 Scottslawn Road, Marysville, Ohio 43041, on Thursday, January 26, 2006, at 10:00 a.m., Eastern Time, or any adjournment. This Proxy Statement and the accompanying proxy card were first sent or given to shareholders on or about December 20, 2005.
      On March 18, 2005, we consummated the restructuring of our corporate structure into a holding company structure by merging The Scotts Company (“Scotts”) which had been the public company, into a newly-created, wholly-owned, second-tier Ohio limited liability company, The Scotts Company LLC (“Scotts LLC”), pursuant to the Agreement and Plan of Merger, dated as of December 13, 2004, among Scotts, Scotts LLC and The Scotts Miracle-Gro Company (the “Restructuring”). As a result of this Restructuring, each common share of Scotts issued and outstanding immediately prior to the consummation of the restructuring merger was automatically converted into one fully-paid and nonassessable common share of The Scotts Miracle-Gro Company. The Scotts Miracle-Gro Company became the public company successor to Scotts and Scotts LLC a direct, wholly-owned subsidiary of The Scotts Miracle-Gro Company. The Restructuring did not affect the new parent holding company’s management, corporate governance or capital stock structure. In addition, the consolidated assets and liabilities of The Scotts Miracle-Gro Company and its subsidiaries (including Scotts LLC) immediately after the restructuring merger were the same as the consolidated assets and liabilities of Scotts and its subsidiaries immediately before the restructuring merger. The Scotts Miracle-Gro Company and its corporate predecessors, as appropriate, are referred to in this proxy statement as the “Company.”
      Only holders of record of the Company’s common shares on December 1, 2005 will be entitled to receive notice of and to vote at the Annual Meeting. As of December 1, 2005, there were 68,004,962 common shares outstanding. Each common share entitles the holder thereof to one vote. There are no cumulative voting rights in the election of directors. A quorum for the Annual Meeting is a majority of the outstanding common shares.
      A proxy card for use at the Annual Meeting is enclosed. You may ensure your representation at the Annual Meeting by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, shareholders holding common shares registered directly with the Company’s transfer agent, National City Bank, may transmit their voting instructions electronically via the Internet or by using the toll-free telephone number stated on the proxy card. The deadline for transmitting voting instructions electronically via the Internet or telephonically is 11:59 p.m., Eastern Time, on January 25, 2006. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ voting instructions have been properly recorded. Shareholders providing voting instructions through the Internet should understand that they may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

      Shareholders holding common shares in “street name” with a broker/ dealer, financial institution or other holder of record may be eligible to appoint their proxy electronically via the Internet or telephonically and may incur costs associated with the electronic access. Shareholders holding common shares in “street name” should review the information provided to them by the holder of record. This information will set forth the procedures to be followed in instructing the holder of record how to vote the “street name” common shares and how to revoke previously given instructions.
      You may revoke your proxy at any time before it is actually voted at the Annual Meeting by giving written notice of revocation to the Corporate Secretary of the Company, by executing and returning to the Company a later-dated proxy card, by voting in person at the Annual Meeting (but only if you are the registered shareholder), or by submitting later-dated electronic voting instructions through the Internet or by telephone. Attending the Annual Meeting does not, in itself, revoke a previously appointed proxy.
      Solicitation of proxies may be made by mail, personal contact, telephone, facsimile or electronic mail by directors, officers and regular employees of the Company, none of whom will receive additional compensation for such solicitation activities. Other than the Internet access and telephone usage charges described above, all proxy solicitation costs will be borne by the Company. The Company will reimburse its transfer agent, brokers/dealers, financial institutions and other custodians, nominees and fiduciaries for their reasonable costs in sending proxy materials to shareholders.
      If a shareholder is a participant in the Scotts LLC Retirement Savings Plan (the “RSP”) and common share units have been allocated to such individual’s account in the RSP, the shareholder is entitled to instruct the trustee of the RSP how to vote the common shares represented by those units. These shareholders may receive their proxy cards separately. If no instructions are given by a participant to the trustee of the RSP, the trustee will not vote those common shares.
      If a shareholder is a participant in The Scotts Miracle-Gro Company Discounted Stock Purchase Plan (the “Discounted Stock Purchase Plan”), the shareholder is entitled to vote the number of common shares credited to the shareholder’s custodial account (including any fractional common shares) on any matter submitted to the Company’s shareholders for consideration at the Annual Meeting. If a participant in the Discounted Stock Purchase Plan does not vote or grant a valid proxy with respect to common shares credited to the participant’s custodial account, those common shares will be voted by the custodian under the Discounted Stock Purchase Plan in accordance with any stock exchange or other rules governing the custodian in the voting of common shares held for customer accounts.
      The results of shareholder voting will be tabulated by the inspectors of election appointed for the Annual Meeting. Common shares represented by properly executed proxy cards returned to the Company prior to the Annual Meeting or represented by properly authenticated electronic voting instructions timely recorded through the Internet or by telephone will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “Abstain,” “Against,” “Withhold All” or “For All Except” or are not marked at all. Broker/dealers who hold common shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such common shares and may vote such common shares on routine matters, such as the election of directors. Broker/dealers may not, however, vote such common shares on non-routine matters such as the approval of the amendment and restatement of the Discounted Stock Purchase Plan, the approval of The Scotts Miracle-Gro Company 2006 Long-Term Incentive Plan, the approval of The Scotts Company LLC Executive/Management Incentive Plan and the shareholder proposal to declassify the Company’s Board of Directors (if that proposal is presented for consideration at the Annual Meeting), without specific instructions from the customer who owns such common shares. Proxies that are signed and submitted by broker/dealers that have not been voted on certain matters are referred to as broker non-votes. Broker non-votes count toward the establishment of a quorum for the Annual Meeting but not in determining the number of common shares necessary for approval of the amendment and restatement of the Discounted Stock Purchase Plan, the approval of The Scotts Miracle-Gro Company 2006 Long-Term Incentive Plan, the approval of The Scotts Company LLC Executive/Management Incentive Plan or the approval of the shareholder proposal (if presented at the Annual Meeting).

      Those common shares represented by properly executed proxy cards, or properly authenticated voting instructions recorded electronically through the Internet or by telephone, that are timely received prior to the Annual Meeting and not revoked, will be voted as directed by the shareholder. All valid proxies timely received prior to the Annual Meeting which do not specify how common shares should be voted will, except in the case of broker non-votes, be voted FOR the election as directors of the nominees listed below under “PROPOSAL NUMBER 1 — ELECTION OF DIRECTORS,” FOR the approval of the amendment and restatement of the Discounted Stock Purchase Plan described below under “PROPOSAL NUMBER 2 — APPROVAL OF AMENDMENT AND RESTATEMENT OF THE SCOTTS MIRACLE-GRO COMPANY DISCOUNTED STOCK PURCHASE PLAN,” FOR approval of The Scotts Miracle-Gro Company 2006 Long-Term Incentive Plan described below under “PROPOSAL NUMBER 3 — APPROVAL OF THE SCOTTS MIRACLE-GRO COMPANY 2006 LONG-TERM INCENTIVE PLAN,” FOR approval of The Scotts Company LLC Executive/ Management Incentive Plan described below under “PROPOSAL NUMBER 4 — APPROVAL OF THE SCOTTS COMPANY LLC EXECUTIVE/ MANAGEMENT INCENTIVE PLAN,” and AGAINST the shareholder proposal to declassify the Company’s Board of Directors, if that proposal is presented for consideration at the Annual Meeting.

BENEFICIAL OWNERSHIP OF SECURITIES OF THE COMPANY
      The common shares are the Company’s only outstanding class of voting securities. The following table furnishes, as of December 1, 2005 (except as otherwise noted), certain information as to the common shares beneficially owned by each of the current directors and nominees for election as a director of the Company, by each of the individuals named in the Summary Compensation Table and by all current directors and executive officers of the Company as a group, as well as by the only persons known to the Company to beneficially own more than 5% of the outstanding common shares.

	Amount and Nature of Beneficial Ownership(1)(2)

				Common Shares
				Which Can Be
				Acquired Upon
				Exercise of
				Options/SARs
				Currently Exercisable
				or Which Will
	Common Shares		Common Share	Become Exercisable		Percent of
Name of Beneficial Owner	Presently Held		Equivalents(3)	Within 60 Days	Total	Class(3)(4)

David M. Aronowitz(5)	29,856	(6)	12,379	136,000	178,235	(7)
Mark R. Baker	4,000		1,220	12,000	17,220	(7)
Lynn J. Beasley	0		4,002	35,000	39,002	(7)
Robert F. Bernstock(5)	56,400	(8)	0	0	56,400	(7)
Gordon F. Brunner	3,000		3,126	33,500	39,626	(7)
Arnold W. Donald	2,000		1,394	66,000	69,394	(7)
Joseph P. Flannery	4,000		0	102,000	106,000	(7)
Mindy F. Grossman	0		0	0	0	n/a
James Hagedorn(5)	21,245,291	(9)	9,576	1,212,000	22,466,867	32.44%
Michael P. Kelty, Ph.D.(5)	79,018	(10)	0	132,000	211,018	(7)
Katherine Hagedorn Littlefield	21,139,826	(11)	0	59,000	21,198,826	31.15%
Karen G. Mills	10,000		2,836	128,000	140,836	(7)
Christopher L. Nagel(5)	6,600	(12)	2,262	52,000	60,862	(7)
Patrick J. Norton	40,200	(13)	0	246,000	286,200	(7)
Stephanie M. Shern	2,000		0	35,000	37,000	(7)
John M. Sullivan	1,500		0	114,000	115,500	(7)
John Walker, Ph.D.	2,200		0	13,000	15,200	(7)
All current directors and executive officers as a group (16 individuals)	21,412,328	(14)	36,895	2,267,500	23,716,723	33.70%
Hagedorn Partnership, L.P. 800 Port Washington Blvd Port Washington, NY 11050	21,139,826	(15)	0	0	21,139,826	31.09%

(1)	Unless otherwise indicated, the beneficial owner has sole voting and dispositive power as to all common shares reflected in the table. All fractional common shares have been rounded to the nearest whole common share. The mailing address of each of the current executive officers and directors of the Company is 14111 Scottslawn Road, Marysville, Ohio 43041.

(2)	All common share amounts have been adjusted to reflect a 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005.

(3)	“Common Share Equivalents” figures include common shares attributable to the named executive officer’s account relating to common share units under The Scotts Company LLC Executive Retirement Plan (the “Executive Retirement Plan”), and to the named director’s account holding stock units received in lieu of the director’s annual cash retainer and any other fees paid for service as a director under the Company’s 1996 Stock Option Plan (the “1996 Plan”) and the Company’s 2003 Stock Option and Incentive Equity Plan (the “2003 Plan”), although under the terms of each of those plans, the named individual has no voting or dispositive power with respect to the portion of his or her account attributed to common shares of the Company. For this reason, these common share equivalents are not included in the computation of the “Percent of Class” figures in the table.

(4)	The “Percent of Class” computation is based upon the sum of (i) 68,004,962 common shares outstanding on December 1, 2005 and (ii) the number of common shares, if any, as to which the named person has the right to acquire beneficial ownership upon the exercise of options and stock appreciation rights (“SARs”) which are currently exercisable or which will become exercisable within 60 days after December 1, 2005.

(5)	Individual named in the Summary Compensation Table. Dr. Kelty retired as Vice Chairman and Executive Vice President of the Company on November 1, 2005.

(6)	Represents 700 common shares held directly, 1,400 common shares that are the subject of a restricted stock grant made to Mr. Aronowitz on December 1, 2004 as to which the restriction period will lapse on December 1, 2007, 4,200 common shares that are the subject of a restricted stock grant made to him on October 12, 2005 as to which the restriction period will lapse on October 12, 2008, 20,000 common shares that are the subject of a restricted stock grant made to him on October 12, 2005 as to which the restriction period will lapse on October 12, 2009, three common shares held in an open-market Associate Stock Purchase Plan, and 3,553 common share units that are allocated to his account and held by the trustee under the RSP.

(7)	Represents ownership of less than 1% of the outstanding common shares of the Company.

(8)	Represents 50,000 common shares that are the subject of a restricted stock grant made to Mr. Bernstock on October 1, 2004 as to which the restriction period will lapse on October 1, 2007 and 6,400 common shares that are the subject of a restricted stock grant made to him on October 12, 2005 as to which the restriction period will lapse on October 12, 2008.

(9)	Mr. Hagedorn is a general partner of Hagedorn Partnership, L.P., a Delaware limited partnership (the “Hagedorn Partnership”), and has shared voting and dispositive power with respect to the common shares held by the Hagedorn Partnership and those subject to the right to vote and right of first refusal in favor of the Hagedorn Partnership. See note (15) below. Includes, in addition to those common shares described in note (15) below, 30,000 common shares that are the subject of a restricted stock grant made to him on November 19, 2003 as to which the restriction period will end on November 19, 2006, 26,600 common shares that are the subject of a restricted stock grant made to him on December 1, 2004 as to which the restriction period will lapse on December 1, 2007, 28,600 common shares that are the subject of a restricted stock grant made to him on October 12, 2005 as to which the restriction period will lapse on October 12, 2008, 20,004 common share units that are allocated to his account and held by the trustee under the RSP and 261 common shares held in an account under the Discounted Stock Purchase Plan.

(10)	Represents 61,164 common shares held directly and 1,600 common shares that are the subject of a restricted stock grant made to Dr. Kelty on December 1, 2004, as to which the restriction period lapsed on November 1, 2005, and includes 16,254 common shares owned by his spouse.

(11)	Ms. Littlefield is a general partner and the Chair of the Hagedorn Partnership and has shared voting and dispositive power with respect to the common shares held by the Hagedorn Partnership and those subject to the right to vote and right of first refusal in favor of the Hagedorn Partnership. See note (15) below.

(12)	Represents 1,400 common shares that are the subject of a restricted stock grant made to Mr. Nagel on December 1, 2004 as to which the restriction period will lapse on December 1, 2007 and 5,200 common shares that are the subject of a restricted stock grant made to him on October 12, 2005 as to which the restriction period will lapse on October 12, 2008.

(13)	Includes 200 common shares owned by Mr. Norton’s spouse.

(14)	See notes (6), (8), (9) and (11) through (13) above and note (15) below. Also includes common shares held by the current executive officer who is not named in the Summary Compensation Table; common share units allocated to that executive officer’s account and held by the trustee under the RSP; and common shares allocated to that executive officer’s account and held by the custodian under the Discounted Stock Purchase Plan.

(15)	The Hagedorn Partnership owns 20,928,002 common shares of record. The Hagedorn Partnership has the right to vote, and a right of first refusal with respect to, 211,824 common shares of the Company held by John Kenlon and his children pursuant to the Miracle-Gro Merger Agreement described below. Mr. James Hagedorn, Ms. Katherine Hagedorn Littlefield, Mr. Paul Hagedorn, Mr. Peter Hagedorn, Mr. Robert Hagedorn and Ms. Susan Hagedorn are siblings, general partners of the Hagedorn Partnership and former shareholders of Stern’s Miracle-Gro Products, Inc. (“Miracle-Gro Products”). The general partners share voting and dispositive power with respect to the securities held by the Hagedorn Partnership and those subject to the right to vote and right of first refusal in favor of the Hagedorn Partnership. Mr. James Hagedorn and Ms. Katherine Hagedorn Littlefield are directors of the Company. Community Funds, Inc., a New York not-for-profit corporation (“Community Funds”), is a limited partner of the Hagedorn Partnership.

The Amended and Restated Agreement and Plan of Merger, dated as of May 19, 1995 (the “Miracle-Gro Merger Agreement”), among The Scotts Company, ZYX Corporation, Miracle-Gro Products, Stern’s Nurseries, Inc., Miracle-Gro Lawn Products Inc., Miracle-Gro Products Limited, the Hagedorn Partnership, the general partners of the Hagedorn Partnership, Horace Hagedorn, Community Funds and John Kenlon, as amended by the First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of October 1, 1999 (the “First Amendment”), limits the ability of the Hagedorn Partnership, Community Funds, Horace Hagedorn and John Kenlon (the “Miracle-Gro Shareholders”) to acquire additional voting securities of the Company. See “— The Miracle-Gro Merger Agreement and the First Amendment” below.
The Miracle-Gro Merger Agreement and the First Amendment
      Under the terms of the First Amendment, the Miracle-Gro Shareholders may not collectively acquire, directly or indirectly, beneficial ownership of Voting Stock (defined in the Miracle-Gro Merger Agreement, as amended by the First Amendment, to mean the common shares and any other securities issued by the Company which are entitled to vote generally for the election of directors of the Company) representing more than 49% of the total voting power of the outstanding Voting Stock, except pursuant to a tender offer for 100% of that total voting power, which tender offer is made at a price per share which is not less than the market price per share on the last trading day before the announcement of the tender offer and is conditioned upon the receipt of at least 50% of the Voting Stock beneficially owned by shareholders of the Company other than the Miracle-Gro Shareholders and their affiliates and associates.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and any persons beneficially holding more than 10 percent of the Company’s outstanding common shares, to file statements reporting their initial beneficial ownership of common shares, and any subsequent changes in beneficial ownership, with the SEC within specified due dates that have been established by the SEC. Based solely upon the Company’s review of (a) Section 16(a) statements filed on behalf of these persons for their transactions during the Company’s fiscal year ended September 30, 2005 (the “2005 fiscal year”) and (b) representations received from one or more of these persons that no other Section 16(a) statement was required to be filed by them for the Company’s 2005 fiscal year, the Company believes that all Section 16 filing requirements applicable to its directors and executive officers and persons beneficially holding more than 10 percent of the Company’s outstanding common shares were complied with during the Company’s 2005 fiscal year, except that Mr. Robert F. Bernstock filed one late Form 4 reporting one transaction involving an acquisition of restricted stock, Mr. James Hagedorn filed a Form 4 reporting three late transactions involving acquisitions of common shares under the Discounted Stock Purchase Plan and Mrs. Denise Stump filed a Form 4 reporting four late transactions involving acquisitions of common shares under the Discounted Stock Purchase Plan.

PROPOSAL NUMBER 1
ELECTION OF DIRECTORS
      There are currently 12 individuals serving as members of the Board of Directors, divided into three classes with regular three-year staggered terms. The Class II directors hold office for terms expiring at the Annual Meeting, the Class III directors hold office for terms expiring in 2007 and the Class I directors hold office for terms expiring in 2008. Two Class II directors, Arnold W. Donald and Gordon F. Brunner, have been nominated for re-election at the Annual Meeting. Lynn J. Beasley, who has served as a Class II director since 2003, will not stand for re-election due to personal reasons and will no longer be a director upon the election of her successor at the Annual Meeting. John M. Sullivan, who has served as a Class II director since 1994, will retire as a director of the Company following the Annual Meeting. The Board of Directors is only nominating three candidates for election to the Board of Directors at the Annual Meeting. The individuals designated as proxy holders cannot vote for more than three nominees for election as Class II directors at the Annual Meeting.
      The Board of Directors proposes that the three nominees identified below be elected to Class II for a new term to expire at the Annual Meeting of Shareholders to be held in 2009 and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. Each nominee was recommended by the Governance and Nominating Committee. Ms. Grossman was recommended to the Governance and Nominating Committee by an executive officer of the Company and, if elected, is expected to join the Company’s Compensation and Organization and the Innovation & Technology Committees. The Board of Directors has no reason to believe that the nominees will not serve if elected. If a nominee who would otherwise receive the required number of votes becomes unavailable or unable to serve as a director, the individuals designated as proxy holders reserve full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board of Directors following recommendation by the Governance and Nominating Committee.
      The Board of Directors has reviewed, considered and discussed each director’s relationships, either directly or indirectly, with the Company and its subsidiaries and the compensation and other payments each director has, directly or indirectly, received from or made to the Company and its subsidiaries in order to determine whether such director qualifies as “independent” for purposes of the applicable sections of the Listed Company Manual (the “NYSE Rules”) of the New York Stock Exchange (“NYSE”) and the applicable rules and regulations of the SEC (the “SEC Rules”), and has determined that the Board has at least a majority of independent directors. The Board of Directors has determined that each of the following continuing directors has no financial ties, either directly or indirectly, with the Company or its subsidiaries (other than director compensation and ownership of common shares and common share equivalents as described in this Proxy Statement) and no relationships (either directly or as a partner, shareholder or officer of an organization that has a relationship) with the Company and its subsidiaries (including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships) other than as a director of the Company and thus qualifies as independent: Mark R. Baker, Gordon F. Brunner, Arnold W. Donald, Joseph P. Flannery, Karen G. Mills, Stephanie M. Shern and John Walker, Ph.D. The Company believes that Ms. Grossman will qualify as independent if elected as a Class II director at the Annual Meeting.
      The following information, as of December 9, 2005, with respect to the principal occupation or employment, other affiliations and business experience during the last five years of each director or nominee for election as a director, has been furnished to the Company by each director or nominee. Except where indicated, each director or nominee has had the same principal occupation for the last five years.

Nominees Standing for Election or Re-Election to the Board of Directors

Class II — Terms to Expire at the 2009 Annual Meeting
Arnold W. Donald, age 50, Director of the Company since 2000

     From March 2000 until November 2005, Mr. Donald served as Chairman of Merisant Company, a seller of health, nutritional and lifestyle products, including leading global tabletop sweetener brands Equal® and Canderel®. He serves as a director of five other public companies: Crown Holdings, Inc.; Russell Corporation; Oil-Dri Corporation of America; The Laclede Group, Inc.; and Carnival Corporation. Mr. Donald serves as a director for numerous educational and charitable organizations including the St. Louis Science Center, Missouri Botanical Garden, Opera Theatre of St. Louis, Scotts Miracle-Gro Foundation, St. Louis Art Museum, United Way of Greater St. Louis, Museum of African Art (New York), BJC Health System, Washington University, Dillard University and Carleton College. In 1998, he was appointed by President Clinton to serve on the President’s Export Council for international trade and appointed again by President Bush in November 2002. He is also a member of the Executive Leadership Council, the Kennedy School of Government Dean’s Council and the National Science Teachers Association Advisory Board.

Committee Memberships: Compensation and Organization; Finance
Mindy F. Grossman, age 48, Nominee for Election as a Director of the Company

Since October 2000, Ms. Grossman has been Vice-President of Global Apparel of Nike, Inc., a leading marketer and producer of sports apparel. Prior to joining Nike, from 1995 to 2000, she was President and Chief Executive Officer of Polo Jeans Company/ Ralph Lauren, a division of Jones Apparel Group, Inc. Ms. Grossman also serves on the board for The Stetson Company, a privately-held company.
Gordon F. Brunner, age 67, Director of the Company since 2003

     Mr. Brunner served as the Chief Technology Officer as well as a member of the board of directors of The Procter & Gamble Company, a manufacturer of family, personal and household care products, until his retirement on November 1, 2000 after 40 years of service. Mr. Brunner is a partner in the Cincinnati Living Longer ProActive Health Center and serves as a director of one other public company, Third Wave Technologies, Inc., as well as privately-held Iams Imaging and Beverage Holdings, LLC. He also serves on the boards for Christ Hospital (Cincinnati, Ohio), the Wisconsin Alumni Research Foundation and Xavier University.

Committee Memberships: Audit; Innovation & Technology (Chairman)

Directors Continuing in Office

Class III — Terms to Expire at the 2007 Annual Meeting
Mark R. Baker, age 48, Director of the Company since 2004

     Mr. Baker has been President, Chief Executive Officer and a director of Gander Mountain Company, an outdoor retailer specializing in hunting, fishing and camping gear, since September 2002. Prior to his service with Gander Mountain Company, he was the Executive Vice President, Merchandising of The Home Depot, Inc., a leading home improvement retailer, from October 2000.

Committee Memberships: Compensation and Organization; Governance and Nominating
Joseph P. Flannery, age 73, Director of the Company since 1987

     Mr. Flannery has been President, Chief Executive Officer and Chairman of the Board of Directors of Uniroyal Holding, Inc., an investment management company, since 1986. Mr. Flannery is also a director of one other public company, ArvinMeritor, Inc.

Committee Membership: Compensation and Organization (Chairman)
Katherine Hagedorn Littlefield, age 50, Director of the Company since 2000

     Ms. Littlefield has been a director of the Company since July 2000. Ms. Littlefield is the Chair of the Hagedorn Partnership. She also serves on the boards for Hagedorn Family Foundation, Inc., a charitable organization, Adelphi University and The Pennington School. She is the sister of James Hagedorn, the Chief Executive Officer and Chairman of the Board of the Company.

Committee Memberships: Finance; Innovation & Technology
Patrick J. Norton, age 55, Director of the Company since 1998

     Mr. Norton retired on January 1, 2003, after having served as Executive Vice President and Chief Financial Officer of The Scotts Company since May 2000 and as interim Chief Financial Officer from February 2000 to May 2000. Mr. Norton is a director of one other public company, Greif, Inc. Mr. Norton serves as an independent director for the privately-held company Svoboda Collins LLC. He is also a director of Scotts Miracle-Gro Foundation, a charitable organization.

Committee Membership: Finance

Class I — Terms to Expire at the 2008 Annual Meeting
Stephanie M. Shern, age 57, Director of the Company since 2003

     Mrs. Shern is the founder of Shern Associates LLC, a retail consulting and business advisory firm formed in February 2002. From May 2001 to February 2002, Mrs. Shern served as the Senior Vice President and Global Managing Director of Retail and Consumer Products at Kurt Salmon Associates, a management consulting firm specializing in retailing and consumer products. From 1995 to April 2001, Mrs. Shern was the Vice Chairman and Global Director of Retail and Consumer Products for Ernst & Young LLP. Mrs. Shern is a CPA and a member of the American Institute of CPAs and the New York State Society of CPAs. Mrs. Shern is currently a director of three other public companies: Sprint Nextel Communications, Inc.; Royal Ahold; and GameStop Corp.

Committee Membership: Audit (Chairman)
James Hagedorn, age 50, Chairman of the Board of the Company since January
     2003, Chief Executive Officer of the Company since May 2001 and Director of the Company since 1995

     Mr. Hagedorn was named Chief Executive Officer and Chairman of the Board of The Scotts Miracle-Gro Company on December 9, 2005. He was originally named Chairman of the Board of The Scotts Company in January 2003 and became Chairman of the Board of The Scotts Miracle-Gro Company in March 2005. He was named President and Chief Executive Officer of The Scotts Company in May 2001, which was merged into The Scotts Company LLC in March 2005. He was also appointed President and Chief Executive Officer of The Scotts Miracle-Gro Company in March 2005. He served as President and Chief Operating Officer of The Scotts Company from April 2000 to May 2001. He also serves as a director for Farms For City Kids Foundation, Inc., Nurse Family Partnership, The CDC Foundation, Embry Riddle/ Aeronautical University, Northshore University Hospital (New York), Scotts Miracle-Gro Foundation and the Intrepid Sea-Air-Space Museum, all charitable organizations. Mr. Hagedorn is the brother of Katherine Hagedorn Littlefield, a director of the Company.

Committee Membership: None at this time
Karen G. Mills, age 52, Director of the Company since 1994

     Since June 1999, Ms. Mills has been Managing Director and Founder of Solera Capital, a private equity firm based in New York. Since January 1993, she has also been President of MMP Group, Inc., an advisory company which helps private equity firms operate growth companies. Ms. Mills is currently a director of Arrow Electronics, a public company, and Latina Media Ventures, a privately-held company.

Committee Memberships: Audit; Governance and Nominating (Chairman)
John Walker, Ph.D., age 65, Director of the Company since 1998

     Since September 1994, Dr. Walker has been Chairman of Advent International plc, Europe, a private equity management company based in London, England which manages over $6 billion on a global basis.

Committee Membership: Finance (Chairman)

Recommendation and Vote
      Under Ohio law and the Company’s Code of Regulations, the three nominees for election in Class II receiving the greatest number of votes will be elected. Common shares represented by properly executed and returned proxy cards or properly authenticated voting instructions recorded through the Internet or by telephone will be voted FOR the election of the above-named nominees unless authority to vote for one or more nominees is withheld. Common shares as to which the authority to vote is withheld will be counted for quorum purposes, but will not be counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy.
      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE-NAMED CLASS II DIRECTOR NOMINEES.
Communications with the Board
      Although the Company does not have a formal policy requiring members of the Board of Directors to attend annual meetings of the shareholders, the Company encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. All of the twelve then incumbent directors and director nominees attended the Company’s last annual meeting of shareholders held on January 27, 2005.
      In accordance with the Company’s Corporate Governance Guidelines and applicable NYSE Rules, the non-management directors of the Company met in executive session (without management participation) at every regularly scheduled meeting of the Board of Directors during the Company’s 2005 fiscal year. The independent directors meet in executive session as appropriate matters for their consideration arise but, in any event, at least once a year. At its January 28, 2004 meeting, upon recommendation of the Governance and Nominating Committee and with the support of management, the Board of Directors elected John Walker, Ph.D. Lead Independent Director. Dr. Walker serves in this capacity at the pleasure of the Board of Directors and will continue to so serve until his successor is elected and qualified. Dr. Walker presides at the executive sessions of the non-management directors.
      The Board of Directors believes it is important for shareholders to have a process to send communications to the Board and its individual members. Accordingly, shareholders who wish to communicate with the Board, the Lead Independent Director, the non-management directors as a group or a particular director may do so by sending a letter to such individual or individuals, in care of the Company, to the Company’s executive offices at 14111 Scottslawn Road, Marysville, Ohio 43041. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder/ Board Communication,” a “Shareholder/ Lead Independent Director Communication,” a “Shareholder/ Non-Management Director Communication,” or a “Shareholder/ Director Communication,” as appropriate. All such letters must identify the author as a shareholder and clearly indicate whether the intended recipients are all members of the Board of Directors or certain specified individual directors. Copies of all such letters will be circulated to the appropriate director or directors. There is no screening process in respect of shareholder communications.
Committees and Meetings of the Board
      The Board of Directors held seven regularly scheduled or special meetings during the Company’s 2005 fiscal year. The Board of Directors has five significant standing committees: the Audit Committee; the Compensation and Organization Committee; the Finance Committee; the Governance and Nominating Committee; and the Innovation & Technology Committee. With the exception of John Walker, Ph.D. and Mark R. Baker, each current member of the Board of Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the Board committees on which he or she served, in each case during the period such director served in the 2005 fiscal year.
Audit Committee
      The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. A copy of the Audit Committee’s charter is posted under the “governance” link on the Company’s Internet website at http://www.investor.scotts.com and is available in print to any shareholder who requests it from the Corporate Secretary of the Company. At least annually, the Audit Committee evaluates its performance, reviewing and assessing the adequacy of its charter and recommending any proposed changes to the full Board of Directors, as necessary, to reflect changes in regulatory requirements, authoritative guidance and evolving practices.
      The Audit Committee is responsible for (1) overseeing the accounting and financial reporting processes of the Company, (2) overseeing the audits of the financial statements of the Company, (3) appointing, compensating and overseeing the work of the independent registered public accounting firm employed by the Company for the purpose of preparing or issuing an audit report or related work, (4) establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or other compliance matters, (5) assisting the Board of Directors in its oversight of: (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with applicable laws, rules and regulations, including applicable NYSE Rules; (c) the independent registered public accounting firm’s qualifications and independence; and (d) the performance of the Company’s internal audit function; and (6) undertaking the other matters required by applicable SEC Rules and NYSE Rules. Pursuant to its charter, the Audit Committee has the authority to engage and compensate such independent counsel and other advisors as the Audit Committee deems necessary to carry out its duties.
      Each member of the Audit Committee qualifies as independent under the applicable NYSE Rules and Rule 10A-3 promulgated under Section 10A(m)(3) of the Exchange Act. The Board of Directors believes each member of the Audit Committee is qualified to discharge his or her duties on behalf of the Company and its subsidiaries and satisfies the financial literary requirement of the NYSE Rules. The Board of Directors has determined that Stephanie M. Shern qualifies as an audit committee financial expert as defined by the applicable SEC Rules. None of the members of the Audit Committee serves on the audit committee of more than two other public companies. The Audit Committee met 20 times during the 2005 fiscal year. The Audit Committee’s report relating to the Company’s 2005 fiscal year appears on pages 31 and 32.
Compensation and Organization Committee
      The Compensation and Organization Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. A copy of the Compensation and Organization Committee charter is posted under the “governance” link on the Company’s Internet website located at http://www.investor.scotts.com and is available in print to any shareholder who requests it from the Corporate Secretary of the Company. At least annually, in consultation with the Governance and Nominating Committee, the Compensation and Organization Committee reviews and reassesses the adequacy of its charter and performs a Committee performance evaluation.
      The Compensation and Organization Committee reviews, considers and acts upon matters concerning salary and other compensation and benefits of all executive officers and certain other employees of the Company. In addition, the Compensation and Organization Committee acts upon all matters concerning, and exercises such authority as is delegated to it under the provisions of, any benefit, retirement or pension plan maintained by the Company. The Compensation and Organization Committee also advises the Board of Directors regarding executive officer organizational issues and succession plans and serves as the committee administering the 1996 Plan, the 2003 Plan, The Scotts Company LLC Executive/ Management Incentive Plan (the “Executive Incentive Plan”) and the Discounted Stock Purchase Plan. If The Scotts Miracle-Gro Company 2006 Long-Term Incentive Plan is approved by the Company’s shareholders at the Annual Meeting, the Compensation and Organization Committee will also administer that plan. The Compensation and Organization Committee met five times during the 2005 fiscal year. Pursuant to its charter, the Compensation and Organization Committee has the authority to retain special counsel, compensation consultants and other experts or consultants as it deems appropriate to carry out its functions and to approve the fees and other retention terms for any such counsel, consultants or experts.

      Each member of the Compensation and Organization Committee qualifies as independent under the applicable NYSE Rules, an outside director for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and a non-employee director for purposes of Rule 16b-3 under the Exchange Act. The Compensation and Organization Committee’s report on executive compensation appears on pages 26 through 29.
Finance Committee
      The Finance Committee provides oversight of the financial plans and policies of the Company and its subsidiaries by reviewing annual business plans; operating performance goals; investment, dividend payment and stock repurchase programs; financial forecasts; and general corporate financing matters. The Finance Committee met four times during the 2005 fiscal year.
Governance and Nominating Committee
      The Governance and Nominating Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. A copy of the Governance and Nominating Committee charter is posted under the “governance” link on the Company’s Internet website located at http://www.investor.scotts.com and is available in print to any shareholder who requests it from the Corporate Secretary of the Company. At least annually, the Governance and Nominating Committee reviews and reassesses the adequacy of its charter and performs a Committee performance evaluation.
      The Governance and Nominating Committee recommends policies on the composition of the Board of Directors and nominees for membership on the Board of Directors and Board committees. The Governance and Nominating Committee also makes recommendations to the full Board of Directors and the Chairman of the Board regarding committee selection, including committee chairs and rotation practices, the overall effectiveness of the Board of Directors and of management (in the areas of Board of Directors relations and corporate governance), director compensation and developments in corporate governance practices. The Governance and Nominating Committee is responsible for developing a policy with regard to the consideration of candidates for election or appointment to the Board of Directors recommended by shareholders of the Company and procedures to be followed by shareholders in submitting such recommendations, consistent with any shareholder nomination requirements which may be set forth in the Company’s Code of Regulations and applicable laws, rules and regulations. In considering potential nominees, the Governance and Nominating Committee conducts its own search for available, qualified nominees and will consider candidates from any reasonable source, including shareholder recommendations. The Governance and Nominating Committee is also responsible for developing and recommending to the Board of Directors corporate governance guidelines applicable to the Company and overseeing the evaluation of the Board of Directors and management.
      Each member of the Governance and Nominating Committee qualifies as independent under the applicable NYSE Rules. The Governance and Nominating Committee met four times during the 2005 fiscal year.
Innovation & Technology Committee
      The Innovation & Technology Committee was formed in May 2004 to assist the Board of Directors in providing counsel to the Company’s senior management on strategic management of global science, technology and innovations issues and to act as the Board of Director’s liaison to the Company’s Innovation and Technology Advisory Board. The Innovation & Technology Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors and met seven times during the 2005 fiscal year. A copy of the Innovation & Technology Committee charter is posted under the “governance” link on the Company’s Internet website located at http://www.investor.scotts.com and is available in print to any shareholder who requests it from the Corporate Secretary of the Company.

Nomination of Directors
      As described above, the Company has a standing Governance and Nominating Committee that has responsibility for, among other things, providing oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying candidates qualified to become directors and recommending director nominees to the Board of Directors.
      When considering candidates for the Board of Directors, the Governance and Nominating Committee evaluates the entirety of each candidate’s credentials and does not have any specific eligibility requirements or minimum qualifications that must be met by a Governance and Nominating Committee-recommended nominee. However, under the Company’s Corporate Governance Guidelines, in general, a director is not to stand for re-election once he or she has reached the age of 72. The Governance and Nominating Committee and full Board of Directors will review individual circumstances and may from time to time choose to renominate a director who is 72 or older. The Governance and Nominating Committee may consider any factors it deems appropriate, including: judgment; skill; diversity; strength of character; experience with businesses and organizations of comparable size or scope; experience as an executive of, or advisor to, a publicly traded or private company; experience and skill relative to other Board of Directors members; specialized knowledge or experience; and desirability of the candidate’s membership on the Board of Directors and any committees of the Board of Directors.
      The Governance and Nominating Committee considers candidates for the Board of Directors from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation. Pursuant to its written charter, the Governance and Nominating Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. As of the date of this Proxy Statement, the Company has not paid fees to any such consultant or search firm. The Board of Directors, taking into account the recommendations of the Governance and Nominating Committee, selects nominees to stand for election as directors.
      Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by giving written notice of the recommendation to the Corporate Secretary of the Company. The recommendation should include the candidate’s name, age, business address and principal occupation or employment, as well as a description of the candidate’s qualifications, attributes and other skills. A written statement from the candidate consenting to serve as a director, if so elected, should accompany any such recommendation.
Corporate Governance Guidelines
      In accordance with applicable NYSE Rules, the Board of Directors has adopted Corporate Governance Guidelines to promote the effective functioning of the Board of Directors and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board of Directors, with the assistance of the Governance and Nominating Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines are posted under the “governance” link on the Company’s Internet website located at http://www.investor.scotts.com and are available in print to any shareholder who requests them from the Corporate Secretary of the Company.
Code of Business Conduct and Ethics
      In accordance with applicable NYSE Rules and SEC Rules, the Board of Directors has adopted The Scotts Miracle-Gro Company Code of Business Conduct and Ethics which is available under the “governance” link on the Company’s Internet website located at http://www.investor.scotts.com and in print to any shareholder who requests it from the Corporate Secretary of the Company.
Compensation of Directors
      Each director of the Company who is not an employee of the Company (the “non-employee directors”) receives a $40,000 annual retainer for Board of Directors and Board committee meetings plus reimbursement of all reasonable travel and other expenses of attending such meetings. Members of the Audit Committee get an additional $5,000 annually. On January 27, 2005, the Board of Directors approved a one-time increase for fiscal 2005 to this additional Audit Committee annual retainer from $5,000 to $12,940 for Audit Committee members and to $19,410 for the Audit Committee Chair. These increases were approved in recognition of the substantial time, effort and responsibilities that are associated with membership on the Audit Committee. Under each of the 1996 Plan and the 2003 Plan, non-employee directors may elect to receive all or a portion, in 25% increments, of their annual cash retainer and other fees paid for service as a director in cash or in stock units. If stock units are elected, the non-employee director receives a number of stock units determined by dividing the chosen dollar amount by the fair market value of the Company’s common shares on the first trading day following the date of the annual meeting of shareholders for which the deferred amount otherwise would have been paid. Final distributions are made in cash or common shares, as elected by the non-employee director, upon the date that the non-employee director ceases to be a member of the Board of Directors, upon the date the non-employee director has specified in his or her deferral form or upon a “change in control” (as defined in each of the 1996 Plan and the 2003 Plan), whichever is earliest. Distributions may be made either in a lump sum or in installments over a period of up to ten years, as elected by the non-employee director.
      Under either the 1996 Plan or the 2003 Plan, non-employee directors also receive an annual grant, on the first business day following the date of each annual meeting of shareholders, of options to purchase 10,000 common shares (as adjusted for the 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005) at an exercise price equal to the fair market value of the common shares on the grant date. Non-employee directors who are members of one or more committees of the Board of Directors receive options to purchase an additional 1,000 common shares (on a split-adjusted basis) for each committee on which they serve. Additionally, non-employee directors who chair a committee receive options to purchase an additional 2,000 common shares (on a split-adjusted basis) for each committee they chair. Options granted to a non-employee director become exercisable six or twelve months after the grant date and remain exercisable until the earlier to occur of the tenth anniversary of the grant date or the first anniversary of the date the non-employee director ceases to be a member of the Company’s Board of Directors. However, if the non-employee director ceases to be a member of the Board of Directors after having been convicted of, or pled guilty or nolo contendere to, a felony, his or her options granted under either the 1996 Plan or the 2003 Plan will be cancelled on the date he or she ceases to be a director. If the non-employee director ceases to be a member of the Board of Directors after having retired after serving at least one full term, any outstanding options granted under either the 1996 Plan or the 2003 Plan will remain exercisable for a period of five years following retirement subject to the stated terms of the options. To the extent a grant is made under one plan, the automatic grant under the other plan would not apply.
      Upon a change in control of the Company, each non-employee director’s outstanding options granted under the 2003 Plan will be cancelled, unless (a) the Company’s common shares remain publicly traded, (b) the non-employee director remains a director of the Company after the change in control or (c) the non-employee director exercises, with the permission of the Compensation and Organization Committee, the non-employee director’s outstanding options within 15 days of the date of the change in control. In addition, each non-employee director’s outstanding options granted under the 1996 Plan will be cancelled unless the non-employee director exercises, with the permission of the Compensation and Organization Committee, the non-employee director’s outstanding options within 15 days of the date of the change in control. For each cancelled option, a non-employee director will receive cash in the amount of, or common shares having a value equal to, the difference between the change in control price of a common share (calculated pursuant to the terms of the applicable plan) and the exercise price of the cancelled option.
      On November 5, 2002, the Company entered into a letter agreement with Patrick J. Norton, providing that from January 1, 2003 through December 31, 2005, Mr. Norton would remain an employee of the Company with limited duties, primarily acting as an advisor for the Scotts LawnService® business. Mr. Norton received an annual fee of $11,000 for his work as an advisor and was eligible to receive options covering 4,500 common shares (adjusted to 9,000 common shares as a result of the 2-for-1 stock split on the Company’s common shares distributed on November 9, 2005) annually. As of December 31, 2005, Mr. Norton will be entitled to continue to participate in the Company’s group medical and dental plans under the prevailing annual COBRA rates until Mr. Norton’s 65th birthday on November 19, 2015. If Mr. Norton’s employment is terminated by the Company other than for cause, Mr. Norton will be entitled to his options and benefits through December 31, 2005. In addition, so long as Mr. Norton remained on the Company’s Board of Directors through 2005, he was entitled to compensation of $40,000 as his annual retainer for serving on the Board of Directors each year and received options covering 5,500 common shares (11,000 common shares on a split-adjusted basis) annually, in addition to his compensation as an advisor. On October 25, 2005, Mr. Norton’s letter agreement was extended through January 31, 2006.

EXECUTIVE COMPENSATION
Summary of Cash and Other Compensation
      The following table shows, for the fiscal years ended September 30, 2005, 2004 and 2003, the cash compensation and other benefits paid or provided by the Company and its subsidiaries to the individual who served as Chief Executive Officer (“CEO”) during the 2005 fiscal year and the four other most highly compensated executive officers of the Company listed by title.
Summary Compensation Table

						Long-Term Compensation Awards
		Annual Compensation
						Restricted		Securities
Name and Principal Position	Fiscal				Other Annual	Stock		Underlying		All Other
During 2005 Fiscal Year	Year	Salary($)(1)	Bonus($)(1)		Compensation(3)	Award(s)($)		Options/SARs(#)(2)		Compensation($)

James Hagedorn	2005	$600,000	$999,677		$187,031	$917,700	(4)	165,200	(5)	$102,770	(6)
Chief Executive Officer	2004	$600,000	$888,000		$80,821	$872,400	(4)	180,000	(7)	$44,851
and Chairman of the	2003	$600,000	$332,009		$705	$0		250,000	(7)	$54,229
Board(8)
Robert F. Bernstock	2005	$540,000	$648,007		$2,518	$1,725,000	(4)	66,000	(5)	$67,003	(9)
President(10)	2004	$484,500	$589,061		$7	$0		50,000	(7)	$86,655
	2003	$158,333	$402,916	(9)	$0	$0		100,000	(7)	$10,442
Michael P. Kelty, Ph.D.	2005	$386,150	$393,174		$458	$55,200	(4)	36,000	(5)	$43,014	(11)
Vice Chairman and	2004	$374,900	$381,461		$7	$0		48,000	(7)	$35,236
Executive Vice	2003	$357,000	$135,812		$0	$0		48,000	(7)	$43,369
President(12)
Christopher L. Nagel	2005	$374,500	$381,312		$0	$48,300	(4)	34,000	(5)	$43,605	(13)
Executive Vice President	2004	$350,000	$356,125		$0	$0		40,000	(7)	$31,489
and Chief Financial	2003	$281,575	$101,707		$0	$0		28,000	(14)	$26,648
Officer
David M. Aronowitz	2005	$321,000	$326,959		$2,304	$48,300	(4)	32,400	(5)	$37,450	(15)
Executive Vice	2004	$300,000	$305,250		$0	$0		40,000	(7)	$27,565
President, General	2003	$262,500	$99,862		$0	$0		40,000	(7)	$25,998
Counsel and Corporate Secretary

(1)	Includes compensation which may be deferred under the RSP and the Executive Retirement Plan.

(2)	All common share amounts and per share values have been adjusted to reflect the 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005.

(3)	For Messrs. Hagedorn, Bernstock, Kelty and Aronowitz, includes amount reimbursed during the fiscal year for the payment of taxes. In addition, for Mr. Hagedorn, (i) for the 2005 fiscal year, includes $149,211 representing the value of personal use of the Company’s corporate aircraft calculated pursuant to Item 402(b)(2)(iii)(C) of SEC Regulation S-K and $12,000 for auto allowance; and (ii) for the 2004 fiscal year, includes $68,361 representing the value of personal use of the Company’s corporate aircraft. None of the other named individuals for all years and Mr. Hagedorn for the 2003 fiscal year received perquisites or other personal benefits in an aggregate amount which exceeded the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named individual for the applicable fiscal year.

(4)	On December 1, 2004, restricted common shares were awarded under the 2003 Plan to each of the named executive officers. The per share value of the Company’s common shares on that date was $34.50. The restrictions on transfer generally lapse on December 1, 2007; however, the restriction period for Dr. Kelty’s restricted common shares lapsed on November 1, 2005 upon his retirement. On November 19, 2003, Mr. Hagedorn was awarded 30,000 restricted common shares under the 2003 Plan. The per share value of the Company’s common shares on that date was $29.08. The restriction period for these restricted common shares will end on November 19, 2006. Each grantee exercises all voting rights and is entitled to receive any dividends which may be paid on the restricted common shares. As of September 30, 2005, the number of restricted common shares (and the market value of such restricted common shares) held by the named executive officers were as follows: Mr. Hagedorn (56,600 common shares, $2,488,419), Mr. Bernstock (50,000 common shares, $2,198,250), Dr. Kelty (1,600 common shares, $70,344), Mr. Nagel (1,400 common shares, $61,551) and Mr. Aronowitz (1,400 common shares, $61,551).

On October 12, 2005, Mr. Hagedorn was granted 28,600 restricted common shares, Mr. Bernstock was granted 6,400 restricted common shares, Mr. Nagel was granted 5,200 restricted common shares and Mr. Aronowitz was granted 4,200 restricted common shares. The restriction period in respect of each grant will lapse on October 12, 2008. On October 12, 2005, Mr. Aronowitz was granted an additional 20,000 restricted common shares for which the restriction period will lapse on October 12, 2009. The per share value of the Company’s common shares on October 12, 2005 was $42.51. These grants are not included in the numbers shown in the Summary Compensation Table since they were made after the end of the Company’s 2005 fiscal year.

(5)	This number represents options granted under the 2003 Plan.

(6)	This amount represents aggregate contributions made by the Company of $15,500 to the RSP, $86,640 to the Executive Retirement Plan and $630 for Company-paid term life insurance.

(7)	This number represents freestanding SARs granted under the 2003 Plan.

(8)	Mr. Hagedorn, who had served as the President, Chief Executive Officer and Chairman of the Board of the Company during the 2005 fiscal year, was elected Chief Executive Officer and Chairman of the Board of the Company on December 9, 2005.

(9)	This amount includes aggregate contributions made by the Company of $15,900 to the RSP, $49,962 to the Executive Retirement Plan and $1,140 for Company-paid group term life insurance.

(10)	Mr. Bernstock, who had served as the Executive Vice President of the Company during the 2005 fiscal year, was elected President of the Company on December 9, 2005.

(11)	This amount includes aggregate contributions made by the Company of $15,708 to the RSP, $26,166 to the Executive Retirement Plan and $1,140 for Company-paid group term life insurance.

(12)	Dr. Kelty retired as Vice Chairman and Executive Vice President of the Company on November 1, 2005.

(13)	This amount includes aggregate contributions made by the Company of $11,245 to the RSP, $32,060 to the Executive Retirement Plan and $300 for Company-paid group term life insurance.

(14)	This number represents options granted under the 1996 Plan.

(15)	This amount includes aggregate contributions made by the Company of $11,965 to the RSP, $25,035 to the Executive Retirement Plan and $450 for Company-paid group term life insurance.
Option Grants in 2005 Fiscal Year
      The following table summarizes information concerning individual grants of non-qualified stock options made during the 2005 fiscal year to each of the individuals named in the Summary Compensation Table. All of these grants were made under the 2003 Plan. No freestanding SARs were granted to these individuals or any other employees during the 2005 fiscal year. All common share and exercise price amounts have been adjusted to reflect a 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005.

						Potential Realizable Value
	Number of		% of Total			at Assumed Annual Rates of
	Common Shares		Options			Stock Price Appreciation
	Underlying		Granted to	Exercise or		For Option Term(2)
	Options		Employees in	Base Price	Expiration
Name	Granted(#)(1)		Fiscal Year	($/Share)	Date	5%($)	10%($)

James Hagedorn	165,200	(3)	14.85%	$34.50	12/1/14	$3,584,322	$9,083,376
Robert F. Bernstock	66,000	(3)	5.93%	$34.50	12/1/14	$1,431,993	$3,628,952
Michael P. Kelty, Ph.D.(4)	36,000	(3)	3.24%	$34.50	11/1/10	$422,399	$1,178,307
Christopher L. Nagel	34,000	(3)	3.06%	$34.50	12/1/14	$737,693	$1,869,460
David M. Aronowitz	32,400	(3)	2.91%	$34.50	12/1/14	$702,978	$1,781,485

(1)	In the event of a “change in control” (as defined in the 2003 Plan), each optionee will be permitted, in the optionee’s discretion, to surrender any option or portion thereof in exchange for either cash equal to the excess of the change in control price as defined below over the exercise price for such option or, in the discretion of the Compensation and Organization Committee, for whole common shares with a value equal to the excess of the change in control price over the exercise price for the option plus cash equal to the fair market value of any fractional common share. The Compensation and Organization Committee may allow each optionee to exercise any outstanding options by following the normal procedures for exercising options within 15 days of the date of the change in control. The above-described payments will not be made to the optionees if the Compensation and Organization Committee determines, prior to the change in control and subject to the requirements contained in the 2003 Plan, that immediately after the change in control, the options will be honored or assumed, or new rights with substantially equivalent economic value substituted therefor in a manner which preserves the options’ value and eliminates the risk that the value of the options will be forfeited due to involuntary termination. The “change in control price” will be (1) the highest price per share offered in conjunction with the transaction resulting in the change in control or (2) in the event of a change in control not related to a transfer of stock, the highest closing price of a common share of the Company as reported on NYSE on any of the 30 consecutive trading days ending on the last trading day before the change in control occurs. In the event of termination of employment by reason of retirement, disability or death, the options may thereafter be exercised in full for a period of five years, subject to the stated terms of the options. The options are forfeited if the optionee’s employment is terminated for cause. If an optionee’s employment is terminated for any reason other than retirement, disability, death or for cause, any vested options held by the optionee at the date of termination may be exercised for a period of 90 days, subject to the stated terms of the options.

(2)	The dollar amounts reflected in this table are the result of calculations at the 5% and 10% annual appreciation rates set by the SEC for illustrative purposes, and assume the options are held until their respective expiration dates. Such dollar amounts are not intended to forecast future financial performance or possible future appreciation in the price of the Company’s common shares. Shareholders are therefore cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that optionees will only realize value from the option grants shown if the price of the Company’s common shares appreciates, which benefits all shareholders commensurately.

(3)	These options were granted on December 1, 2004 and will become exercisable on December 1, 2007, with the exception of Dr. Kelty’s grant which became exercisable on November 1, 2005 upon his retirement.

(4)	Dr. Kelty retired as Vice Chairman and Executive Vice President of the Company on November 1, 2005.
      On October 12, 2005, the Company also granted non-qualified stock options under the 1996 Plan and the 2003 Plan covering an aggregate of 862,000 common shares (as adjusted to reflect the 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005) of which options covering an aggregate of 237,600 common shares (on a split-adjusted basis) were granted to the named executive officers as follows: Mr. Hagedorn — 153,000 common shares; Mr. Bernstock — 33,800 common shares; Mr. Nagel — 28,200 common shares; and Mr. Aronowitz — 22,600 common shares. These options will become exercisable on October 12, 2008 and have expiration dates of October 12, 2015. Please see note (1) to the immediately preceding table and note (1) to the table under “— Option Exercises in 2005 Fiscal Year and 2005 Fiscal Year-End Option/SAR Values” for a description of other terms applicable to the options granted under the 1996 Plan and the 2003 Plan.

Option Exercises in 2005 Fiscal Year and 2005 Fiscal Year-End Option/ SAR Values
      The following table summarizes information concerning options exercised during the 2005 fiscal year and unexercised options and SARs held as of the end of the 2005 fiscal year by each of the individuals named in the Summary Compensation Table. All common share amounts have been adjusted to reflect a 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005.

			Number of Common Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Common		Options/SARs at		Options/SARs at
	Shares		Fiscal Year-End(#)(1)		Fiscal Year-End($)(1)(2)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

James Hagedorn	48,000	$1,259,560	962,000	595,200	$27,678,705	$8,921,668
Robert F. Bernstock	0	n/a	0	216,000	$0	$3,321,440
Michael P. Kelty, Ph.D.(3)	157,800	$3,299,744	132,000	0	$1,953,540	$0
Christopher L. Nagel	3,000	$50,426	41,000	102,000	$1,066,040	$1,478,330
David M. Aronowitz	0	n/a	97,000	112,400	$2,608,705	$1,650,666

(1)	In the event of a “change in control” (as defined in each of the 1996 Plan and the 2003 Plan), all freestanding SARs granted under the 2003 Plan will be deemed exercisable and liquidated in a single lump sum cash payment. Also, in the event of a change in control, each holder of options granted under the 1996 Plan or the 2003 Plan will be permitted, in the holder’s discretion, to surrender any option or portion thereof in exchange for either cash equal to the excess of the change in control price as defined below over the exercise price for such option or, in the discretion of the Compensation and Organization Committee, for whole common shares with a value equal to the excess of the change in control price over the exercise price of the option plus cash equal to the fair market value of any fractional common share. The Compensation and Organization Committee may allow the holder thereof to exercise any outstanding options by following the normal procedures for exercising options within 15 days of the date of the change in control. The above-described payments will not be made to the holder of options or SARs if the Compensation and Organization Committee determines, prior to the change in control and subject to requirements contained in each plan, that immediately after the change in control, the options or SARs will be honored or assumed, or new rights with substantially equivalent economic value substituted therefor in a manner which preserves the value of the options or SARs and eliminates the risk that their value will be forfeited due to involuntary termination. The “change in control price” will be (1) the highest price per share offered in conjunction with the transaction resulting in the change in control or (2) in the event of a change in control not related to the transfer of stock, the highest closing price of a common share of the Company as reported on NYSE on any of the 30 consecutive trading days ending on the last trading day before the change in control occurs. In the event of termination of employment by reason of retirement, disability or death, the options and SARs may thereafter be exercised in full for a period of five years, subject to the stated term of the options and SARs. The options and SARs are forfeited if the holder’s employment is terminated for cause. If the employment of the holder of options or SARs is terminated for any reason other than retirement, disability, death or for cause, any vested options or SARs held at the date of termination may be exercised for a period of 90 days, subject to the stated term of the options or SARs.

(2)	“Value of Unexercised In-the-Money Options/ SARs at Fiscal Year-End” is based upon the fair market value of the Company’s common shares on September 30, 2005 ($43.97 on a split-adjusted basis) less the exercise price of in-the-money options and SARs at the end of the 2005 fiscal year.

(3)	Dr. Kelty retired as Vice Chairman and Executive Vice President of the Company on November 1, 2005.

Equity Compensation Plan Information
      The Company has four equity compensation plans under which its common shares are authorized for issuance to directors, officers or employees in exchange for goods or services:

•	the 1996 Plan;

•	the 2003 Plan;

•	the Discounted Stock Purchase Plan; and

•	the Executive Retirement Plan.

1996 Plan, 2003 Plan and Discounted Stock Purchase Plan
      The following table shows for the 1996 Plan and the 2003 Plan as a group the number of common shares issuable upon exercise of outstanding options and SARs and attributable to outstanding stock units and the weighted-average exercise price of outstanding options and SARs together with the weighted-average price of outstanding stock units as well as for the 1996 Plan, the 2003 Plan and the Discounted Stock Purchase Plan as a group the number of common shares remaining available for future issuance at September 30, 2005, excluding common shares issuable upon exercise of outstanding options and SARs and attributable to outstanding stock units. Each of the 1996 Plan, the 2003 Plan and the Discounted Stock Purchase Plan has previously been approved by the Company’s shareholders. The following table shows comparable information, as of September 30, 2005, for the Executive Retirement Plan. The Executive Retirement Plan has not been approved by the Company’s shareholders. All share amounts have been adjusted to reflect the 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005.

					(c)
					Number of Securities
					Remaining Available for
	(a)		(b)		Future Issuance Under
	Number of Securities to be		Weighted-Average		Equity Compensation
	Issued Upon Exercise of		Exercise Price of		Plans (Excluding
	Outstanding Options,		Outstanding Options,		Securities Reflected in
Plan Category	Warrants and Rights		Warrants and Rights		Column (a))

Equity compensation plans approved by security holders	6,404,816	(1)	$23.14	(2)	1,364,598	(3)
Equity compensation plans not approved by security holders	43,698	(4)	n/a	(5)	n/a	(6)
Total	6,448,514		$23.14	(2)	1,364,598

(1)	Includes 3,814,196 common shares issuable upon exercise of options granted under the 1996 Plan and 2,575,100 common shares issuable upon exercise of options and SARs granted under the 2003 Plan. Also includes 5,610 and 9,910 common shares attributable to stock units received by non-employee directors in lieu of their annual cash retainer and other fees payable to them for services as directors and held in their accounts under the 1996 Plan and the 2003 Plan, respectively. The terms of the stock units are described in this Proxy Statement under “PROPOSAL NUMBER 1 — ELECTION OF DIRECTORS — Compensation of Directors” which begins at page 14.

(2)	Represents weighted-average exercise price of outstanding options under the 1996 Plan and of outstanding SARs and options under the 2003 Plan together with weighted-average price of outstanding stock units under the 1996 Plan and the 2003 Plan.

(3)	Includes 208,632 common shares remaining available for issuance under the 1996 Plan, 863,990 common shares remaining available for issuance under the 2003 Plan and 291,976 common shares remaining available for issuance under the Discounted Stock Purchase Plan.

(4)	Includes common shares attributable to participants’ accounts relating to common share units under the Executive Retirement Plan. This number has been rounded to the nearest whole common share.

(5)	The weighted-average price of the common shares attributable to participants’ accounts relating to common share units under the Executive Retirement Plan is not readily calculable. Please see the description of the Executive Retirement Plan below.

(6)	The terms of the Executive Retirement Plan do not provide for a specified limit on the number of common shares which may be attributable to participants’ accounts relating to common share units. Please see the description of the Executive Retirement Plan below which addresses the manner in which the number of common share units attributable to a participant’s account is determined. Common shares which may in the future be attributable to participants’ accounts relating to common share units are not included. The Company maintains a Registration Statement on Form S-8 (Registration No. 333-72715) pursuant to which a total of 500,000 common shares are registered for issuance under the Executive Retirement Plan. No common shares had been issued under the Executive Retirement Plan as of September 30, 2005.

Executive Retirement Plan
      The Executive Retirement Plan is an unfunded non-qualified, deferred compensation plan that allows certain members of Scotts LLC’s executive management, including all of the executive officers of the Company named in the Summary Compensation Table, and other highly compensated employees to defer compensation and to earn Scotts LLC-funded benefits that they could have deferred to and earned under the RSP but for Internal Revenue Code limits imposed on the RSP. The Executive Retirement Plan also provides participants with the opportunity to defer all or any part of the amount awarded under the Executive Incentive Plan or any incentive compensation paid pursuant to an employment agreement. Subject to certain restrictions, participants may direct that amounts credited to them under the Executive Retirement Plan be adjusted by reference to the Company’s stock fund or to one or more outside investment funds made available by the Executive Retirement Plan’s administrative committee. Outside investment funds do not include the Company’s common shares. The amount credited to a participant in the Company’s stock fund is recorded as common share units, the number of which is determined by dividing the amount credited for the participant to the Company’s stock fund by the fair market value of common shares when the determination is made. The amount credited to a participant in an outside investment fund is recorded as outside investment fund units, the number of which is determined by dividing the amount credited for the participant to each outside investment fund by the market value of the outside investment fund when the determination is made. Distributions from the Executive Retirement Plan generally begin when the participant terminates employment (although the participant may specify a different date) and normally are paid in either a lump sum or in annual installments over no more than ten years, whichever the participant has elected. Distributions from the Company’s stock fund always are made in the form of whole common shares equal to the number of whole common share units then credited to the participant and the value of fractional common share units is distributed in cash. Distributions from outside investment funds always are made in cash equal to the value of each outside investment unit then credited to the participant multiplied by the market value of those units. Executive Retirement Plan participants are general unsecured creditors of Scotts LLC with respect to their interests in the Executive Retirement Plan. The Company expects that the Executive Retirement Plan will remain in effect indefinitely. However, the Executive Retirement Plan’s administrative committee may amend or terminate the Executive Retirement Plan at any time.
Pension Plans
      Scotts LLC maintains a tax-qualified, non-contributory defined benefit pension plan (the “Pension Plan”). Eligibility for and accruals under the Pension Plan were frozen as of December 31, 1997.
      Monthly benefits under the Pension Plan upon normal retirement (age 65) are determined under the following formula:

(a) (i)	1.5% of the individual’s highest average annual compensation for 60 consecutive months during the ten-year period ending December 31, 1997; times
               (ii)  years of benefit service through December 31, 1997; reduced by

(b) (i)	1.25% of the individual’s primary Social Security benefit (as of December 31, 1997); times

(ii)	years of benefit service through December 31, 1997.
      Compensation includes all earnings plus 401(k) contributions and salary reduction contributions for welfare benefits, but does not include earnings in connection with foreign service, the value of a company car or separation or other special allowances. An individual’s primary Social Security benefit is based on the Social Security Act as in effect on December 31, 1997, and assumes constant compensation through age 65 and that the individual will not retire earlier than age 65. No more than 40 years of benefit service are taken into account. The Pension Plan includes additional provisions for early retirement.
      Benefits under the Pension Plan are supplemented by benefits under The O.M. Scott & Sons Company Excess Benefit Plan (the “Excess Benefit Plan”). The Excess Benefit Plan was established October 1, 1993 and was also frozen as of December 31, 1997. The Excess Benefit Plan provides additional benefits to participants in the Pension Plan whose benefits are reduced by limitations imposed under Sections 415 and 401(a)(17) of the Internal Revenue Code. Under the Excess Benefit Plan, executive officers and certain key employees will receive, at the time and in the same form as benefits are paid under the Pension Plan, additional monthly benefits in an amount which, when added to the benefits paid to each participant under the Pension Plan, will equal the benefit amount such participant would have earned but for the limitations imposed by the Internal Revenue Code.
      The estimated annual benefits under the Pension Plan and the Excess Benefit Plan payable upon retirement at normal retirement age for each of the individuals named in the Summary Compensation Table are:

	Years of
	Benefit Service	Total Benefit

James Hagedorn	9.9167	$25,028.52
Robert F. Bernstock	n/a	n/a
Michael P. Kelty, Ph.D.	17.5	$57,551.40
Christopher L. Nagel	n/a	n/a
David M. Aronowitz	n/a	n/a
      Associates participate in the RSP, formerly known as “The Scotts Company Profit Sharing and Savings Plan.” The RSP, as amended and restated effective as of December 31, 1997, consolidated various defined contribution retirement plans in effect at the Company and its domestic subsidiaries. The RSP permits 401(k) contributions, employee after-tax contributions, Scotts LLC matching contributions, Scotts LLC retirement contributions, and, between 1998 and 2002 for participants whose benefits were frozen under the Pension Plan (including Dr. Kelty) and the Scotts-Sierra Horticultural Products Company Retirement Plan for Salaried Employees, certain transitional contributions based on age and service.
      Certain executive management and other highly paid employees, including the individuals named in the Summary Compensation Table, also participate in the Executive Retirement Plan described under “— Equity Compensation Plan Information — Executive Retirement Plan” at page 22.
The Scotts Miracle-Gro Company Discounted Stock Purchase Plan
      The Company currently maintains the Discounted Stock Purchase Plan. The Board of Directors of the Company has approved, subject to approval by the shareholders, the amendment and restatement of the Discounted Stock Purchase Plan to extend participation to non-U.S. based employees of the Company and certain of its subsidiaries. A description of the Discounted Stock Purchase Plan as proposed to be amended and restated is located under “PROPOSAL NUMBER 2  — APPROVAL OF AMENDMENT AND RESTATEMENT OF THE SCOTTS MIRACLE-GRO COMPANY DISCOUNTED STOCK PURCHASE PLAN” beginning at page 36.

Employment Agreements and Termination of Employment and Change-in-Control Arrangements
      In connection with the transactions contemplated by the Miracle-Gro Merger Agreement, Scotts entered into an employment agreement with Mr. James Hagedorn (the “Hagedorn Agreement”). The Hagedorn Agreement had an original term of three years, and is automatically renewed for an additional year each subsequent year, unless either party notifies the other party of his/its desire not to renew. On March 18, 2005, the Hagedorn Agreement was assumed by Scotts LLC as part of the Restructuring. The Hagedorn Agreement provides for a minimum annual base salary of $200,000 for Mr. Hagedorn (his annual base salary was $600,000 for the 2005 fiscal year) and participation in the various benefit plans available to senior executive officers of the Company. In addition, pursuant to the Hagedorn Agreement, the Company granted to Mr. Hagedorn options to acquire 48,000 common shares (as adjusted to reflect the 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005), which were exercised during the 2005 fiscal year prior to their expiration. Upon certain types of termination of employment (e.g., a termination by the Company for any reason other than “cause” (as defined in the Hagedorn Agreement) or a termination by Mr. Hagedorn constituting “good reason” (also as defined)), he will become entitled to receive certain severance benefits including a payment equal to three times the sum of his base salary then in effect plus his highest annual bonus in any of the three preceding years (which would have been three times the sum of (a) $600,000 and (b) $999,677, based on his annual base salary as of September 30, 2005 and his annual bonuses for the fiscal years ended September 30, 2005, 2004 and 2003). Upon termination of employment for any other reason, Mr. Hagedorn or his beneficiary will be entitled to receive all unpaid amounts of base salary and benefits under the executive benefit plans in which he participated. The Hagedorn Agreement also contains confidentiality and noncompetition provisions which prevent Mr. Hagedorn from disclosing confidential information about the Company and from competing with the Company during his employment therewith and for an additional three years thereafter.
      On September 16, 2004, Scotts entered into an employment agreement and covenant not to compete with Robert F. Bernstock, effective as of October 1, 2004 (the “Bernstock Agreement”). On March 18, 2005, the Bernstock Agreement was assumed by Scotts LLC as part of the Restructuring. The Bernstock Agreement has an initial term of three years commencing on October 1, 2004 and expiring on September 30, 2007. Under the Bernstock Agreement, Mr. Bernstock will (a) be paid a base annual salary of $540,000; (b) participate in the Executive Incentive Plan with a “target payment percentage” (as defined in that plan) of 65%; (c) be eligible for grants and awards under the 2003 Plan on a basis no less favorable to Mr. Bernstock than other senior management executives, commensurate with his position and title, targeted at the 50th percentile of peer companies for the chief operating officer position; (d) be entitled to participate in all of the Company’s and Scotts LLC’s benefit programs for senior management executives; (e) receive holidays and sick leave in accordance with Scotts LLC policies for senior executive officers; and (f) receive additional perquisites commensurate with his position. Under the Bernstock Agreement, Mr. Bernstock also received a restricted stock grant of 50,000 common shares (as adjusted to reflect the 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005) of the Company as of October 1, 2004, as to which any forfeiture restrictions will lapse on September 30, 2009 if Mr. Bernstock is then employed by Scotts LLC or on September 30, 2007 if Mr. Bernstock is then employed by Scotts LLC and is not then serving as Chief Operating Officer of Scotts LLC or in a more senior position;
      If Mr. Bernstock resigns, absent a constructive termination, or is terminated for cause, he will (a) receive payment of his unpaid accrued base salary to the date of termination of employment, and (b) be entitled to any amounts provided under the terms of Scotts LLC’s benefit plans and employment policies.
      If Mr. Bernstock resigns following a constructive termination, or is discharged by Scotts LLC for any reason other than for cause (including by reason of Scotts LLC’s refusal to offer Mr. Bernstock a renewal of the Bernstock Agreement on then substantially comparable terms), Mr. Bernstock will receive (a) payment of his accrued unpaid base salary to the date of termination of employment, (b) payment of a lump sum amount equal to two times the sum of his annual base salary and incentive target bonus for such year, (c) payment of the amount of incentive compensation he would have earned for such year pro-rated to the date of termination, and (d) payment of amounts payable under Scotts LLC’s benefit plans, as well as certain perquisites and policies.
      Upon termination of Mr. Bernstock’s employment due to his death or incapacity, Mr. Bernstock, or his estate or designated beneficiary in the event of his death, will receive (a) a lump sum amount equal to two times the sum of Mr. Bernstock’s annual base salary and incentive target bonus (in each case as in effect in the year of disability or death), and (b) payment of the amount of incentive he would have earned for such year pro-rated to the date of termination.
      In the event that Mr. Bernstock’s employment is terminated by Scotts LLC for any reason other than cause, he resigns following a constructive termination, or his employment is terminated due to his death or incapacity, his stock-based awards and other stock-based compensation, if any, will vest, become exercisable, or mature, as applicable; provided, that in the case of the restricted stock award covering 50,000 common shares (on a split-adjusted basis) granted pursuant to the Bernstock Agreement and future stock-based compensation, Mr. Bernstock’s termination of employment or resignation following constructive termination occurs on or after he attains age 55.
      Under the Bernstock Agreement, Mr. Bernstock has agreed to maintain the confidentiality of Scotts LLC’s proprietary and confidential information, and to not engage in “prohibited competitive activities” (as defined in the Bernstock Agreement) for specified periods of time (ranging from 18 months to 36 months depending upon the specific activity) in the event that his employment is terminated due to the expiration of the Bernstock Agreement, his resignation other than due to a constructive termination or by Scotts LLC without cause.
      On July 25, 2005, Dr. Michael P. Kelty, who was then serving as Vice Chairman and Executive Vice President of the Company, entered into a letter agreement with Scotts LLC for consulting services (the “Consulting Agreement”) commencing on November 1, 2005 and terminating on September 30, 2006. Under the Consulting Agreement, Scotts LLC has agreed to pay Dr. Kelty a consulting fee of $350 per hour and Dr. Kelty is guaranteed a minimum payment of $200,000 for the length of the Consulting Agreement.
      Also on July 25, 2005, Scotts LLC entered into a Separation Agreement and Release of All Claims with Dr. Michael P. Kelty (the “Separation and Release”). Pursuant to this Separation and Release, Dr. Kelty voluntarily retired from Scotts LLC effective November 1, 2005. Pursuant to the terms of the Separation and Release, Scotts LLC agreed to pay retirement pay and benefits including immediate vesting of restricted stock covering an aggregate of 1,600 common shares (on a split-adjusted basis), options covering an aggregate of 36,000 common shares (on a split-adjusted basis) and SARs covering an aggregate of 96,000 common shares (on a split-adjusted basis) which were not vested as of November 1, 2005, as approved by the Compensation and Organization Committee of the Company, with all of his outstanding options and SARs remaining exercisable for a period of five years following his November 1, 2005 retirement date, subject to the stated term of each option or SAR; pension benefits; retiree medical benefits; and other benefits as described in the Separation and Release. Dr. Kelty also received a lump-sum payment on November 23, 2005 of $550,000 (less all applicable taxes, social security deductions and elected deductions), in recognition of his distinguished service. On November 23, 2005, he also received a payment of $4,600, representing a cash payment in lieu of participating in outplacement services.
      The Compensation and Organization Committee of the Board of Directors of the Company has approved certain employment, severance and change in control terms applicable to Christopher L. Nagel and David M. Aronowitz. Pursuant to these terms, if the employment of either of these executive officers is terminated by the Company, other than for cause, within 18 months following a change in control of the Company (as defined in each of the 1996 Plan and the 2003 Plan), such executive officer will be entitled to receive a lump sum payment within 90 days after termination equal to two times the executive officer’s base salary plus two times the executive officer’s target incentive compensation under the Executive Incentive Plan or any successor incentive compensation plan, in each case as in effect at the date of termination. If the employment of either of these executive officers is terminated by the Company prior to a change in control, other than for cause, such executive officer will be entitled to receive two times the executive officer’s base salary in effect at the date of termination in a lump sum within 90 days after termination.
Report of the Compensation and Organization Committee on Executive Compensation for the 2005 Fiscal Year

Role of the Compensation and Organization Committee
      The Compensation and Organization Committee is made up of four members of the Board of Directors, each of whom is “independent” as that term is defined in the NYSE Rules and any other standards of independence as may be prescribed by applicable law, rule or regulation in respect of the duties undertaken by the Compensation and Organization Committee. The Compensation and Organization Committee reviews the Company’s corporate organizational structure and succession planning as it relates to executive officers and other key management and reviews and evaluates the performance of these individuals. The Compensation and Organization Committee is responsible for reviewing and making recommendations to the Board regarding incentive-compensation plans and equity-based plans that are subject to Board approval in accordance with the then applicable provisions of the Internal Revenue Code and regulations promulgated thereunder and then applicable rules and regulations of the SEC and the NYSE. It is also responsible for administering each of the Company’s equity-based plans and any other plans that require administration by the Compensation and Organization Committee, or that applicable laws, rules or regulations require administration by the Compensation and Organization Committee. The Compensation and Organization Committee reviews and makes recommendations to the Board regarding incentive-compensation plans and equity-based plans that are subject to Board approval.
      The Compensation and Organization Committee reviews and approves (either on its own or together with the other independent directors, as directed by the Board of Directors) the general compensation philosophy and policies applicable to the CEO, the other executive officers of the Company and other key management employees of the Company. The Compensation and Organization Committee reviews and approves the corporate goals and objectives with respect to compensation for the CEO, evaluating the CEO’s performance in light of those goals and objectives, and approving (either on its own or together with the other independent directors, as directed by the Board) the CEO’s compensation based on this evaluation. The Compensation and Organization Committee reviews and approves decisions regarding promotions, benefits and compensation for the non-CEO executive officers and other key management employees.
      In reaching compensation decisions, the Compensation and Organization Committee reviews information from a variety of sources, which include proxy statement surveys and industry surveys. In addition, the Compensation and Organization Committee has retained external compensation consultants and legal counsel.

Objectives of the Executive Compensation Program
      The Compensation and Organization Committee’s primary responsibility is the establishment of compensation programs for the Company’s executive officers who are in a position to maximize long-term shareholder value. The executive compensation program is designed with a performance orientation, with a large portion of executive compensation being “at risk.” In pursuing this objective, the Compensation and Organization Committee believes that the Company’s executive compensation program must:

•	Emphasize pay for performance, motivating both long-term and short-term performance for the benefit of the Company’s shareholders;

•	Place greater emphasis on variable incentive compensation versus fixed or base pay;

•	Through its incentive compensation plans, encourage and reward decision-making that emphasizes long-term shareholder value;

•	Provide a total compensation program competitive with those companies with which the Company competes for top management talent on a global basis; and

•	Ensure the Company’s continued growth and performance by attracting, retaining and motivating talented executives and employees necessary to meet the Company’s strategic goals.
      The Compensation and Organization Committee sets compensation levels which are designed to be competitive with a comparison group of consumer products companies of similar size and complexity (the “Comparison Group”). This comparative data may not include the compensation paid by all of the companies that are included in the S&P 500 Household Index, which is used for comparative purposes in the performance graph that appears on page 30. Target total compensation levels are aimed at the market median, while maintaining the flexibility to move to the 75th percentile for world-class talent when necessary. The Company’s competitive compensation structure has enabled it to attract and retain executives who, as key members of the top management team, have been instrumental in improving the performance of the Company.
      The Compensation and Organization Committee does not have a policy that requires the Company’s executive compensation programs to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The design and administration of the 1996 Plan and the 2003 Plan are intended to qualify any compensation attributable to participation thereunder as performance-based compensation. In all cases, the Compensation and Organization Committee will continue to carefully consider the net cost and value to the shareholders of the Company’s compensation policies.

Overview of Executive Compensation and 2005 Fiscal Year Compensation and Organization Committee Actions
      The Company’s executive compensation program presently consists of five principal components:

•	Base salary;

•	Executive Incentive Plan;

•	Stock option and equity-based incentive plans;

•	Executive Retirement Plan; and

•	Executive perquisites.

Base Salary
      The base salaries of the Company’s executive officers and subsequent adjustments to those base salaries are determined considering the following factors: (1) the strategic importance to the Company of the executive officer’s job function; (2) the individual’s performance in his or her position; (3) the individual’s potential to make a significant contribution to the Company in the future; and (4) a comparison of industry compensation practices. The Compensation and Organization Committee believes that all of these factors are important and the weighting of each factor varies from individual to individual.

Executive Incentive Plan
      All executive officers are eligible to participate in the Executive Incentive Plan, which provides annual incentive compensation opportunities based on various performance measures related to the financial performance of the Company for the fiscal year.
      The Compensation and Organization Committee oversees the operation of the Executive Incentive Plan. Its members are responsible for evaluating and approving the plan’s design as well as the targets and objectives to be met by the Company and its executive officers and the amount of incentive payable for specified levels of attainment of those targets and objectives. At the end of each fiscal year, the Compensation and Organization Committee determines the extent to which the targets and objectives have been met and awards incentive payments accordingly.

For Corporate Officers
      For the 2005 fiscal year, incentives for executive officers in the corporate group were based on five performance measures. These measures were:

•	Net Income

•	Corporate net income before significant non-recurring items

•	Net Sales Growth

•	Sales goals established for the Company on a consolidated basis

•	ROIC (After-Tax Return on Invested Capital) — corporate

•	EBITA for the Company on a consolidated basis X (1 — tax rate) divided by the Average Invested Capital (total assets + accumulated amortization of intangibles less liabilities excluding debt + accumulated restructuring charges)

•	Free Cash Flow

•	Cash flow from operations less capital expenditures and acquisition spending

•	Customer Service — corporate (composite goal)

•	Product Fill Rate percent (% of orders filled on first delivery) X Inventory Turns

For Business Group Officers
      For the 2005 fiscal year, incentives for executive officers in each business group were based on five performance measures. These measures were:

•	EBITA for the business group

•	Earnings Before Interest, Taxes and Amortization

•	Net Sales Growth — group

•	Sales goals established for the business group

•	ROIC (After-Tax Return on Invested Capital) — group

•	EBITA for the business group X (1 — tax rate) divided by the Average Invested Capital (total assets + accumulated amortization of intangibles less liabilities excluding debt + accumulated restructuring charges)

•	Free Cash Flow

•	Cash flow from operations less capital expenditures and acquisition spending

•	Customer Service — group (composite goal)

•	Product Fill Rate percent (% of orders filled on first delivery) X Inventory Turns
      These measures are weighted for each individual participant and the sum of the measures is multiplied by earnings to reinforce the importance of net income. The Executive Incentive Plan includes a funding trigger below which no payments are made to any participant. This funding trigger is based on achieving prior year consolidated net income.

Stock Option and Equity-Based Incentive Plans
      For the 2005 fiscal year, the Compensation and Organization Committee targeted the long-term equity-based incentive awards for executive officers at the 50th percentile of total long-term equity-based incentive pay at Comparison Group companies. The Compensation and Organization Committee uses the Black-Scholes method to calculate the long-term incentive value of options, SARs and restricted stock to be granted and uses the Comparison Group companies as a benchmark.
      For the 2005 fiscal year, the Compensation and Organization Committee targeted grants under the 2003 Plan at a level that was to achieve the desired long-term incentive target. The Compensation and

Organization Committee has adjusted grants of options and restricted stock from such target for certain recipients based on corporate or individual performance.
      The 2003 Plan enables the Compensation and Organization Committee to grant both incentive stock options and non-qualified stock options although no incentive stock options have been granted to date. SARs, non-qualified stock options and restricted stock granted typically have a three-year cliff vesting provision; however, this provision is sometimes modified for grants made to associates outside of North America.

Executive Retirement Plan
      The plan is intended to provide participants with the opportunity for contributions in excess of tax code limitations. The Executive Retirement Plan consists of three parts:

•	Deferral of base salary over the IRS limit and crediting of Company matching contributions.

•	Deferral of a portion or the entire Executive Incentive Plan bonus.

•	A Company contribution (referred to as “base” contribution) that is made whether or not the participant elects to make contributions to the Plan. The base contribution is credited to base salary as well as the Executive Incentive Plan bonus amounts over the IRS limits.

Executive Perquisites
      Executive perquisites offered to key executives are designed to be competitive and are limited. These perquisites include annual physical examinations, car allowances and financial counseling for vice presidents and above. The Company makes the Company airplane available to the Chief Executive Officer and Chairman of the Board, the Vice Chairman and Executive Vice President (until his retirement on November 1, 2005) and the President for personal use.

Compensation of the CEO
      The Compensation and Organization Committee, in conjunction with the CEO, establishes the annual goals and objectives relevant to the CEO’s compensation. The Compensation and Organization Committee evaluates the CEO’s performance against these goals and objectives annually in executive session.
      The Company’s executive compensation program is designed with a performance orientation, with a large portion of executive compensation being “at risk.” Consistent with the overall goal of the executive compensation program, Mr. Hagedorn declined an increase to his annual base salary for the 2005 fiscal year, and as such, his base salary remained at $600,000, below the 25th percentile of the market. Mr. Hagedorn’s total compensation is consistent with the targeted pay positioning as his pay mix is more heavily weighted towards equity. During the 2005 fiscal year, Mr. Hagedorn was granted a non-qualified stock option covering 82,600 common shares (165,200 common shares as adjusted for the 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005) and a restricted stock award covering 13,300 common shares (26,600 common shares on a split-adjusted basis) as of December 1, 2004. Mr. Hagedorn’s target incentive opportunity under the Executive Incentive Plan was 90% of his salary for the 2005 fiscal year. In Mr. Hagedorn’s position, 100% of his target incentive opportunity is directly attributable to attainment of corporate performance goals. The measures used to determine Mr. Hagedorn’s incentive compensation are the same as for all corporate officers described above. Mr. Hagedorn’s overall compensation package is set at the median of the Comparison Group and is structured in a way to provide significant rewards when the Company exceeds its performance goals.
Submitted by the Compensation and Organization Committee of the Company:

Joseph P. Flannery, Chairperson
Mark R. Baker
Lynn J. Beasley
Arnold W. Donald

Performance Graph
      The following line graph compares the yearly percentage change in the Company’s cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the price of the Company’s common shares at the end and the beginning of the measurement period; by (ii) the price of the Company’s common shares at the beginning of the measurement period) against the cumulative return of (a) Standard & Poor’s Household Products Index (“S&P Household Products”); and (b) the Russell 2000 Index (the “Russell 2000”); each for the period from September 30, 2000 to September 30, 2005. The comparison assumes $100 was invested on September 30, 2000 in the Company’s common shares and in each of the foregoing indices and assumes reinvestment of any dividends paid.

	9/00	9/01	9/02	9/03	9/04	9/05

The Scotts Miracle-Gro Company	$100.00	$101.79	$124.45	$163.28	$191.49	$263.32
Russell 2000	$100.00	$78.79	$71.46	$97.55	$115.86	$136.66
S&P Household Products	$100.00	$112.90	$127.23	$132.62	$151.62	$167.21

AUDIT COMMITTEE MATTERS
      In accordance with the applicable SEC Rules, the Audit Committee has issued the following report:
Report of the Audit Committee for the 2005 Fiscal Year
Role of the Audit Committee, Independent Registered Public Accounting Firm and Management
      The Audit Committee consists of four directors who qualify as independent under the applicable NYSE Rules and Rule 10A-3 under the Exchange Act, and operates under a written charter adopted by the Board of Directors, a copy of which is attached as Annex D to this Proxy Statement. The Audit Committee is responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm. Deloitte & Touche LLP (“Deloitte”) was appointed to serve as the Company’s independent registered public accounting firm for the 2005 fiscal year.
      Management has the responsibility for the preparation, presentation and integrity of the consolidated financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company and its subsidiaries and for the accounting and financial reporting processes, including the establishment and maintenance of adequate systems of disclosure controls and procedures and internal control over financial reporting for the Company. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing their report thereon based on such audit, issuing an attestation report on management’s assessment of the Company’s internal control over financial reporting, and for reviewing the Company’s unaudited interim financial statements. The Audit Committee’s responsibility is to provide independent, objective oversight of these processes.
      In discharging its oversight responsibilities, the Audit Committee regularly met with management of the Company, the Company’s independent registered public accounting firm and the Company’s internal auditors. The Audit Committee often met with each of these groups in executive sessions. Throughout the year, the Audit Committee had full access to management, and the independent registered public accounting firm and internal auditors for the Company. To fulfill its responsibilities, the Audit Committee did, among other things, the following:

•	monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, reviewed a report from management and internal audit regarding the design, operation and effectiveness of internal control over financial reporting, and reviewed an attestation report from Deloitte regarding the effectiveness of internal control over financial reporting;

•	reviewed the audit plan and scope of the audit with the independent registered public accounting firm, and discussed the matters required by Statement on Auditing Standards No. 61 and No. 90 (Communication with Audit Committees), as modified;

•	reviewed and discussed with management and the independent registered public accounting firm the Company’s consolidated financial statements for the 2005 fiscal year;

•	reviewed management’s representations that those consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and fairly present the results of operations and financial position of the Company;

•	received written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 relating to that firm’s independence;

•	reviewed all audit and non-audit services performed for the Company by the independent registered public accounting firm and considered whether the provision of non-audit services was compatible with maintaining that firm’s independence from the Company; and

•	received reports from management regarding the Company’s policies, processes, and procedures regarding compliance with applicable laws and regulations and the Company’s Code of Business Conduct and Ethics.

Management’s Representations and Audit Committee Recommendations
      Management has represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the fiscal year ended September 30, 2005, were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm.
      Based on the Audit Committee’s discussions with management and the independent registered public accounting firm and its review of the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 to be filed with the SEC.
Submitted by the Audit Committee of the Board of Directors of the Company:

Stephanie M. Shern, Chair
Gordon F. Brunner
Karen G. Mills
John M. Sullivan
Fees of the Independent Registered Public Accounting Firm

Audit Fees
      The aggregate audit fees billed by Deloitte for the 2005 fiscal year and the aggregate audit fees billed by PricewaterhouseCoopers LLP for the 2004 fiscal year were approximately $3,984,000 and $1,607,000, respectively. These amounts include fees for professional services rendered by Deloitte and PricewaterhouseCoopers LLP in connection with the audit of the Company’s consolidated financial statements and reviews of the Company’s unaudited consolidated interim financial statements, as well as fees related to consents and reports related to statutory audits.

Audit-Related Fees
      The aggregate fees for audit-related services rendered by Deloitte for the 2005 fiscal year and PricewaterhouseCoopers LLP for the 2004 fiscal year were approximately $711,000 and $434,000, respectively. The fees under this category relate to internal control review projects, a comfort letter in connection with a Rule 144A debt offering in 2004, audits of employee benefit plans and due diligence related to acquisitions.

Tax Fees
      The aggregate fees for tax services rendered by Deloitte for the 2005 fiscal year and PricewaterhouseCoopers LLP for the 2004 fiscal year were approximately $27,000 and $240,000, respectively. Tax fees relate to tax compliance and advisory services and assistance with tax audits.

All Other Fees
      No other services were rendered by Deloitte for the 2005 fiscal year and by PricewaterhouseCoopers LLP for the 2004 fiscal year.
      None of the services described under the headings “— Audit-Related Fees,” or “— Tax Fees” above were approved by the Audit Committee pursuant to the waiver procedure set forth in 17 CFR 210.2-01(c)(7)(i)(C).
      The Audit Committee’s “Policies and Procedures Regarding Approval of Services Provided by the Independent Registered Public Accounting Firm” are set forth below.

THE SCOTTS MIRACLE-GRO COMPANY
THE AUDIT COMMITTEE
POLICIES AND PROCEDURES REGARDING APPROVAL OF SERVICES
PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Purpose and Applicability
      We recognize the importance of maintaining the independent and objective viewpoint of our independent registered public accounting firm. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee and the independent registered public accounting firm.
      The Scotts Miracle-Gro Company (together with its consolidated subsidiaries, “the Company”) recognizes that the independent registered public accounting firm possesses a unique knowledge of the Company and, as a worldwide firm, can provide necessary and valuable services to the Company in addition to the annual audit. Consequently, this policy sets forth policies, guidelines and procedures to be followed by the Company when retaining the independent registered public accounting firm to perform audit and non-audit services.
Policy Statement
      All services provided by the independent registered public accounting firm, both audit and non-audit, must be pre-approved by the Audit Committee or a designated member of the Audit Committee (“Designated Member”). Pre-approval may be of classes of permitted services, such as “audit services,” “merger and acquisition due diligence services” or similar broadly defined predictable or recurring services. Such classes of services could include the following illustrative examples:

•	Audits of the Company’s financial statements required by law, the SEC, lenders, statutory requirements, regulators and others.

•	Consents, comfort letters, reviews of registration statements and similar services that incorporate or include financial statements of the Company.

•	Employee benefit plan audits.

•	Tax compliance and related support for any tax returns filed by the Company.

•	Tax planning and support.

•	Merger and acquisition due diligence services.

•	Internal control reviews.
      The Audit Committee may choose to establish fee thresholds for pre-approved services, for example: “merger and acquisition due diligence services with fees not to exceed $100,000 without additional pre-approval from the Audit Committee.”
      The Audit Committee may delegate to a Designated Member, who must be independent as defined under the rules and listing standards of NYSE, the authority to grant pre-approvals of permitted services, or classes of permitted services, to be provided by the independent registered public accounting firm. The decisions of a Designated Member to pre-approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings.
      All fees (audit, audit-related, tax and other) paid to the independent registered public accounting firm will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC Rules.
Prohibited Services
      The Company may not engage the independent registered public accounting firm to provide the non-audit services described below.

1.	Bookkeeping or other services related to the accounting records or financial statements of the Company. The independent registered public accounting firm cannot maintain or prepare the Company’s accounting records, prepare the Company’s financial statements that are filed with the

SEC, or prepare or originate source data underlying the Company’s financial statements, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

2.	Financial information systems design and implementation. The independent registered public accounting firm cannot directly or indirectly operate, or supervise the operation of, the Company’s information system, manage the Company’s local area network, or design or implement a hardware or software system that aggregates source data underlying the Company’s financial statements or generates information that is significant to the Company’s financial statements or other financial information systems taken as a whole, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

3.	Appraisal or valuation services, fairness opinions or contribution-in-kind reports. The independent registered public accounting firm cannot provide any appraisal service, valuation service, or any service involving a fairness opinion or contribution-in-kind report for the Company, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

4.	Actuarial services. The independent registered public accounting firm cannot provide any actuarially-oriented advisory services involving the determination of amounts recorded in the financial statements and related accounts for the Company other than assisting the Company in understanding the methods, models, assumptions and inputs used in computing an amount, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

5.	Internal audit outsourcing services. The independent registered public accounting firm cannot provide any internal audit service to the Company that relates to the Company’s internal accounting records, financial systems, or financial statements, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

6.	Management functions. Neither the independent registered public accounting firm, nor any of its partners or employees, can act, temporarily or permanently, as a director, officer or employee of the Company, or perform any decision-making, supervisory or ongoing monitoring function for the Company.

7.	Human resources. The independent registered public accounting firm cannot (A) search for or seek out prospective candidates for the Company’s managerial, executive or director positions; (B) engage in psychological testing, or other formal testing or evaluation programs for the Company; (C) undertake reference checks of prospective candidates for executive or director positions with the Company; (D) act as a negotiator on the Company’s behalf, such as determining position, status or title, compensation, fringe benefits, or other conditions of employment; or (E) recommend or advise the Company to hire a specific candidate for a specific job (except that the independent registered public accounting firm may, upon request by the Company, interview candidates and advise the Company on the candidate’s competence for financial accounting, administrative or control positions).

8.	Broker-dealer, investment advisor, or investment banking services. The independent registered public accounting firm cannot act as a broker-dealer, promoter, or underwriter on behalf of the Company, make investment decisions on behalf of the Company or otherwise have discretionary authority over the Company’s investments, execute a transaction to buy or sell the Company’s investment, or have custody of assets of the Company, such as taking temporary possession of securities purchased by the Company.

9.	Legal Services. The independent registered public accounting firm cannot provide any service to the Company that, under the circumstances in which the service is provided, could be provided only by someone licensed, admitted or otherwise qualified to practice law in the jurisdiction in which the service is provided.

10.	Expert services unrelated to the audit. The independent registered public accounting firm cannot provide an expert opinion or other expert service for the Company, or the Company’s legal representative, for the purpose of advocating the Company’s interests in litigation or in a regulatory or administrative proceeding or investigation. In any litigation or administrative proceeding or investigation, the independent registered public accounting firm may provide factual accounts, including in testimony, of work performed or explain the positions taken or conclusions reached during the performance of any service provided by the independent registered public accounting firm to the Company.
      Non-prohibited services shall be deemed permitted services and may be provided to the Company with the pre-approval of a Designated Member or the full Audit Committee, as described herein.
Audit Committee Review of Services
      At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the services, or grouping of related services, provided by the independent registered public accounting firm to the Company and associated fees.

•	A listing of newly pre-approved services since the Audit Committee’s last regularly scheduled meeting.

•	An updated projection for the current fiscal year, presented in a manner consistent with required proxy disclosure requirements, of the estimated annual fees to be paid to the independent registered public accounting firm.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the Board of Directors has selected Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2006 (the “2006 fiscal year”). As explained below, Deloitte has served as the Company’s independent registered public accounting firm since December 17, 2004.
      A representative of Deloitte is expected to be present at the Annual Meeting to respond to questions and to make such statement as he/she may desire.
      PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm for the Company’s 2004 fiscal year, and in that capacity, rendered a report on the Company’s consolidated financial statements as of and for the fiscal year ended September 30, 2004.
      At a meeting held on December 2, 2004, the Audit Committee of the Board of Directors dismissed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and approved the engagement of Deloitte as the Company’s independent registered public accounting firm. Deloitte accepted the engagement as the Company’s independent registered public accounting firm effective as of December 17, 2004.
      The reports of PricewaterhouseCoopers LLP on the Company’s consolidated financial statements for each of the fiscal years ended September 30, 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
      During the Company’s fiscal years ended September 30, 2004 and 2003, and the subsequent interim period from October 1, 2004 through December 2, 2004, (a) there were no disagreements between the Company and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter in connection with PricewaterhouseCoopers LLP’s reports on the Company’s consolidated financial statements for such years; and (b) there were no reportable events as defined in Item 304(a)(1)(v) of SEC Regulation S-K, except for the open consultation discussed below.
      As of the date of PricewaterhouseCoopers LLP’s dismissal as the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP and the Company had an open consultation regarding the appropriate accounting treatment for an approximately $3.0 million liability resulting from a bonus pool related to an acquisition made during the first quarter of the Company’s 2005 fiscal year. At the time of their dismissal, PricewaterhouseCoopers LLP did not have sufficient information to reach a conclusion on the appropriate accounting for this matter. Since this matter was not resolved prior to PricewaterhouseCoopers LLP’s dismissal, this matter was considered a reportable event under Item 304(a)(1)(v)(D) of SEC Regulation S-K.
      Based on a thorough review of the facts and circumstances, and relevant accounting literature regarding this matter, the Company determined that this liability should be recorded on the opening balance sheet of Smith & Hawken®. This liability was based on an incentive agreement between the prior owners of Smith & Hawken® and their employees, whereby a portion of the purchase price was to be paid to the employees upon the sale of the business. No post-sale service was required in order for the employees to earn this bonus; therefore, this was considered a liability assumed by the Company as of the purchase date and not an expense related to post-acquisition service.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Paul Hagedorn, who, along with his brother, James Hagedorn, and his sister, Katherine Hagedorn Littlefield, is a general partner of the Hagedorn Partnership, is employed by Scotts LLC as a graphics design specialist. During the 2005 fiscal year, Paul Hagedorn received salary and bonus totaling $128,437 and employment benefits and reimbursement for travel expenses consistent with those offered to other associates of Scotts LLC.
      James Hagedorn is the President and Treasurer and owns 100% of the shares of Hagedorn Aviation Inc., a company which owns the aircraft used for certain business travel by James Hagedorn and, on occasion, certain other members of senior management of the Company. Scotts LLC pays charges by Hagedorn Aviation Inc. for flight time at the rate of $200 per hour of flight. The charges cover the cost to operate and maintain the aircraft. During the 2005 fiscal year, Scotts LLC paid a total of approximately $16,000 to Hagedorn Aviation Inc. for such service, which constituted more than five percent of Hagedorn Aviation Inc.’s consolidated gross revenues for its last full fiscal year.
      Scotts LLC subleases a portion of a building to the Hagedorn Partnership at a rent of $1,437 per month plus payment for communication services. The Hagedorn Partnership provides personnel, equipment and supplies to support Scotts LLC activities at that office. Under these arrangements, during the 2005 fiscal year, Scotts LLC paid $60,000 to the Hagedorn Partnership and was paid $45,725 by the Hagedorn Partnership.
PROPOSAL NUMBER 2
APPROVAL OF AMENDMENT AND RESTATEMENT OF
THE SCOTTS MIRACLE-GRO COMPANY DISCOUNTED STOCK PURCHASE PLAN
General
      Upon recommendation by the Compensation and Organization Committee, the Board of Directors of Scotts adopted, and at the 2005 annual meeting the shareholders approved, The Scotts Company Employee Stock Purchase Plan. In connection with the Restructuring, The Scotts Company Employee Stock Purchase Plan was assumed by the Company and renamed The Scotts Miracle-Gro Company

Discounted Stock Purchase Plan. The Board of Directors has approved, subject to approval by the shareholders, the amendment and restatement of the Discounted Stock Purchase Plan to extend participation in the Discounted Stock Purchase Plan to non-U.S.-based employees of the Company and certain of its subsidiaries. If the shareholders approve the amendment and restatement of the Discounted Stock Purchase Plan, the Company expects to extend participation to approximately 1,000 additional employees across the Company’s international locations which are primarily in Canada, the United Kingdom, France, the Netherlands and Germany.
      The Discounted Stock Purchase Plan provides a means for employees of the Company and any subsidiary of the Company designated for participation in the Discounted Stock Purchase Plan (“Designated Subsidiaries”) to authorize payroll deductions on a voluntary basis to be used for the periodic purchase of common shares of the Company. All employees participating in the Discounted Stock Purchase Plan have equal rights and privileges. Under the Discounted Stock Purchase Plan, eligible employees are able to purchase common shares at a price (the “Purchase Price”) equal to at least 90% of the fair market value of the common shares of the Company at the end of the applicable offering period. For purposes of the Discounted Stock Purchase Plan, the fair market value of the common shares on a particular date is the closing sale price as reported on NYSE on the relevant date if it is a trading day and otherwise, on the next trading day. On December 1, 2005, the fair market value of the Company’s common shares was $47.57.
      The purposes of the Discounted Stock Purchase Plan are to foster the long-term financial success of the Company, increase shareholder value by providing participants in the Discounted Stock Purchase Plan with an opportunity to acquire or increase an ownership interest in the Company, and attract and retain the services of outstanding individuals upon whose judgment, interest and dedication the success of the Company’s business largely depends.
      The Board of Directors believes that the Discounted Stock Purchase Plan encourages broader ownership of common shares by employees of the Company and its Designated Subsidiaries and thereby provides an incentive for employees to contribute to the continued profitability and success of the Company. In particular, the Board of Directors believes that the Discounted Stock Purchase Plan offers a convenient means for employees who might not otherwise purchase and hold the Company’s common shares to do so and that the discounted sale feature of the Discounted Stock Purchase Plan provides a meaningful inducement to participate. The Board of Directors also believes that employees’ continuing economic interest, as shareholders, in the performance and success of the Company enhances their entrepreneurial spirit, which can greatly contribute to long-term profitability.
      The maximum number of common shares that may be purchased under the Discounted Stock Purchase Plan is 300,000 common shares (as adjusted for the 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005), subject to adjustment as described below in “— Summary of Operation of the Discounted Stock Purchase Plan — Adjustments Upon Changes in Capitalization.” As of December 1, 2005, 288,993 common shares remained available for purchase under the Discounted Stock Purchase Plan. Common shares purchased under the Discounted Stock Purchase Plan may be either authorized but unissued (i.e., newly-issued) shares or treasury shares. However, under the Miracle-Gro Merger Agreement with the Miracle-Gro Shareholders, the Company has agreed to use reasonable efforts to fund the issuance of common shares pursuant to the exercise of employee stock options (which may include the right to purchase common shares at the end of an offering period) with common shares purchased in the open market through privately negotiated repurchases rather than with newly-issued common shares.
      Common shares of the Company acquired through the Discounted Stock Purchase Plan are held in a participant’s Custodial Account (and may not be sold) until the earlier of (1) the beginning of the offering period following the date the participant terminates employment with the Company and its subsidiaries, (2) 12 full calendar months beginning after the end of the offering period in which the common shares were purchased or (3) the date on which a change in control (as defined below in “— Summary of Operation of the Discounted Stock Purchase Plan — Termination and Distribution of Custodial Accounts”) affecting the Company occurs. Upon any such event, all whole common shares and cash held in a participant’s Custodial Account will be made available to the participant under procedures developed by the custodian for the Discounted Stock Purchase Plan. Any fractional common shares that are to be withdrawn from a Custodial Account will be distributed in cash equal to the fair market value of the fractional common share on the termination date.
      The following is a brief summary of the material features of the Discounted Stock Purchase Plan as proposed to be amended and restated. This summary is qualified in its entirety by reference to the full text of the Discounted Stock Purchase Plan, a copy of which is attached to this Proxy Statement as Annex A.
Summary of Operation of the Discounted Stock Purchase Plan

Administration of the Discounted Stock Purchase Plan
      The Discounted Stock Purchase Plan is administered by a committee (the “Committee”) appointed by the Board of Directors of the Company, which Committee has the authority to interpret the Discounted Stock Purchase Plan and construe its terms, adopt rules and regulations relating to the Discounted Stock Purchase Plan and make all determinations under the Discounted Stock Purchase Plan. The Committee establishes the number of common shares that may be acquired during each offering period, establishes and maintains an account for each participant in the Discounted Stock Purchase Plan (each, a “Plan Account”) to which payroll deductions are credited and amounts applied to purchase common shares, and establishes an account for each participant which is credited with common shares purchased until those common shares are distributed (each, a “Custodial Account”). The Committee also administers procedures through which eligible employees may enroll in the Discounted Stock Purchase Plan. The Discounted Stock Purchase Plan provides that each offering period will consist of one calendar month, unless a different period is established by the Committee and announced to eligible employees before the beginning of the applicable offering period.
      The Committee has the authority to make changes to the Discounted Stock Purchase Plan with respect to the participation of employees of any Designated Subsidiary organized under the laws of a country other than the United States of America when the Committee deems such changes to be necessary or appropriate to achieve a desired tax treatment in the foreign jurisdiction or to comply with applicable foreign laws. Any such changes to the Discounted Stock Purchase Plan will apply only to employees of that non-U.S. Designated Subsidiary, and will apply equally to all employees of that non-U.S. Designated Subsidiary.
      The Committee may delegate ministerial duties associated with the Discounted Stock Purchase Plan to any person (including employees) as the Committee deems appropriate.

Eligibility
      Any U.S.-based full-time or permanent part-time employee of the Company or a Designated Subsidiary who has reached age 18, is not a seasonal employee (as determined by the Committee), has been an employee for at least 15 days before the first day of the applicable offering period and agrees to comply with the terms of the Discounted Stock Purchase Plan is eligible to participate in the Discounted Stock Purchase Plan. Approximately 4,000 employees in the U.S. are currently eligible to participate in the Discounted Stock Purchase Plan. Any non-U.S.-based employee of the Company or a Designated Subsidiary who meets the eligibility criteria established by the Committee and agrees to comply with the terms of the Discounted Stock Purchase Plan will also be eligible to participate in the Discounted Stock Purchase Plan. As of the date of this Proxy Statement, approximately 1,000 employees based outside of the U.S. would be eligible to participate in the Discounted Stock Purchase Plan.

Participation
      An eligible employee may enroll for an offering period (i.e., become a participant) by filing an enrollment form with the Committee at least 15 days before the offering period commences. After initial enrollment in the Discounted Stock Purchase Plan, a participant will be automatically re-enrolled for subsequent offering periods unless he or she files a notice of withdrawal at least 15 days before a new offering period begins, terminates employment or otherwise becomes ineligible to participate.

      Upon enrollment in the Discounted Stock Purchase Plan, a participant must elect the rate at which the participant will make payroll contributions for the purchase of common shares of the Company. Elections may be in an amount of not less than $10 (U.S. dollars) per offering period or more than $24,000 per plan year (i.e., a fiscal year of the Company) unless the Committee specifies different minimum and/or maximum amounts at the beginning of the offering period. All employee contributions are made by means of direct payroll deduction and from taxable compensation. The contribution rate elected by a participant will continue in effect until modified by the participant, except that a participant may only change the participant’s previously elected contribution rate effective as of the first day of an offering period which begins at least 15 calendar days after the revised election has been delivered to the Committee.
      A participant’s contributions are credited to the Plan Account maintained on the participant’s behalf. As of the last day of each offering period, the value of each participant’s Plan Account is divided by the Purchase Price established for that offering period. Each participant is deemed to have purchased the number of whole and fractional common shares produced by this calculation. If application of the procedures described in the preceding two sentences results in the purchase by all participants during that offering period of an aggregate number of common shares greater than the number of common shares offered during that offering period, the Committee allocates the available common shares among participants and any cash remaining in participants’ Plan Accounts is credited to the next offering period. If application of the procedures described above results in the purchase by all participants during that offering period of a number of common shares less than the number of common shares available for purchase for any offering period, the excess common shares will be available for purchase during any subsequent offering period.
      As promptly as practicable after the end of each offering period, the Company delivers the common shares purchased by a participant during that offering period to the custodian for the Discounted Stock Purchase Plan for deposit into that participant’s Custodial Account. No interest is credited on payroll contributions pending investment in common shares of the Company. Unless otherwise determined by the Committee, cash dividends paid on common shares of the Company are automatically reinvested in additional whole and fractional common shares unless the participant has affirmatively elected to receive the dividends in cash. The custodian either purchases such common shares in the market or directly from the Company as directed by the Committee; however, no discounts apply to any dividend reinvestment purchases. Each participant’s Custodial Account is credited with any common shares distributed as a dividend or distribution in respect of common shares previously credited to the participant’s Custodial Account.
      Participants are entitled to vote the number of whole and fractional common shares credited to their respective Custodial Accounts. A participant’s rights under the Discounted Stock Purchase Plan are nontransferable, except upon death of the participant.

Termination and Distribution of Custodial Accounts
      Common shares acquired through the Discounted Stock Purchase Plan are held in a participant’s Custodial Account (and may not be sold) until the earlier of (1) the beginning of the offering period following the date the participant terminates employment with the Company and its subsidiaries, (2) 12 full calendar months beginning after the end of the offering period in which the common shares were purchased or (3) the date on which a change in control affecting the Company occurs. Upon any such event, all whole common shares and cash held in a participant’s Custodial Account will be made available to the participant under procedures developed by the custodian for the Discounted Stock Purchase Plan. Any fractional common shares that are to be withdrawn from a Custodial Account will be distributed in cash equal to the fair market value of the fractional common share on the termination date.
      Under the Discounted Stock Purchase Plan, a “change in control” of the Company will be deemed to occur if:

•	any person or entity (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or a subsidiary of the Company, the Hagedorn Partnership or any party related to the Hagedorn Partnership as determined by the Committee) becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company’s then outstanding securities;

•	the shareholders of the Company adopt or authorize an agreement for the merger or other business combination of the Company with or into another entity, and the shareholders of the Company immediately before the merger or other business combination will own less than 50% of the voting power of the entity resulting from the merger or business combination;

•	the shareholders of the Company adopt or authorize an agreement to sell or otherwise dispose of all or substantially all of the Company’s assets;

•	the shareholders of the Company adopt a plan to liquidate or dissolve the Company; or

•	the Hagedorn Partnership or any party related to the Hagedorn Partnership (as determined by the Committee) becomes the beneficial owner of securities of the Company representing more than 49% of the combined voting power of the Company’s then outstanding securities.

Adjustments Upon Changes in Capitalization
      The aggregate number of common shares available under the Discounted Stock Purchase Plan (as well as any share-based limits under the Discounted Stock Purchase Plan) and the respective Purchase Price, number of common shares and other share-based limitations will be appropriately adjusted by the Committee in the event of any share dividend, share split, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or other similar corporate change affecting the common shares of the Company.

No Promise of Future Awards
      The Discounted Stock Purchase Plan provides and confirms that the right to purchase common shares under the Discounted Stock Purchase Plan is made available by the Company on a voluntary and discretionary basis, and the Company makes no commitment to make a right to purchase common shares available in the future.

Costs and Expenses
      The Company pays the costs and expenses incurred in the administration of the Discounted Stock Purchase Plan and maintenance of Plan Accounts as well as brokerage fees and commissions for purchases including purchases upon reinvestment of dividends and distributions. The Company does not, however, pay any brokerage fees or commissions relating to sales of common shares acquired under the Discounted Stock Purchase Plan by participants.
Amendment, Modification and Termination of the Discounted Stock Purchase Plan
      The Board of Directors may terminate, suspend or amend the Discounted Stock Purchase Plan without further shareholder approval except to the extent that shareholder approval is required to satisfy applicable requirements imposed by Rule 16b-3 under the Exchange Act, applicable requirements of the Internal Revenue Code or applicable rules of NYSE or any other securities exchange, market or other quotation system on or through which the Company’s securities are then listed or traded. The Discounted Stock Purchase Plan will continue until terminated by action of the Board of Directors although, as noted above, the number of common shares which may be delivered under the Discounted Stock Purchase Plan is limited.
Income Tax Consequences
      The following is a summary of certain income tax consequences of participation in the Discounted Stock Purchase Plan. With respect to the discussion of U.S. federal income tax consequences, the following summary is intended to reflect current provisions of the Internal Revenue Code and applicable Treasury Regulations. This summary is not a complete statement of applicable law, nor does it address U.S. state or local tax laws or regulations.

      All amounts withheld from a participant’s pay are after-tax amounts. To the extent a participant is a U.S. citizen or resident, the participant generally is subject to U.S. federal income tax and is taxed, at ordinary income tax rates, on the difference between the fair market value of the common shares the participant purchases and the amount the participant pays to purchase those common shares. Non-U.S. taxes also may apply. To the extent a participant is not a U.S. citizen or resident, taxation of the participant for U.S. and non-U.S. tax purposes depends upon a number of factors, including applicable non-U.S. tax laws and regulations.
      To the extent a participant is a U.S. citizen or resident, the Company or one of its Designated Subsidiaries generally is entitled to an income tax deduction for U.S. federal income tax purposes on the amount which such participant elects to have the Company withhold to purchase common shares under the Discounted Stock Purchase Plan and on the difference between the fair market value of the common shares acquired when common shares are purchased at the end of an offering period and the amount paid to acquire the common shares. To the extent a participant is not a U.S. citizen or resident, the determination of whether the Company or one of its subsidiaries is entitled to an income tax deduction for U.S. or non-U.S. tax purposes depends on a number of factors, including applicable non-U.S. tax laws and regulations.
ANY U.S. FEDERAL TAX ADVICE CONTAINED IN THE FOREGOING IS NOT INTENDED OR WRITTEN BY THE PREPARER OF SUCH ADVICE TO BE USED, AND IT CANNOT BE USED BY THE RECIPIENT, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE RECIPIENT. THIS DISCLOSURE IS INTENDED TO SATISFY U.S. TREASURY DEPARTMENT REGULATIONS.
Recommendation and Vote
      The affirmative vote of holders of a majority of the Company’s common shares that are voted on the proposal to approve the amendment and restatement of the Discounted Stock Purchase Plan is required to approve the amendment and restatement of the Discounted Stock Purchase Plan; provided that the total vote cast on the proposal represents over 50% in interest of all common shares entitled to vote on the proposal. Under applicable NYSE Rules, broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and will have the effect of a vote “AGAINST” the proposal.
      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE DISCOUNTED STOCK PURCHASE PLAN.
PROPOSAL NUMBER 3
APPROVAL OF THE SCOTTS MIRACLE-GRO COMPANY
2006 LONG-TERM INCENTIVE PLAN
      The following is a brief summary of the material features of The Scotts Miracle-Gro Company 2006 Long-Term Incentive Plan (the “2006 Plan”). This summary is qualified in its entirety by reference to the full text of the 2006 Plan, a copy of which is attached to this Proxy Statement as Annex B. All capitalized terms which are not defined herein are defined in the 2006 Plan.
General
      Upon recommendation by the Compensation and Organization Committee, on November 2, 2005, the Board of Directors of the Company adopted The Scotts Miracle-Gro Company 2006 Long-Term Incentive Plan (the “2006 Plan”), subject to approval by the shareholders of the Company. The 2006 Plan authorizes the grant or award of (i) incentive stock options (“ISOs”) intended to meet the requirements of Section 422 of the Internal Revenue Code; (ii) non-qualified stock options (“NSOs”); (iii) SARs; (iv) restricted stock; (v) restricted stock units; (vi) performance shares; (vii) performance units; (viii) cash-based awards; and (ix) other stock-based awards not described by one of the foregoing awards (collectively, the “2006 Plan Awards”).

      The purpose of the 2006 Plan is to provide a means whereby employees, directors and third party service providers develop a sense of proprietorship and personal involvement in the development and financial success of the Company and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. In addition, the 2006 Plan seeks to provide a means through which the Company may attract able individuals to become employees or serve as directors or third party service providers and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain ownership of the Company’s common shares, thereby strengthening their concern for the welfare of the Company.
      The Company currently maintains the 1996 Plan and the 2003 Plan. As of September 30, 2005, options covering 3,814,196 common shares (on a split-adjusted basis to reflect the 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005) remained outstanding under the 1996 Plan and 5,610 common shares (on a split-adjusted basis) were attributable to accounts of directors holding stock units, leaving 208,632 common shares (on a split-adjusted basis) available for new awards under the 1996 Plan. No awards may, however, be made under the 1996 Plan after February 12, 2006. As of September 30, 2005, options covering 2,691,100 common shares (on a split-adjusted basis) remained outstanding under the 2003 Plan, 9,910 common shares (on a split-adjusted basis) were attributable to accounts of directors holding stock units, 1,282,000 common shares (on a split-adjusted basis) were subject to outstanding SARs and 116,000 common shares (on a split-adjusted basis) were subject to outstanding awards of restricted stock, leaving 863,990 common shares (on a split-adjusted basis) available for new 2003 Plan Awards.
      The Board of Directors believes it is desirable to continue to have equity-based awards as well as to have cash-based awards available under a long-term incentive plan to be used to recruit new individuals to become employees or serve as directors or third party service providers and for incentive purposes, where necessary. The 2006 Plan will make common shares available for a variety of awards, allowing the Company to choose the incentives most appropriate to individual circumstances and most likely to benefit the Company and its shareholders. The 2006 Plan should address the need for equity-based and cash-based long-term incentive compensation for a number of years.
      The following is a brief summary of the material features of the 2006 Plan. This summary is qualified in its entirety by reference to the full text of the 2006 Plan, a copy of which is attached to this Proxy Statement as Annex B. All capitalized terms which are not defined in this summary are defined in the 2006 Plan.
Summary of Operation of the 2006 Plan
Eligibility and Participation
      All employees, directors and third party service providers are eligible to participate in the 2006 Plan. For purposes of the 2006 Plan, an “employee” means any individual who performs services for and is designated as an employee of the Company, an Affiliate of the Company or a Subsidiary of the Company on the payroll records of the relevant entity; a “director” means any individual who is a member of the Board of Directors of the Company; and a “third party service provider” means any consultant, agent, advisor or independent contractor who renders services to the Company, a Subsidiary of the Company or an Affiliate of the Company, which services (a) are not in connection with the offer or sale of the Company’s securities in a capital raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.
      As of the date of this Proxy Statement, no determination has been made regarding the identity of the individuals to whom 2006 Plan Awards may be granted. The Company estimates that approximately 65 employees of the Company and its current Affiliates and Subsidiaries will be eligible to receive 2006 Plan Awards, including the executive officers of the Company named in the Summary Compensation Table on page 17, other than Michael P. Kelty, Ph.D. who retired on November 1, 2005. In addition, following the election of three directors at the Annual Meeting, there will be eleven directors of the Company eligible to receive 2006 Plan Awards. The Company is unable to reasonably estimate the number of third party service providers who will be eligible to receive 2006 Plan Awards.
      The table included under “EXECUTIVE COMPENSATION — Option Grants in 2005 Fiscal Year” at page 18 shows the options granted under the 2003 Plan to the named executive officers during the 2005 fiscal year; while note (3) to the Summary Compensation Table describes the restricted stock awarded under the 2003 Plan to the named executive officers during the 2005 fiscal year. The information in those tables has been adjusted for the 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005. During the 2005 fiscal year, options covering an aggregate of 353,600 common shares (on a split-adjusted basis) and restricted stock covering an aggregate of 82,000 common shares (on a split-adjusted basis) were granted to all current executive officers of the Company as a group; while options covering an aggregate of 612,000 common shares (on a split-adjusted basis) and restricted stock covering an aggregate of 19,000 common shares (on a split-adjusted basis) were granted to all employees, including all current officers who are not executive officers, as a group. As discussed under “PROPOSAL NUMBER 1 — ELECTION OF DIRECTORS — Compensation of Directors,” the non-employee directors of the Company have received automatic annual grants of options under either the 1996 Plan or the 2003 Plan and have been able to elect to receive all or a portion of their annual cash retainer and other fees paid for service as a director of the Company in cash or in stock units granted under the 1996 Plan or the 2003 Plan.
      Because 2006 Plan Awards will be granted by the Compensation and Organization Committee to participants other than non-employee directors of the Company, and by the Board of Directors of the Company to non-employee directors, based on a subjective determination of the relative current and future contribution that each individual has made or may make to the long-term welfare of the Company, its Affiliates and its Subsidiaries, past awards under the 1996 Plan and/or the 2003 Plan may not be reflective of future 2006 Plan Awards.

Common Shares Available under the 2006 Plan and Limitations on 2006 Plan Awards
      Subject to certain adjustments as described below under “— Adjustments,” the maximum number of common shares of the Company available for grant to participants under the 2006 Plan (the “Share Authorization”) will be equal to the sum of:

•	4,927,378 newly-authorized common shares; plus

•	1,072,622 common shares (on a split-adjusted basis) not granted or subject to outstanding awards under the 1996 Plan or the 2003 Plan (collectively, the “Prior Plans”) as of September 30, 2005 and any of the 6,613,934 common shares (on a split-adjusted basis) subject to outstanding awards as of September 30, 2005 under the Prior Plans that on or after September 30, 2005 cease for any reason to be subject to such awards (other than by reason of the exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable common shares), up to an aggregate maximum of 6,613,934 common shares.
      The maximum number of common shares which would, therefore, be available under the 2006 Plan in accordance with the foregoing formula would be 12,613,934.
      If the 2006 Plan is approved by the Company’s shareholders at the Annual Meeting, no further awards will be made under either of the Prior Plans and awards outstanding under the Prior Plans will remain in effect in accordance with their respective terms.
      In addition to the overall Share Authorization under the 2006 Plan, (i) no more than 3,000,000 common shares may be subject to 2006 Plan Awards other than ISOs, NSOs or SARs, and which may be settled by issuance of common shares; (ii) no more than 6,000,000 common shares may be issued pursuant to ISOs granted under the 2006 Plan; and (iii) no more than 1,000,000 common shares may be subject to 2006 Plan Awards made to non-employee directors.
      Common shares available for issuance under the 2006 Plan may be authorized and unissued common shares or treasury shares. However, under the Miracle-Gro Merger Agreement with the Miracle-Gro Shareholders, the Company has agreed to use reasonable efforts to fund the issuance of common shares pursuant to the exercise of employee stock options with common shares purchased in the open market through privately negotiated repurchases rather than with newly-issued common shares. Common shares covered by a 2006 Plan Award will be counted as used to the extent they are actually issued; however, the full number of common shares covered by a SAR that is to be settled by the issuance of common shares will be counted against the number of common shares available under the 2006 Plan, regardless of the number of common shares actually issued on the settlement of such SAR. Any common shares related to 2006 Plan Awards that terminate due to expiration, forfeiture, cancellation or otherwise without the issuance of such common shares, are settled in cash in lieu of common shares, or are exchanged with the consent of the Compensation and Organization Committee prior to the issuance of common shares for 2006 Plan Awards not involving common shares, may be granted again under the 2006 Plan.

Administration
      The 2006 Plan is administered by the Compensation and Organization Committee. The Compensation and Organization Committee has the full and exclusive discretionary power to: (i) interpret the terms and the intent of the 2006 Plan and any award agreement or other agreement or document ancillary to or in connection with the 2006 Plan; (ii) determine eligibility for 2006 Plan Awards granted to participants other than non-employee directors of the Company; and (iii) adopt such rules, regulations, forms, instruments and guidelines for administering the 2006 Plan as the Compensation and Organization Committee deems necessary or proper. More specifically, the Compensation and Organization Committee has the authority to: (a) select 2006 Plan Award recipients; (b) establish all 2006 Plan Award terms and conditions; (c) grant 2006 Plan Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company or its Subsidiaries or Affiliates; (d) construe any provision of the 2006 Plan or any award agreement; and (e) adopt modifications and amendments to the 2006 Plan or any award agreement.
      The Board of Directors of the Company will determine all 2006 Plan Awards granted to non-employee directors of the Company.
      The Compensation and Organization Committee may delegate to one or more of its members or to one or more officers of the Company, its Subsidiaries or Affiliates, or to one or more agents or advisors, such administrative duties or powers as the Committee may deem advisable. In addition, the Compensation and Organization Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (i) designate employees who are to receive 2006 Plan Awards; and (ii) determine the size of any such 2006 Plan Awards. However, the Compensation and Organization Committee may not delegate such responsibilities to any such officer for 2006 Plan Awards granted to an employee who is an Insider; the resolution providing such authorization must set forth the total number of 2006 Plan Awards such officer(s) may grant; and the officer(s) must report periodically to the Committee regarding the nature and scope of the 2006 Plan Awards granted pursuant to the authority delegated.

Description of 2006 Plan Awards
      The 2006 Plan authorizes the grant or award of (i) ISOs; (ii) NSOs; (iii) SARs; (iv) restricted stock; (v) restricted stock units; (vi) performance units; (vii) performance shares, (viii) cash-based awards; and (ix) other stock-based awards not described by one of the foregoing awards.
      Employees may be granted ISOs. Employees, directors and third party service providers may be granted or awarded NSOs, SARs, restricted stock, restricted stock units, performance units, performance shares, cash-based awards or other stock-based awards.
      Pursuant to the 2006 Plan, each participant’s award agreement will set forth the extent to which the participant will have the right to exercise, retain or receive, as applicable, the 2006 Plan Awards subject to the agreement following the termination of the participant’s employment with or provision of services to the Company, its Affiliates and/or its Subsidiaries, as the case may be. Such provisions are to be determined in the sole discretion of the Compensation and Organization Committee (in the case of 2006 Plan Awards granted to participants other than non-employee directors of the Company) or the Board of

Directors of the Company (in the case of 2006 Plan Awards granted to non-employee directors), need not be uniform among all 2006 Plan Awards, and may reflect distinctions based on the reason for termination.

Options
      NSOs may be granted to any participant under the 2006 Plan. However, ISOs may be granted only to eligible employees of the Company or of any parent or subsidiary corporation as permitted under the applicable provisions of the Internal Revenue Code. Options may be granted for terms of up to, but not exceeding, ten years from the date of grant; however, NSOs granted to participants outside the United States may have a term greater than ten years. During the period in which the 2006 Plan remains in effect, the maximum aggregate number of common shares which may be subject to options granted in any one fiscal year to any one participant will be 200,000, subject to adjustment as described below under “— Adjustments.” Each option grant is to be evidenced by an award agreement that specifies the exercise price of the option, the maximum duration of the option, the number of common shares to which the option pertains, the conditions upon which the option will vest and become exercisable, and such other provisions as the Compensation and Organization Committee (in the case of options granted to participants other than non-employee directors of the Company) or the Board of Directors (in the case of options granted to non-employee directors) determines.
      The exercise price of each option granted to a participant will be specified in the award agreement by the Compensation and Organization Committee (for all participants other than non-employee directors of the Company) or the Board of Directors (for non-employee directors). The exercise price must be at least equal to 100% of the fair market value of the underlying common shares as determined on the grant date. For purposes of the 2006 Plan, the fair market value of a common share on a particular date will generally be the closing price of a common share on the most recent date on which common shares were publicly traded on NYSE (the “fair market value”). On December 1, 2005, the fair market value of the Company’s common shares was $47.57.
      The exercise price of any option must be paid in full at the time of exercise (i) in cash or its equivalent; (ii) by tendering previously acquired common shares having a fair market value equal to the exercise price; (iii) by a cashless (broker-assisted) exercise; (iv) by a combination of (i), (ii) and/or (iii); or (v) any other method approved or accepted by the Compensation and Organization Committee in its sole discretion. If the exercise price is paid through the tender of previously acquired common shares, those common shares must have either been purchased on the open market or been held by the participant for at least six months (or such other period as the Compensation and Organization Committee permits) prior to their tender if acquired under the 2006 Plan or any other compensation plan maintained by the Company.

Stock Appreciation Rights
      The Compensation and Organization Committee may, in its discretion, grant SARs to participants other than non-employee directors of the Company. The award agreement will specify the grant price, the term of the SAR and such other provisions as the Compensation and Organization Committee determines. The grant price of each SAR granted to a participant will be specified by the Compensation and Organization Committee in the award agreement; however, the grant price must be at least equal to 100% of the fair market value of the underlying common shares as determined on the grant date. Except as determined otherwise by the Compensation and Organization Committee, no SAR will be exercisable later than the tenth anniversary of its grant date, except that for SARs granted to participants outside the United States, the Compensation and Organization Committee has the authority to grant SARs that have a term greater than ten years. During the period in which the 2006 Plan remains in effect, the maximum aggregate number of common shares which may be subject to SARs granted in any one fiscal year to any one participant will be 200,000, subject to adjustment as described below under “— Adjustments.”
      The Board of Directors of the Company has the same authority to grant SARs to non-employee directors of the Company.

      Upon the exercise of an SAR, a participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the excess of the fair market value of a common share on the exercise date over the grant price by (ii) the number of common shares with respect to which the SAR is exercised. At the discretion of the Compensation and Organization Committee (in the case of participants other than non-employee directors of the Company) or the Board of Directors (in the case of non-employee directors), the payment upon SAR exercise may be made in cash, common shares or a combination thereof, or in any other manner set forth in the award agreement.

Restricted Stock and Restricted Stock Units
      The Compensation and Organization Committee may, in its discretion, grant restricted stock and/or restricted stock units to participants other than non-employee directors of the Company. The award agreement will specify the period(s) of restriction, the number of common shares covered by the restricted stock or restricted stock unit award, and such other provisions as the Compensation and Organization Committee determines. Among other things, the Compensation and Organization Committee may impose any conditions and/or restrictions it deems advisable including, without limitation: (i) a requirement that the participant pay a stipulated purchase price for each share of restricted stock or each restricted stock unit; (ii) restrictions based upon the achievement of specified performance goals; (iii) time-based restrictions on vesting following the attainment of the performance goals; (iv) time-based restrictions; (v) restrictions under applicable laws or under the requirements of any stock exchange or market upon which the Company’s common shares are listed or traded; (vi) holding requirements or sales restrictions placed on the common shares upon vesting of such restricted stock or restricted stock units; and (vii) whether or not a participant may make or refrain from making an election under Section 83(b) of the Internal Revenue Code.
      Except as provided under the 2006 Plan and in a participant’s award agreement, common shares subject to a restricted stock award will become freely transferable by the participant after all the conditions and restrictions applicable to such common shares have been satisfied or lapsed, and restricted stock units will be paid in cash, common shares or a combination of cash and common shares, as the Compensation and Organization Committee determines. Unless otherwise determined by the Compensation and Organization Committee and set forth in a participant’s award agreement, participants holding restricted stock may be granted the right to exercise full voting rights with respect to the underlying common shares during any period of restriction to the extent permitted or required by law. A participant will have no voting rights with respect to any restricted stock units granted under the 2006 Plan. During the period in which the 2006 Plan remains in effect, the maximum aggregate number of common shares which may be subject to restricted stock or restricted stock units granted in any one fiscal year to any one participant will be 100,000, subject to adjustment as described below under “— Adjustments.”
      The Board of Directors has the same authority to grant restricted stock and/or restricted stock units to non-employee directors of the Company.

Performance Units and Performance Shares
      The Compensation and Organization Committee may, in its discretion, grant performance units and/or performance shares to participants other than non-employee directors of the Company, as evidenced by an award agreement. The Compensation and Organization Committee may establish performance goals for a participant for a particular performance period based upon various performance measures as described below under “— Summary of Operation of the 2006 Plan — Description of 2006 Plan Awards — Performance Measures.” Each performance unit will have an initial value that is established by the Compensation and Organization Committee at the time of the grant. Each performance share will have an initial value equal to the fair market value of a common share on the grant date. The Compensation and Organization Committee will set performance goals in its discretion which will, depending on the extent to which they are met, determine the value and/or number of performance units or performance shares that will be paid out to the participant. After the applicable performance period has ended, the holder of performance units or performance shares will be entitled to receive payout on the value and number of performance units or performance shares earned during such performance period to the extent performance goals have been met. The Compensation and Organization Committee may pay earned performance units or performance shares in cash, in common shares, or a combination of both, equal to the value of the earned performance units or performance shares at the close of the applicable performance period. The maximum aggregate award of performance units or performance shares granted in any one fiscal year to any one participant will be equal to the value of 100,000 common shares determined as of the date of vesting or payout, as applicable, or 100,000 common shares, in each case subject to adjustment as described below under “— Adjustments.”
      The Board of Directors has the same authority to grant performance units and/or performance shares to non-employee directors of the Company.

Cash-Based Awards and Other Stock-Based Awards
      The Compensation and Organization Committee may, in its discretion, grant cash-based awards or equity-based or equity-related awards not otherwise described in the 2006 Plan (including the grant or offer for sale of unrestricted common shares) to participants other than non-employee directors of the Company, in such amounts and subject to such terms and conditions as the Compensation and Organization Committee may determine. Each cash-based award under the 2006 Plan will specify a payment amount or payment range as determined by the Compensation and Organization Committee. Each other stock-based award will be expressed in terms of common shares or units based on common shares, as determined by the Compensation and Organization Committee. The Compensation and Organization Committee may also establish performance goals in its discretion and the value and/or number of cash-based awards or other stock-based awards that will be paid out to a participant will depend on the extent to which such performance goals have been met. Payment, if any, of cash-based awards or other stock-based awards may be made in cash or common shares as the Compensation and Organization Committee determines. The maximum aggregate amount awarded or credited in any one fiscal year to any one participant with respect to (i) cash-based awards, may not exceed the greater of the value of $3.0 million or 100,000 common shares and (ii) any equity-based or equity-related awards not otherwise described in the terms of the 2006 Plan, may not exceed 150,000 common shares; in each case subject to adjustment as described below under “— Adjustments.”
      The Board of Directors has the same authority to grant cash-based awards and/or other stock-based awards to non-employee directors of the Company.

Performance Measures
      The performance goals upon which the payment or vesting of an 2006 Plan Award to any key employee, who is or may become a “covered employee” as defined in Section 162(m) of the Internal Revenue Code, that is intended to qualify as “performance-based compensation” will be limited to the following performance measures: (i) net earnings or net income (before or after taxes); (ii) earnings per share (basic or diluted); (iii) net sales or revenue growth; (iv) net operating profit; (v) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue); (vi) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); (vii) earnings before or after taxes, interest, depreciation and/or amortization; (viii) gross or operating margins; (ix) productivity ratios; (x) share price (including, but not limited to, growth measures and total shareholder return); (xi) expense targets; (xii) margins; (xiii) operating efficiency; (xiv) market share; (xv) customer satisfaction; (xvi) working capital targets; (xvii) economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); (xviii) developing new products and lines of revenue; (xix) reducing operating expenses; (xx) developing new markets; (xxi) meeting completion schedules; (xxii) developing and managing relationships with regulatory and other governmental agencies; (xxiii) managing cash; (xxiv) managing claims against the Company, including litigation; and (xxv) identifying and completing strategic acquisitions. Furthermore, any performance measure may be used to measure the performance of the Company, a Subsidiary and/or an Affiliate as a whole, or any business unit of the Company, a Subsidiary, and/or an Affiliate or any combination thereof, as the Compensation and Organization Committee may deem appropriate. In addition, any of the performance measures listed above may be measured as compared to the performance of a group of comparable companies, or a published or special index that the Compensation and Organization Committee deems appropriate may be used. The Compensation and Organization Committee may select share price as compared to various stock market indices as a performance measure.
      In addition, the Compensation and Organization Committee may provide in any award agreement that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect 2006 Plan Awards to “covered employees,” they must be prescribed in a form that meets the requirements of Section 162(m) of the Internal Revenue Code for deductibility.
      2006 Plan Awards that are intended to qualify as performance-based compensation may not be adjusted upward. The Compensation and Organization Committee has the discretion to adjust such 2006 Plan Awards downward, either on a formula or discretionary basis, or any combination thereof. In the event applicable tax and/or securities laws change to permit the Compensation and Organization Committee to alter the governing performance measures without obtaining shareholder approval of such changes, the Compensation and Organization Committee has the sole discretion to make such changes without obtaining shareholder approval. If the Compensation and Organization Committee determines that it is advisable to grant 2006 Plan Awards that do not qualify as performance-based compensation, the Compensation and Organization Committee may make such grants without satisfying the requirements of Section 162(m) of the Internal Revenue Code and base vesting on performance measures other than those described above.

Dividend Equivalents
      Any participant may be granted dividend equivalents based on the dividends declared on the common shares underlying a 2006 Plan Award, to be credited as of the dividend payment dates, during the period between the grant date of the 2006 Plan Award and the date the 2006 Plan Award is exercised, vests or expires. Any such dividend equivalents will be converted to cash or additional common shares by such formula and at such time and subject to such limitations as may be determined the Compensation and Organization Committee (in the case of grants to participants other than non-employee directors of the Company) or the Board of Directors (in the case of non-employee directors).

Tax Withholding
      The Company has the power and right to deduct or withhold, or require a participant to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes, domestic and foreign, required to be withheld with respect to any taxable event arising as a result of the 2006 Plan. With respect to withholding required upon the exercise of options or SARs, upon the lapse of restrictions on restricted stock and restricted stock units or upon the achievement of performance goals related to performance shares, or any other taxable event arising as a result of a 2006 Plan Award, a participant may elect, subject to approval by the Compensation and Organization Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold common shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

Participants Based Outside the United States
      In order to comply with the laws in other countries in which the Company, its Affiliates and/or its Subsidiaries operate or have employees, directors or third party service providers, the Compensation and Organization Committee has the power and authority to: (i) determine which Affiliates and Subsidiaries are covered by the 2006 Plan; (ii) determine which employees, directors and/or third party service providers outside the United States are eligible to participate in the 2006 Plan; (iii) modify the terms and conditions of any 2006 Plan Award granted to employees and/or third party service providers outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and (v) take any action, before or after an 2006 Plan Award is made, that the Committee deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Change in Control
      Under the 2006 Plan, a “change in control” will be deemed to occur if:

•	there is a change in the majority of the members of the Board of Directors, from those in office on the date the 2006 Plan is approved by the Company’s shareholders (“Incumbent Directors”), for any reason other than death (provided that any director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors then in office will be counted as an Incumbent Director in determining if there has been a change in a majority of the Board of Directors);

•	any person (other than the Company, any of the Company’s Subsidiaries, any employee benefit plan of the Company or any of the Company’s Subsidiaries or Hagedorn Partnership, L.P. or any party related to Hagedorn Partnership, L.P. as determined by the Compensation and Organization Committee) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company’s then outstanding securities;

•	the shareholders of the Company adopt a definitive agreement or a series of related agreements (i) for the merger or other business combination of the Company with or into another entity in which the shareholders of the Company immediately before the effective date of such transaction will own less than 50% of the voting power of such entity, or (ii) for the sale or other disposition of all or substantially all of the assets of the Company;

•	the adoption by the shareholders of the Company of a plan relating to the liquidation or dissolution of the Company; or

•	for any reason, Hagedorn Partnership, L.P. or any party related to Hagedorn Partnership, L.P. as determined by the Compensation and Organization Committee becomes the beneficial owner, directly or indirectly, of securities representing more than 49% of the combined voting power of the Company’s then outstanding securities.
      In the event of a change in control, each option and SAR (other than options and SARs of non-employee directors of the Company) outstanding on the date of the change of control will be cancelled in exchange either for cash equal to the excess of the change in control price as defined below over the exercise price or grant price, as applicable, of the cancelled option or SAR or, in the discretion of the Compensation and Organization Committee, for whole common shares with a fair market value equal to the excess of the change in control price over the exercise price or grant price, as applicable, of the cancelled option or SAR plus cash equal to the value of any fractional common share. The Compensation and Organization Committee also may allow participants to exercise any outstanding options or SARs that are to be cancelled by following the normal procedures for exercising options and SARs within 15 days of the date of the change in control. All performance goals will be deemed to have been met on the date of the change in control, all performance periods will be accelerated and all 2006 Plan Awards for which performance goals have been established will be distributed in a single lump sum cash payment. All other then-outstanding 2006 Plan Awards whose exercisability depends merely on the satisfaction of a service obligation by a participant to the Company, a Subsidiary or an Affiliate will vest in full and will be distributed, if not already held by the participant, in a single lump-sum cash payment based on the change in control price or, at the discretion of the Compensation and Organization Committee, in the form of whole common shares based on the change in control price. Such accelerated payments will not be made to a participant if the Compensation and Organization Committee determines, prior to the change in control and subject to requirements contained in the 2006 Plan, that immediately after the change in control, the 2006 Plan Awards will be honored or assumed, or new rights with substantially equivalent economic value substituted therefor, by the employee’s new employer.
      Under the 2006 Plan, the “change in control price” will be (i) the highest price per common share offered in connection with the transaction resulting in the change in control or (ii) in the event of a change in control not related to a transfer of common shares, the highest fair market value of a common share on NYSE on any of the 30 consecutive trading days ending on the last trading day before the change in control occurs.
      Upon a change in control, outstanding NSOs or SARs issued to non-employee directors of the Company will be cancelled unless (i) the common shares remain publicly traded or (ii) the non-employee director remains a director of the Company immediately following the change in control. Each NSO or SAR issued to a non-employee director that is cancelled will be exchanged either for cash equal to the excess of the change in control price over the exercise price or grant price, as applicable, of the cancelled option or SAR or, in the discretion of the Board of Directors, for whole common shares with a fair market value equal to the excess of the change in control price over the exercise price or grant price, as applicable, of the cancelled option or SAR plus cash equal to the value of any fractional common share. The Board of Directors also may allow non-employee directors to exercise any outstanding options or SARs that are to be cancelled by following the normal procedures for exercising options and SARs within 15 days of the date of the change in control. Restricted stock or restricted stock units held by a non-employee director will be settled for a lump sum cash payment equal to the change in control price. All other types of 2006 Plan Awards held by non-employee directors will be settled for a lump sum cash payment equal to the change in control price less any amount a non-employee director would be required to pay in order for the 2006 Plan Award to be exercised or settled, other than any such amount related to taxes.
Forfeiture Events
      The Compensation and Organization Committee (in the case of 2006 Plan Awards granted to participants other than non-employee directors of the Company) or the Board of Directors (in the case of 2006 Plan Awards granted to non-employee directors) may specify in an award agreement that the participant’s rights, payments and benefits with respect to an 2006 Plan Award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of the 2006 Plan Award. These events may include, but will not be limited to: (i) termination of employment for cause; (ii) termination of the participant’s provision of services to the Company, an Affiliate and/or a Subsidiary; (iii) violation of material policies of the Company, an Affiliate and/or a Subsidiary; (iv) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the participant; or (v) other conduct by the participant that is detrimental to the business or reputation of the Company, its Affiliates and/or its Subsidiaries.
      If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the participant knowingly or grossly negligently engaged in the misconduct, or knowing or grossly negligently failed to prevent the misconduct, or if the participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the participant must reimburse the Company the amount of any payment in settlement of an 2006 Plan Award earned or accrued during the 12-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement.
Transferability of 2006 Plan Awards
      During a participant’s lifetime, the participant’s 2006 Plan Awards are exercisable only by the participant or the participant’s legal representative. 2006 Plan Awards are not transferable other than by will or the laws of descent and distribution. No 2006 Plan Awards may be subject to attachment, execution or levy of any kind, and any purported transfer in violation of the 2006 Plan will be null and void. Notwithstanding the foregoing and subject to certain exceptions, the Compensation and Organization Committee (in the case of 2006 Plan Awards granted to participants other than non-employee directors of the Company) or the Board of Directors (in the case of 2006 Plan Awards granted to non-employee directors) may, in its discretion, permit any or all 2006 Plan Awards (other than ISOs) to be transferred (without value) or exercised by a participant.
Adjustments
      In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of common shares, exchange of common shares, dividend in kind, or other similar change in capital structure, number of outstanding shares or distribution to shareholders of the Company, the Compensation and Organization Committee may in its sole discretion substitute or adjust, as applicable: (i) the number and kind of common shares that may be issued under the 2006 Plan or under particular forms of 2006 Plan Awards; (ii) the number and kind of common shares subject to outstanding 2006 Plan Awards; (iii) the exercise price or grant price applicable to outstanding 2006 Plan Awards; (iv) the annual award limits; and (v) other value determinations applicable to outstanding 2006 Plan Awards.
      The Compensation and Organization Committee may also make appropriate adjustments in the terms of any 2006 Plan Award to reflect such changes or distributions and to modify any other terms of outstanding 2006 Plan Awards, including modifications of performance goals and changes in the length of performance periods. Subject to certain provisos as set forth in the 2006 Plan, the Compensation and Organization Committee may authorize the issuance or assumption of benefits under the 2006 Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as the Committee may deem appropriate, subject to compliance with the applicable rules, if any, under the Internal Revenue Code.
      The Compensation and Organization Committee may make adjustments in the terms and conditions of, and the criteria included in, 2006 Plan Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, as the Committee determines appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made under the 2006 Plan.
Amendment, Modification, Suspension and Termination
      The Compensation and Organization Committee may alter, amend, modify, suspend or terminate the 2006 Plan, at any time and from time to time, or any award agreement under the 2006 Plan in whole or in part. Without the prior approval of the Company’s shareholders and except for certain adjustments described above, options or SARs issued under the 2006 Plan cannot be repriced, replaced or regranted through cancellation, or by lowering the exercise price of a previously granted option or the grant price of a previously granted SAR. No material amendment of the 2006 Plan can be made without shareholder approval, if shareholder approval is required by law, regulation or stock exchange rules. No termination, amendment, suspension or modification of the 2006 Plan or an award agreement may adversely affect in any material way any outstanding 2006 Plan Award without the consent of the affected participant. The Board of Directors of the Company may amend the 2006 Plan, or an award agreement, to take effect retroactively or otherwise, to conform the 2006 Plan or award agreement to any present or future law, administrative regulations and rulings relating to plans of a nature similar to the 2006 Plan (including, but not limited to Section 409A of the Internal Revenue Code).
U.S. Federal Income Tax Consequences
      The following is a brief summary of the general U.S. federal income and employment tax consequences relating to the 2006 Plan. This summary is based on U.S. federal tax laws and regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of the U.S. federal income or employment tax laws.

Section 409A of the Internal Revenue Code
      In 2004, the Internal Revenue Code was amended to add Section 409A, which creates new rules for amounts deferred under “non-qualified deferred compensation plans.” Section 409A includes a broad definition of non-qualified deferred compensation plans which may apply to various types of awards granted under the 2006 Plan. The proceeds of any grant that is subject to Section 409A are subject to a 20 percent excise tax if those proceeds are distributed before the recipient separates from service or before the occurrence of other specified events, such as death, disability or a change of control, all as defined in Section 409A. The Internal Revenue Service (the “IRS”) has not finalized regulations describing the effect of Section 409A on the types of awards issuable pursuant to the 2006 Plan. The Compensation and Organization Committee intends to administer the 2006 Plan to avoid or minimize the effect of Section 409A and, if necessary, will amend the 2006 Plan to comply with Section 409A before December 31, 2006 (or a later date specified by the IRS).
      The 2006 Plan provides that no deferral of compensation (as defined under Section 409A or the guidance thereto) is intended under the 2006 Plan. If any 2006 Plan Award would be considered deferred compensation and if the 2006 Plan fails to meet the requirement of Section 409A with respect to such 2006 Plan Award, then the 2006 Plan Award will be null and void. The Compensation and Organization Committee may permit deferrals of compensation pursuant to the terms of a participant’s award agreement, a separate plan or a subplan which meets the requirements of Section 409A. Additionally, to the extent any 2006 Plan Award is subject to Section 409A, the 2006 Plan does not permit the acceleration or delay of the time or schedule of any distribution related to such 2006 Plan Award, except as permitted by Section 409A, the regulations thereunder and/or the Secretary of the United States Treasury.
ISOs
      ISOs are intended to qualify for special treatment available under Section 422 of the Internal Revenue Code. A participant will not recognize any income when an ISO is granted or exercised and the Company will not receive a deduction at either of those times. Also, ISOs are not subject to employment taxes.
      If a participant acquires common shares by exercising an ISO and continues to hold those common shares for one year or, if longer, until the second anniversary of the grant date (each of these periods is called an “ISO Holding Period”), the amount the participant receives when the participant disposes of the common shares minus the exercise price will be taxable at long-term capital gain or loss rates (this is referred to as a “qualifying disposition”), depending on whether the amount the participant receives when the participant disposes of the common shares is larger or smaller than the exercise price the participant paid. Upon a qualifying disposition, the Company is not entitled to a deduction.
      If a participant disposes of the common shares before the end of either ISO Holding Period (this is referred to as a “disqualifying disposition”), the participant will recognize compensation income equal to the excess, if any, of (i) the fair market value of the common shares on the date the ISO was exercised, or, if less, the amount received on the disposition, over (ii) the exercise price. The Company will be entitled to a deduction equal to the income that the participant recognizes. The participant’s additional gain will be taxable at long-term or short-term capital gain rates (depending on whether the participant held the common shares for more than one year).
      If a participant uses common shares acquired by exercising an ISO (“Delivered Shares”) to pay the exercise price of another ISO, the participant’s payment will be treated as a disqualifying disposition of the Delivered Shares if the Delivered Shares are used to exercise an ISO before the end of their ISO Holding Periods. This type of disposition generally will cause the participant to recognize ordinary income on the Delivered Shares equal to the difference between the exercise price of the Delivered Shares and the fair market value of the Delivered Shares at exercise. The Company will be entitled to a deduction equal to the ordinary income that the participant recognizes. If a participant exercises the participant’s ISO using (i) common shares that were not purchased pursuant to an ISO or (ii) Delivered Shares that were purchased by exercising an ISO that satisfied the ISO Holding Periods, the participant generally will not recognize income, gain or loss in connection with the exercise.
      If a participant exercises the participant’s ISO using only Delivered Shares to pay the exercise price, the participant’s basis in the same number of new common shares will be the same as the participant’s basis in the Delivered Shares plus the taxable income, if any, that the participant recognized on the delivery of the Delivered Shares. Any additional new common shares will have a zero basis.
      The rules that generally apply to ISOs do not apply when calculating any alternative minimum tax liability. When an ISO is exercised, a participant must treat the excess, if any, of the fair market value of the common shares on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. The rules affecting the application of the alternative minimum tax are complex and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from ISOs.
NSOs
      NSOs do not receive the special tax treatment afforded to ISOs under the Internal Revenue Code, although a participant will not recognize any income when an NSO is granted and the Company will not receive a deduction at that time. However, unlike an ISO, when an NSO is exercised, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the common shares that the participant purchased on the date of exercise over the exercise price. Also, unlike an ISO, this same amount will be subject to employment taxes, including social security and Medicare taxes. If a participant uses common shares or a combination of common shares and cash to pay the exercise price of an NSO, he or she will have ordinary income equal to the value of the excess of the number of common shares that the participant purchases over the number the participant surrenders, less any cash the participant uses to pay the exercise price. This same amount will be subject to employment taxes, including social security and Medicare taxes. When an NSO is exercised, the Company will be entitled to a deduction equal to the ordinary income that the participant recognizes.
      If the amount a participant receives when the participant disposes of the common shares that the participant acquired by exercising an NSO is larger than the exercise price the participant paid, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the common shares for more than one year after the participant acquired them by exercising the NSO. But, if the amount a participant receives when the participant disposes of the common shares that the participant acquired by exercising an NSO is less than the exercise price the participant paid, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the common shares for more than one year after the participant acquired them by exercising the NSO.
Restricted Stock
      Unless a participant makes an election under Section 83(b) of the Internal Revenue Code, the participant will not recognize taxable income when restricted stock is granted and the Company will not receive a deduction at that time. Instead, a participant will recognize ordinary income when the restricted stock vests (i.e., when the participant can no longer lose them) equal to the fair market value of the common shares the participant receives when the restrictions lapse, less any consideration paid for the restricted stock, and the Company generally will be entitled to a deduction equal to the income that the participant recognizes. Also, the same amount will be subject to employment taxes, including social security and Medicare taxes.
      If the amount a participant receives when the participant disposes of these common shares is larger than the value of the common shares when the restricted stock vested, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the common shares for more than one year after the restricted stock vested. But, if the amount the participant receives when the participant disposes of these common shares is less than the value of the common shares when the restricted stock vested, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the common shares for more than one year after the restricted stock vested.
      If a participant makes a Section 83(b) election, the participant will recognize ordinary income on the grant date equal to the fair market value of the shares of restricted stock on the grant date, and the Company will be entitled to a deduction equal to the income that the participant recognizes at that time. Also, the same amount will be subject to employment taxes, including social security and Medicare taxes. However, the participant will not recognize income when (and if) the restrictions lapse. If a participant earns the common shares, any appreciation between the grant date and the date the participant disposes of the common shares will be treated as a long-term or short-term capital gain, depending on whether the participant held the common shares for more than one year after the grant date. But, if the amount the participant receives when the participant disposes of these common shares is less than the value of the common shares on the grant date, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the common shares for more than one year after the grant date. Also, if a participant forfeits the participant’s restricted stock, the participant cannot take a tax deduction in connection with that forfeiture.
SARs
      A participant will not recognize any income when a SAR is granted and the Company will not receive a deduction at that time. When a SAR is exercised, a participant will recognize ordinary income equal to the cash and/or fair market value of the common shares the participant received upon exercise. The Company will be entitled to a deduction equal to the ordinary income that the participant recognizes. Also, the same amount will be subject to employment taxes, including social security and Medicare taxes. If the amount a participant receives when the participant disposes of any common shares acquired upon the exercise of a SAR is larger than the value of the common shares when the SAR was exercised, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the common shares for more than one year after the SAR was exercised. But, if the amount the participant receives when the participant disposes of these common shares is less than the value of the common shares when the SAR was exercised, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the common shares for more than one year after the SAR was exercised.
Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards
      A participant will not recognize taxable income when the Company grants the participant restricted stock units, performance units, performance shares and/or cash-based awards and the Company will not receive a deduction at that time. However, if the participant satisfies the conditions imposed on the 2006 Plan Award, the participant will recognize ordinary income equal to the cash or the fair market value of the common shares the participant receives at the time of delivery. Also, the same amount will be subject to employment taxes, including social security and Medicare taxes. The Company generally will be entitled to a deduction equal to the income that the participant recognizes.
      If the amount a participant receives when the participant disposes of the common shares acquired upon the settlement of a restricted stock unit, performance unit, performance share or cash-based award is larger than the value of the common shares when the participant received them, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the common shares for more than one year after they were issued. But, if the amount the participant receives when the participant disposes of these common shares is less than the value of the common shares when they were issued, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the common shares for more than one year after they were issued.

ANY U.S. FEDERAL TAX ADVICE CONTAINED IN THE FOREGOING IS NOT INTENDED OR WRITTEN BY THE PREPARER OF SUCH ADVICE TO BE USED, AND IT CANNOT BE USED BY THE RECIPIENT, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE RECIPIENT. THIS DISCLOSURE IS INTENDED TO SATISFY U.S. TREASURY DEPARTMENT REGULATIONS.
Other Matters
      The 2006 Plan is intended to comply with Section 162(m) of the Internal Revenue Code with respect to 2006 Plan Awards granted to employees who are or who may become a “covered employee” as defined in Section 162(m). The Company is seeking shareholder approval of the 2006 Plan in order to satisfy the shareholder approval requirements of the NYSE Rules as well as those under Section 162(m) of the Internal Revenue Code. If shareholder approval of the 2006 Plan is not obtained, the 2006 Plan will be null and void.
Recommendation and Vote
      The affirmative vote of holders of a majority of the Company’s common shares that are voted on the proposal to approve the 2006 Plan is necessary to approve the 2006 Plan; provided that the total vote cast on the proposal represents over 50% in interest of all common shares entitled to vote on the proposal. Under applicable NYSE Rules, broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and will have the effect of a vote “AGAINST” the proposal.
      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2006 PLAN.
PROPOSAL NUMBER 4
APPROVAL OF THE SCOTTS COMPANY LLC
EXECUTIVE/MANAGEMENT INCENTIVE PLAN
Proposal
      The Board proposes that the shareholders approve, ratify and adopt The Scotts Company LLC Executive/Management Incentive Plan (the “Executive Incentive Plan”). The Executive Incentive Plan is a performance-based compensation plan as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) governs the corporate tax deductibility of annual compensation exceeding $1,000,000 paid to the CEO and the four other most highly compensated executive officers of a public company. Corporate tax deductions for certain types of compensation, including performance-based compensation, are generally not subject to this limit. The Executive Incentive Plan is being submitted to the shareholders for approval, ratification and adoption at the Annual Meeting to ensure that incentive compensation payable under the Executive Incentive Plan will be deductible under Section 162(m) as performance-based compensation. By approving the Executive Incentive Plan, the shareholders will also be approving, among other things, the material terms of the performance goals and the eligibility requirements of the Executive Incentive Plan.
      The following is a brief summary of the material features of the Executive Incentive Plan. This summary is qualified in its entirety by reference to the full text of the Executive Incentive Plan, a copy of which is attached to this Proxy Statement as Annex C. All capitalized terms which are not defined herein are defined in the Executive Incentive Plan.
Purpose
      The objectives of the Executive Incentive Plan are to provide meaningful financial incentives consistent with and supportive of the Company’s corporate strategies and objectives, to encourage team effort toward the achievement of corporate financial and strategic goals aligned with our shareholders and customers, and to contribute toward a competitive compensation program for participants in the Executive Incentive Plan. The Executive Incentive Plan seeks to accomplish these objectives by providing annual cash awards to the executive officers and management of the Company based upon the Company’s achievement of established financial targets.
Eligibility and Participation
      All managers and more senior level employees (including executive officers) of the Company and all related entities are eligible to participate upon recommendation by management and in the case of covered employees (as defined in Internal Revenue §162(m)) approval by the Compensation and Organization Committee. Approximately 600 employees currently participate in the Executive Incentive Plan. The Compensation and Organization Committee may make additions or deletions to the list of eligible associates upon recommendation of the Company’s Head of Global Total Rewards.
      Participants must be actively employed in an eligible job/position for at least 13 consecutive weeks during the Plan Year. Participants must be employed by the Company on the last day of the fiscal year to be eligible for a payment under the Executive Incentive Plan. Participants whose employment terminates during the Plan Year (other than in cases of retirement) will not be eligible for any payment under the Executive Incentive Plan for that Plan Year.
Description of Awards
      The Executive Incentive Plan provides cash awards designed to recognize and reward performance against established financial targets. All award payouts are dependent upon the entire company making its minimum net income threshold, also referred to as the “funding trigger” below which no incentives will be paid to any participant. The Plan design includes up to five standard performance measures from the list of available performance measures, below, an earnings “multiplier” that will reinforce the importance of earnings by modifying the performance results against all of the other goals, and the ability to tailor incentive measure weights to each particular group or unit reflecting the relative contribution that group or unit can make to those results.
      Performance Measurements (measured over an established period) may include Net earnings or net income (before or after taxes); Earnings per share (basic or diluted); Net sales or revenue growth; Net operating profit; Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment) Earnings before or after taxes, interest, depreciation, and/or amortization; Gross or operating margins; Productivity ratios; Share price (including, but not limited to, growth measures and total shareholder return); Expense targets; Margins; Operating efficiency; Market share; Customer satisfaction/service; Product Fill Rate percent (% of orders filled on first delivery) or All-In Fill Rate percent (% calculated dollar fill based on potential) times Inventory Turns; Working capital targets; Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); Developing new products and lines of revenue; Reducing operating expenses; Developing new markets; Meeting completion schedules; Developing and managing relationships with regulatory and other governmental agencies; Managing cash; Managing claims against the Company, including litigation; and Identifying and completing strategic acquisitions. Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate. Performance above and below target performance goals is calculated incrementally so participants receive prorated payouts calculated on a straight-line basis.
      The maximum amount of compensation that could be paid to any Participant in any Plan Year from this Plan is $2.5 million. All payments under the Plan will be made by the 15th day of the third month following the close of the applicable Plan Year. Unless the Incentive Review Committee specifies otherwise, Participants must execute an Employee Confidentiality, Noncompetition, Nonsolicitation Agreement, which if breached will result in forfeiture of any future payment under the Plan and are obliged to return to the Company any monies paid to the Participant under this Plan within the three years prior to breach.

Administration
      The Committee, the Head of Global Total Rewards and the Incentive Review Committee administer the Executive Incentive Plan. The Committee reviews the overall operation of the Executive Incentive Plan and is responsible for approving changes in the Plan design, the payout percentage, additions or deletions of eligible associates, and payouts to all Participants after written certification that performance measures have been met. Each Committee member is an “outside director” within the meaning of Section 162(m).
      The Head of Global Total Rewards is responsible for recommending to the Committee changes in the Executive Incentive Plan, as appropriate, payout targets, and additions or deletions to the list of associates eligible to participate in the Executive Incentive Plan.
      The Incentive Review Committee, which is comprised of the Chief Executive Officer, Executive Vice President, the Head of Human Resources and the Chief Financial Officer of the Company, is responsible for approving the percentages by which financial measurements vary from approved budgets and business unit financial performance results, adjudicating changes and adjustments, and recommending Plan payouts to the Committee.
Amendment and Termination
      The Company reserves the right to suspend the Executive Incentive Plan, to withdraw the Executive Incentive Plan, and to make substantial alterations in the Executive Incentive Plan concept, subject to approval by the Compensation and Organization Committee. Prior to any such suspension, withdrawal or alteration, the Compensation and Organization Committee will consider the impact of such suspension, withdrawal or alteration, as the case may be, under the requirements of Section 162(m).
Plan Benefits
      The exact amount of future awards under the Executive Incentive Plan, if any, that will be received by the Company’s eligible executive officers is at the discretion of the Compensation and Organization Committee and dependent upon the future performance of the Company, and therefore cannot be determined at this time. The amounts paid under the Executive Incentive Plan to the Company’s Chief Executive Officer and four other most highly compensated executive officers in respect of 2005 fiscal year performance are disclosed in the Summary Compensation Table. The following sets forth the amounts paid under the Executive Incentive Plan to the Company’s current executive officers, as a group; and employees, including all current officers who are not executive officers, as a group, in respect of 2005 fiscal year performance:

Group	Dollar Value of Award

Executive Group (six individuals)	$3,032,440
Non-Executive Officer Employee Group (approximately 600 individuals)	$20,750,560
Recommendation and Vote
      The affirmative vote of holders of a majority of the Company’s common shares that are voted on the proposal to approve the Executive Incentive Plan is necessary to approve the Executive Incentive Plan. Under applicable NYSE Rules, broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and will have the effect of a vote “AGAINST” the proposal.
      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE EXECUTIVE INCENTIVE PLAN.

PROPOSAL NUMBER 5
SHAREHOLDER PROPOSAL TO DECLASSIFY THE COMPANY’S BOARD OF DIRECTORS
Shareholder’s Statement in Support of the Proposal
      John C. Harrington, P.O. Box 6108, Napa, California 94581-1108, claiming ownership of 200 common shares (as adjusted to reflect the 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005) of the Company for more than one year and stating that he will continue to hold the same through the date of the Annual Meeting, has given notice that he intends to present for action at the Annual Meeting the following resolution (the “Shareholder Proposal”):
“Scotts Shareholder Proposal 2006
Annual Election of Directors
Be it resolved, that the shareholders of The Scotts Miracle-Gro Company request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.
Supporting Statement:
      Shareholders believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes for three year terms minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.
      In addition, since only one-third of the Board of Directors is elected annually, classified boards could frustrate the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest. We believe this to be to detrimental to long-term shareholder interest.
      We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.”
The Company’s Response to the Shareholder Proposal
      Ohio law permits the regulations of an Ohio corporation to provide for the classification of directors into separate classes of not fewer than three directors per class. The Company currently has three classes of directors with members serving three-year terms. Each year, approximately one-third of the Board is up for election. The Board of Directors believes that the current classified board structure, which has been in place since 1995, continues to provide significant benefits to the Company and its shareholders. The Board has carefully considered the shareholder proposal and, for the reasons set forth below, has concluded that it would not be appropriate to take the action requested in the proposal.
      The Board of Directors believes that the current classified board structure does not compromise the directors’ accountability to shareholders. All directors, regardless of the length of their term of office, have the same fiduciary responsibility to shareholders. Furthermore, since one-third of the directors must stand for election each year the shareholders have an annual opportunity to vote against the Board’s nominees in order to express any dissatisfaction they may have with the Board. The Board feels that the current classified board structure maximizes shareholder value since it promotes continuity, stability, and knowledge of the business affairs and financial strategies of the Company by ensuring that at any time a majority of the directors have prior experience as directors of the Company.
      The Board of Directors also believes that the classified board structure enhances the Board’s ability to negotiate the best results for the shareholders in a takeover situation. While the existence of a classified board will not prevent a party from acquiring control of a board or accomplishing a hostile acquisition, it is intended to cause the party seeking to obtain control of the Company to negotiate with the Board. Since at least two annual meetings would be required to effect a change in control of the Board, the classified board structure reduces the threat of removal of a majority of the Board through a single proxy contest and thus provides incumbent directors with additional time and bargaining power to evaluate the terms of the takeover proposal, negotiate on behalf of shareholders and consider alternative proposals.
      The Board is aware that proposals to declassify boards are receiving an increasing level of support from investor groups. The Board of Directors is committed to good governance practices and the Board and its Governance and Nominating Committee regularly evaluate all of the Company’s corporate governance practices to ensure that such practices remain in the best interests of the Company and its shareholders. As part of its annual evaluation of governance matters, the Board will continue to review the classified board structure. At the present time the Board feels that the current structure is in the best interests of the Company and its shareholders.
      Approval of this shareholder proposal would not automatically eliminate the Company’s classified board structure, which is provided for in the Company’s Code of Regulations. Further action by the Board of Directors, and subsequently the shareholders, would be required to amend the Company’s Code of Regulations in order to declassify the Board of Directors. Under the Company’s Code of Regulations, the affirmative vote of the holders of shares entitling them to exercise not less than a majority of the voting power with respect to the proposal would be required for such an amendment. While the Board of Directors would consider the merits of such an amendment, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interest of the Company and all of its shareholders.
      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.
      The affirmative vote of a majority of the Company’s common shares that are voted on the Shareholder Proposal is necessary to approve the Shareholder Proposal. Under applicable NYSE Rules, broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and will have the effect of a vote “AGAINST” the Shareholder Proposal.
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
      Proposals of shareholders intended to be presented at the 2007 Annual Meeting of Shareholders must be received by the Corporate Secretary of the Company no later than August 22, 2006, to be eligible for inclusion in the Company’s proxy, notice of meeting and proxy statement relating to the 2007 Annual Meeting. Upon receipt of a shareholder proposal, the Company will determine whether or not to include the proposal in the proxy materials in accordance with applicable SEC Rules.
      The SEC has promulgated rules relating to the exercise of discretionary voting authority pursuant to proxies solicited by the Board of Directors. If a shareholder intends to present a proposal at the 2007 Annual Meeting of Shareholders and does not notify the Corporate Secretary of the Company of the proposal by November 6, 2006, the proxies solicited by the Board of Directors for use at the 2007 Annual Meeting may be voted on the proposal, without discussion of the proposal in the Company’s proxy statement for the 2007 Annual Meeting.
      In each case, written notice must be given to the Company’s Corporate Secretary, at the following address: The Scotts Miracle-Gro Company, 14111 Scottslawn Road, Marysville, Ohio 43041, Attn: Corporate Secretary.
OTHER BUSINESS
      As of the date of this Proxy Statement, the Board of Directors knows of no matter that will be presented for action at the Annual Meeting other than those matters discussed in this Proxy Statement. If any other matter requiring a vote of the shareholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board of Directors will vote and act according to their best judgments in light of the conditions then prevailing.

ANNUAL REPORT ON FORM 10-K
      Audited consolidated financial statements for the Company and its subsidiaries for the 2005 fiscal year are included in the Company’s 2005 Annual Report which is being delivered with this Proxy Statement. Additional copies of the Company’s 2005 Annual Report and the Company’s Annual Report on Form 10-K for the 2005 fiscal year (excluding exhibits, unless such exhibits have been specifically incorporated by reference therein) may be obtained, without charge, from the Company’s Investor Relations Department at 14111 Scottslawn Road, Marysville, Ohio 43041. The Form 10-K is also on file with the SEC, Washington, D.C. 20549.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
      Only one copy of the Company’s Proxy Statement and one copy of the Company’s 2005 Annual Report are being delivered to multiple registered shareholders who share an address unless the Company has received contrary instructions from one or more of the registered shareholders. A separate proxy card is being included for each account at the shared address. The Company will promptly deliver, upon written or oral request, a separate copy of each of these documents to a registered shareholder at a shared address to which a single copy of the documents was delivered. A registered shareholder at a shared address may contact the Company by mail addressed to The Scotts Miracle-Gro Company, Investor Relations Department, 14111 Scottslawn Road, Marysville, Ohio 43041, or by phone at (937) 644-0011 to (A) request additional copies of the Company’s Proxy Statement and 2005 Annual Report, (B) notify the Company that such registered shareholder wishes to receive a separate annual report and proxy statement in the future or (C) request delivery of a single copy of annual reports and proxy statements in the future if registered shareholders at the shared address are currently receiving multiple copies.
      Many brokerage firms and other holders of record have also instituted householding. If your family or others with a shared address have one or more “street name” accounts under which you beneficially own common shares, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of the Company’s Proxy Statement or 2005 Annual Report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

By Order of the Board of Directors,

James Hagedorn
Chief Executive Officer
and Chairman of the Board

ANNEX A
THE SCOTTS MIRACLE-GRO COMPANY
DISCOUNTED STOCK PURCHASE PLAN
(As Proposed to be Amended and Restated as of January 26, 2006;
Reflects 2-for-1 Stock Split Distributed on November 9, 2005)
1.00 PURPOSE
      This Plan is intended to foster and promote the Company’s long-term financial success and to increase shareholder value by [1] providing Participants an opportunity to acquire an ownership interest in the Company and [2] enabling the Company to attract and retain the services of outstanding individuals upon whose judgment, interest and dedication the successful conduct of the Company’s business is largely dependent.
2.00 DEFINITIONS
      When used in this Plan, the following terms will have the meanings given to them in this section unless another meaning is expressly provided elsewhere in this document or clearly required by the context. When applying these definitions, the form of any term or word will include any of its other forms.
      Act. The Securities Exchange Act of 1934, as amended.
      Beneficiary. The person who has the right to receive (or exercise) any Plan benefits (or rights) that are unpaid (or unexercised) when the Participant dies.
      Board. The Company’s Board of Directors.
      Change in Control. The occurrence of any of the following events:

[1] Any “person,” including a “group” [as such terms are used in Act §§13(d) and 14(d)(2), but excluding the Company, any of its Subsidiaries, any employee benefit plan of the Company or any of its Subsidiaries or Hagedorn Partnership, L.P. or any party related to Hagedorn Partnership, L.P. as determined by the Committee] is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 30 percent of the combined voting power of the Company’s then outstanding securities; or

[2] The adoption or authorization by the shareholders of the Company of a definitive agreement or a series of related agreements [a] for the merger or other business combination of the Company with or into another entity in which the shareholders of the Company immediately before the effective date of such merger or other business combination own less than 50 percent of the voting power in such entity; or [b] for the sale or other disposition of all or substantially all of the assets of the Company; or

[3] The adoption by the shareholders of the Company of a plan relating to the liquidation or dissolution of the Company; or

[4] For any reason, Hagedorn Partnership, L.P. or any party related to Hagedorn Partnership, L.P. as determined by the Committee becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 49 percent of the combined voting power of the Company’s then outstanding securities.
      Code. The Internal Revenue Code of 1986, as in effect on the Effective Date or as amended or superseded after the Effective Date, and any regulations and applicable rulings issued under the Code.
      Committee. The committee to which the Board delegates responsibility for administering the Plan.
      Company. The Scotts Miracle-Gro Company, an Ohio corporation, and any successor to it.
      Custodial Account. The account established for each Participant to which the Company transfers shares of Stock acquired under the Plan.

      Designated Subsidiary. Any Subsidiary that has been designated by the Committee as a Subsidiary whose Employees shall be eligible to participate in the Plan.
      Effective Date. The date the Plan was originally adopted by the Board.
      Eligible Employee. As of any Entry Date, [1] any U.S.-based regular full-time or permanent part-time Employee who [a] has reached age 18, [b] is not a seasonal employee (i.e., as determined by the Committee), [c] has been an Employee for at least 15 days before the applicable Entry Date, and [d] complies with Section 3.00 and other Plan provisions; and [2] any non-U.S.-based Employee of an Employer who [a] meets the eligibility criteria established by the Committee from time to time for non-U.S.-based Employees of such Employer and [b] complies with Section 3.00 and other Plan provisions.
      Employee. Any person who, on an applicable Entry Date, is a common law employee of any Employer. A worker who is classified as other than a common law employee but who is subsequently reclassified as a common law employee of an Employer for any reason and on any basis will be treated as a common law employee from the first Entry Date that begins after the date of that determination and will not retroactively be reclassified as an Employee for any purpose of this Plan. The term “Employee” shall also include any person who provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee.
      Employer. The Company and each Designated Subsidiary employing an Eligible Employee.
      Entry Date. The first day of each Offering Period and the date that Purchase Rights are granted under the Plan for the ensuing Offering Period.
      Fair Market Value. The value of one share of Stock on any relevant date, determined under the following rules:

[1] If the Stock is traded on an exchange, the reported “closing price” on the relevant date, if it is a trading day, otherwise on the next trading day;

[2] If the Stock is traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on that quotation system on the relevant date if it is a trading day, otherwise on the next trading day; or

[3] If neither of the preceding apply, the fair market value as determined by the Committee in good faith.
      Offering Period. The period during which payroll deductions will be accumulated in Plan Accounts to fund the purchase of shares of Stock. Each Offering Period will consist of one calendar month, unless a different period is established by the Committee and announced to Eligible Employees before the beginning of the Offering Period.
      Participant. Any Eligible Employee who complies with the conditions described in Section 3.00 for the current Offering Period.
      Plan. The Scotts Miracle-Gro Company Discounted Stock Purchase Plan (as Amended and Restated as of January 26, 2006). This program is not intended to comply with Code §§422 or 423.
      Plan Account. The individual account established by the Committee for each Participant and to which all amounts described in Section 3.01[1][a] are credited until applied as described in Section 6.00.
      Purchase Date. The last day of each Offering Period and the date on which shares of Stock are purchased in exchange for the Purchase Price.
      Purchase Price. The price that each Participant must pay to purchase shares of Stock under this Plan but which may never be less than 90 percent of the Fair Market Value of a share of Stock on each Purchase Date (or the first trading day following the Purchase Date if the Purchase Date is not a trading date).
      Purchase Right. The right to purchase shares of Stock subject to the terms of the Plan.
      Stock. A common share, without par value, issued by the Company.

      Subsidiary. Any corporation, partnership or other form of unincorporated entity of which the Company owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock, if the entity is a corporation; or of the capital or profits interest, if the entity is a partnership or another form of unincorporated entity.
      Termination. Cessation of the employee-employer relationship between a Participant and each Employer for any reason. Also, a Participant will be treated as having Terminated on the date his or her employer is no longer an Employer.
3.00 PARTICIPATION
      3.01 Enrollment.

[1] Each Eligible Employee may become a Participant for any Offering Period beginning after the date he or she complies with each of the following conditions:

[a] Authorizes the Employer to withhold a portion of his or her taxable compensation. This authorization will be made under rules developed by the Committee within the following limits: each authorization [i] must be stated in whole dollars, [ii] may not authorize or result in authorization of a deduction [A] less than the amount specified by the Committee (which may never be less than $10.00 per pay period or [B] more than the amount specified by the Committee (which may never be more than, in the aggregate, $24,000 for each Plan Year), [iii] must be signed by the enrolling Eligible Employee and [iv] must be delivered to the Committee within the period specified by the Committee.

[b] Complies with any other rules established by the Committee.

[2] By enrolling in the Plan, each Participant will be deemed to have [a] agreed to the terms of the Plan and [b] authorized the Employer to withhold from his or her compensation [i] the amounts authorized under Section 3.01[1][a] and [ii] any taxes and other amounts due in connection with any transaction contemplated by the Plan.
      3.02 Duration of Election to Participate.
      Subject to the terms of the Plan:

[1] Participants’ withholding elections will be implemented beginning with the first payroll period with a paycheck date in the Offering Period for which it is filed and will remain in effect until revoked or changed under the rules described in Section 3.02[2].

[2] A Participant who elects to participate in the Plan for any Offering Period by complying with the rules described in Section 3.01 may change or revoke that election for any subsequent Offering Period but only by complying with the rules described in Section 3.01 as if the changed or revoked election were a new election. Any change to or revocation of an earlier election will be effective as of the first day of the first Offering Period beginning at least 15 calendar days after the revised election is delivered to the Committee and will remain in effect until revoked or changed under the rules described in this section.
      3.03 No Interest Paid. No interest will be paid with respect to any amount credited to or held in any Plan Account.
4.00 ADMINISTRATION
      4.01 Committee Duties.

[1] The Committee is responsible for administering the Plan and has all powers appropriate and necessary to that purpose. Consistent with the Plan’s objectives, the Committee may adopt, amend and rescind rules and regulations relating to the Plan, to the extent appropriate to protect the Company’s interests and has complete discretion to make all other decisions necessary or advisable for the administration and interpretation of the Plan. The authority of the Committee specifically includes, without limitation, the power to make any changes to the Plan with respect to the participation of employees of any Designated Subsidiary that is organized under the laws of a country other than the United States of America when the Committee deems such changes to be necessary or appropriate to achieve a desired tax treatment in such non-U.S. jurisdiction or to comply with the laws applicable to such non-U.S. Subsidiaries. Such changes may include, without limitation, establishment of or modifications to eligibility criteria, maximum number or value of shares that may be purchased in a given period, or other requirements set forth herein; and procedural or administrative modifications. Any modification relating to offerings to a particular Designated Subsidiary will apply only to such Designated Subsidiary, and will apply equally to all similarly situated employees of such Designated Subsidiary. Any action by the Committee will be final, binding and conclusive for all purposes and upon all persons. The Committee is granted all powers appropriate and necessary to administer the Plan.

[2] Consistent with the terms of the Plan, the Committee:

[a] May exercise all discretion retained to it under the Plan;

[b] Will establish the number of shares of Stock that may be acquired during each Offering Period if the number available during any Offering Period is less than all remaining available shares determined under Section 5.02;

[c] May develop and impose other terms and conditions it believes are appropriate and necessary to implement the purposes of this Plan;

[d] Will establish and maintain a Plan Account for each Participant to which will be [i] credited with amounts described in Section 3.01[1][a] and [ii] debited with all amounts applied to purchase shares of Stock;

[e] Will establish a Custodial Account for each Participant which will be credited with shares of Stock until distributed as provided in Section 7.00;

[f] Will administer procedures through which Eligible Employees may enroll in the Plan;

[g] Will disseminate information about the Plan to Eligible Employees; and

[h] Will apply all Plan rules and procedures.
      4.02 Delegation of Ministerial Duties. In its sole discretion, the Committee may delegate any ministerial duties associated with the Plan to any person (including employees) that it deems appropriate other than those duties described in Section 4.01[2][a], [b] and [c].
      4.03 General Limit on Committee. Consistent with applicable law and Plan terms, the Plan will be administered in a manner that extends equal rights and privileges to all Participants.
5.00 OFFERING
      5.01 Right to Purchase. Subject to Sections 5.02, 5.03 and 6.00, the number of shares of Stock that may be purchased during each Offering Period will be established by the Committee before the beginning of each Offering Period.
      5.02 Number of Shares of Stock. Subject to Section 5.03, the aggregate number of shares of Stock that may be purchased under the Plan is 300,000.
      5.03 Adjustment in Capitalization. If, after the Effective Date, there is a Stock dividend or Stock split, recapitalization (including payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares, or other similar corporate change affecting Stock, the Committee will appropriately adjust [1] the number of Purchase Rights that may or will be issued, [2] the aggregate number of shares of Stock available under Section 5.02 or subject to outstanding Purchase Rights (as well as any share-based limits imposed under this Plan), [3] the respective Purchase Price, number of shares and other limitations applicable to outstanding or subsequently issued Purchase Rights and [4] any other factors, limits or terms affecting any outstanding or subsequently issued Purchase Rights.

      5.04 Source of Stock. Shares of Stock to be purchased under the Plan may, in the Committee’s discretion, be newly issued shares or treasury shares previously acquired by the Company. Shares of authorized but unissued shares of Stock may not be delivered under the Plan if the Purchase Price is less than the par value of the Stock.
6.00 PURCHASE OF SHARES
      6.01 Purchase.

[1] Throughout each Offering Period, the Employer will withhold from each Participant’s regular payroll the amount the Participant has elected under Section 3.01[1][a]. These amounts will be held in the Participant’s Plan Account until the Purchase Date.

[2] As of each Purchase Date and subject to the Plan’s terms and limits, the value of each Participant’s Plan Account will be divided by the Purchase Price established for that Offering Period and each Participant will be deemed to have purchased the number of whole and fractional shares of Stock produced by dividing the value of the Participant’s Plan Account as of the Purchase Date by the Purchase Price. Simultaneously, the Participant’s Plan Account will be charged for the amount of the purchase.
      6.02 Remaining Available Shares.

[1] If application of the procedures described in Section 6.01 would result in the purchase of a number of shares of Stock larger than the number of shares of Stock offered during that Offering Period, the Committee will allocate available shares of Stock among Participants and any cash remaining in Participants’ Plan Accounts will be credited to the next Offering Period and, subject to the terms of the Plan, applied along with additional amounts credited to that Offering Period to purchase shares of Stock during that Offering Period and at the Purchase Price established for that Offering Period.

[2] If application of the procedures described in Section 6.01 would result in the purchase of a number of shares of Stock less than the number of shares of Stock made available for purchase for any Offering Period, the excess shares of Stock will be available for purchase during any subsequent Offering Period.
      6.03 Delivery of Shares; Participants’ Custodial Accounts.

[1] At or as promptly as practicable after the end of each Offering Period, the Company will deliver the shares of Stock purchased by a Participant during that Offering Period to the custodian for deposit into that Participant’s Custodial Account.

[2] Unless the Committee decides otherwise, cash dividends on any shares of Stock credited to a Participant’s Custodial Account will be automatically reinvested in additional whole and fractional shares of Stock unless the Participant has affirmatively elected to receive the dividend in cash. All cash dividends credited to Participants’ Custodial Accounts will be paid over by the Company to the custodian at the dividend payment date and all cash dividends to be paid to a Participant in cash will be distributed at the dividend payment date. Purchases of Stock for purposes of dividend reinvestment will be made as promptly as practicable (but not more than 30 days) after a dividend payment date. The custodian will make these purchases, as directed by the Committee, either [a] in transactions on any securities exchange upon which shares of Stock are traded, otherwise in the over-the-counter market, or in negotiated transactions, or [b] directly from the Company at 100 percent of the Fair Market Value of a share of Stock on the dividend payment date. These shares will be distributed as provided in Section 7.00.

[3] Each Participant’s Custodial Account will be credited with any shares of Stock distributed as a dividend or distribution in respect of shares of Stock credited to that Participant’s Custodial Account or in connection with a split of Stock credited to that Participant’s Custodial Account.

[4] As soon as reasonably practicable after receipt, the custodian will sell any noncash dividends (other than Stock) received with respect to any Stock held in a Participant’s Custodial Account and apply the proceeds of that sale to purchase additional shares of Stock in the manner described in Section 6.03[2]. After this transaction is completed, the custodian will credit the purchased shares of Stock to the Custodial Account to which was credited the Stock with respect to which the noncash dividend was distributed.

[5] Each Participant will be entitled to vote the number of shares of Stock credited to his or her Custodial Account (including any fractional shares) on any matter as to which the approval of the Company’s shareholders is sought. If a Participant does not vote or grant a valid proxy with respect to shares credited to his or her Custodial Account, those shares will be voted by the custodian in accordance with any stock exchange or other rules governing the custodian in the voting of shares held for customer accounts. Similar procedures will apply in the case of any consent solicitation of Company shareholders.

7.00 TERMINATION/DISTRIBUTION OF CUSTODIAL ACCOUNTS
      7.01 Effect of Termination on Election to Participate.
      A Participant who Terminates will be deemed to have withdrawn from the Plan. Any cash amounts credited to his or her Plan Account for the Offering Period during which the Termination occurs will be used to purchase shares of Stock to be credited to his or her Plan Account. No shares of Stock will be purchased for that Participant for any Offering Period after the Offering Period during which he or she terminates.
      7.02 Distribution of Custodial Accounts.

[1] Subject to Section 8.00, no later than the earlier of [a] 12 full calendar months beginning after the end of each Offering Period or [b] the beginning of the Offering Period following the date the Participant Terminates for any reason, all whole shares of Stock and cash held in his or her Custodial Account will be distributed to the Participant or transferred as the Participant elects and any fractional shares of Stock held in a Custodial Account will be converted to cash equal to the Fair Market Value of the fractional share on the Termination date.

[2] Shares of Stock held in Custodial Accounts that are to be distributed to a former Participant will be distributed in one or more certificates for whole shares issued in the name of and delivered to the Participant.

[3] Custodial Accounts that are to be transferred to a broker-dealer or financial institution that maintains an account for the Participant will be transferred in one or more certificates for whole shares, and cash in lieu of fractional shares will be paid directly to the former Participant as determined under Section 7.02[1].

[4] Any Participant that wants to withdraw or transfer shares of Stock must give instructions to the custodian in a form and manner that complies with rules prescribed by the Committee and the custodian.
8.00 MERGER, CONSOLIDATION OR SIMILAR EVENT
      If the Company undergoes a Change in Control, all shares of Stock and cash held in each Participant’s Custodial Account will be made available under procedures developed by the Custodian and the Committee.
9.00 AMENDMENT, MODIFICATION AND TERMINATION OF PLAN
      9.01 Amendment, Modification, Termination of Plan. The Plan will automatically terminate after all available shares have been sold. Also, the Board may terminate, suspend or amend the Plan at any time without shareholder approval except to the extent that shareholder approval is required to satisfy applicable requirements imposed by [1] Rule 16b-3 under the Act, or any successor rule or regulation, [2] applicable requirements of the Code or [3] any securities exchange, market or other quotation system on or through on which the Company’s securities are listed or traded. Also, no Plan amendment may [4] result in the loss of a Committee member’s status as a “non-employee director” as defined in Rule 16b-3 under the Act, or any successor rule or regulation, with respect to any employee benefit plan of the Company, [5] cause the Plan to fail to meet requirements imposed by Rule 16b-3 or [6] without the consent of the affected Member adversely affect any Purchase Right issued before the amendment, modification or termination. However, nothing in this section will restrict the Committee’s right to exercise the discretion retained in Section 4.00.
      9.02 Effect of Plan Termination.

[1] If the Plan is terminated effective on a day other than the last day of any Offering Period, the Offering Period during which the Plan is terminated also will end on the same day. Any cash balances held in Plan Accounts and Custodial Accounts when the Plan is terminated will be repaid by check or cash to the Participant for whom the Plan Account was established, and no additional shares of Stock will be sold through this Plan for that Offering Period. All shares of Stock held in Custodial Accounts will be distributed following the procedures described in Section 7.02.

[2] If the plan is terminated as of the last day of any Offering Period, the Committee will apply the terms of the Plan through the end of that Offering Period. However, no further shares of Stock will be offered under this Plan for any subsequent Offering Period and all shares of Stock the held in Custodial Accounts will be distributed following the procedures described in Section 7.02.
10.00 MISCELLANEOUS
      10.01 Restriction on Transfers. No right or benefit under the Plan may be transferred, assigned, alienated, pledged or otherwise disposed of in any way by a Participant. All rights and benefits under the Plan may be exercised during the Participant’s lifetime only by the Participant.
      10.02 Beneficiary. If a Participant dies, the deceased Participant’s Beneficiary will be his or her surviving spouse or, if there is no surviving spouse, the deceased Participant’s estate.
      10.03 No Guarantee of Employment. Nothing in the Plan may be construed as:

[1] Interfering with or limiting the right of any Employer to terminate any Participant’s employment at any time; or

[2] Conferring on any Participant or Employee any right to continue as an Employee.
      Further, the Participant will not be entitled by reason of participation in the Plan to any compensation, in connection with termination of employment, for loss of any right or benefit or prospective right or benefit which the employee might otherwise have enjoyed by way of damages for breach of contract.
      10.04 No Promise of Future Awards. The right to purchase shares of Stock under this Plan is being made available on a voluntary and discretionary basis and the Purchase Right with respect to each individual Offering Period is being offered on a one-time basis and does not constitute a commitment to make any Purchase Right available in the future. The right to purchase shares of Stock hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law.
      10.05 Tax Requirements and Notification. Each Participant is solely responsible for satisfying any applicable local, state, federal and foreign tax requirements associated with any taxable amount received from or associated with his or her participation in the Plan. The Employer will withhold required taxes in the same manner and for the same taxing jurisdiction as it withholds taxes from Participants’ other compensation.
      10.06 Indemnification. Each individual who is or was a member of the Committee or of the Board will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved by reason of any action taken or failure to take action under the Plan as a Committee member and against and from any and all amounts paid, with the Company’s approval, by him or her in settlement of any matter related to or arising from the Plan as a Committee member or paid by him or her in satisfaction of any judgment in any action, suit or proceeding relating to or arising from the Plan against him or her as a Committee member, but only if he or she gives the Company an opportunity, at its own expense, to handle and defend the matter before he or she undertakes to handle and defend it in his or her own behalf. The right of indemnification described in this section is not exclusive and is independent of any other rights of indemnification to which the individual may be entitled under the Company’s organizational documents, by contract, as a matter of law or otherwise. The foregoing right of indemnification is not exclusive and is independent of any other rights of indemnification to which the person may be entitled under the Company’s organizational documents, by contract, as a matter of law or otherwise.
      10.07 No Limitation on Compensation. Nothing in the Plan is to be construed to limit the right of the Company to establish other plans or to pay compensation to its employees or directors, in cash or property, in a manner not expressly authorized under the Plan.
      10.08 Requirements of Law. The availability of Purchase Rights and the issuance of shares of Stock will be subject to all applicable laws, rules and regulations and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system. Also, no shares of Stock will be sold under the Plan unless the Company is satisfied that the issuance of those shares of Stock will comply with applicable federal and state securities laws and any applicable securities laws of non-U.S. jurisdictions. Certificates for shares of Stock delivered under the Plan may be subject to any stock transfer orders and other restrictions that the Committee believes to be advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or other recognized market or quotation system upon which the Stock is then listed or traded, or any other applicable federal or state securities law or any applicable securities laws of non-U.S. jurisdictions. The Committee may cause a legend or legends to be placed on any certificates issued under the Plan to make appropriate reference to restrictions within the scope of this section.
      10.09 Use of Funds. All amounts credited to and held in Plan Accounts may be used by the Company for any corporate purpose and the Company is not required to segregate Plan Accounts from its general assets.
      10.10 Expenses. Except as otherwise provided in this section and the Plan, costs and expenses incurred in the administration of the Plan and maintenance of Plan Accounts will be paid by the Company, including the custodian’s annual fees and any brokerage fees and commissions arising in connection with the purchase of shares of Stock upon reinvestment of dividends and distributions. In no circumstance will the Company pay any brokerage fees and commissions arising in connection with the sale of shares of Stock acquired under the Plan by any Participant.
      10.11 Governing Law. The Plan and all related agreements will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the United States and of the State of Ohio.
      10.12 No Impact on Benefits. The right to purchase shares of Stock under this Plan is an incentive designed to promote the objectives described in Section 1.00 and are not to be treated as compensation for purposes of calculating a Participant’s rights under any employee benefit plan.
      10.13 Data Privacy. Information about the Participant and the Participant’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Participant understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within the Participant’s country or elsewhere, including the United States of America. The Participant consents to the processing of information relating to the Participant and the Participant’s participation in the Plan in any one or more of the ways referred to above.
      10.14 Effective Date. The Plan was effective as of the Effective Date, subject to the approval thereof by the shareholders of the Company at the Annual Meeting of Shareholders held on January 27, 2005. The Plan was amended and restated, effective upon approval by the shareholders at the Annual Meeting of Shareholders held on January 26, 2006. The changes in such amendment and restatement apply as of the first Entry Date following such approval by shareholders.

ANNEX B
The Scotts Miracle-Gro Company
2006 Long-Term Incentive Plan
Effective January 26, 2006

i

THE SCOTTS MIRACLE-GRO COMPANY
2006 LONG-TERM INCENTIVE PLAN
Article 1.
Establishment, Purpose, and Duration
      1.1 Establishment. The Scotts Miracle-Gro Company, an Ohio corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as The Scotts Miracle-Gro Company 2006 Long-Term Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.
      This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.
      This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.
      1.2 Purpose of this Plan. The purpose of this Plan is to provide a means whereby Employees, Directors, and Third Party Service Providers develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors or Third Party Service Providers and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.
      1.3 Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date, e.g. on the day before the tenth (10th) anniversary of the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.
Article 2.
Definitions
      Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.
      2.1 “Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company), that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.
      2.2 “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.
      2.3 “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.
      2.4 “Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including in each case any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

      2.5 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
      2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.
      2.7 “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.
      2.8 “Cause” means, unless otherwise specified in an Award Agreement or in an applicable employment agreement between the Company and a Participant, with respect to any Participant:

(a) Willful failure to substantially perform his or her duties as an Employee (for reasons other than physical or mental illness) or director after reasonable notice to the Participant of that failure;

(b) Misconduct that materially injures the Company or any Subsidiary or Affiliate;

(c) Conviction of, or entering into a plea of nolo contendere to, a felony; or

(d) Breach of any written covenant or agreement with the Company or any Subsidiary or Affiliate.
      2.9 “Change in Control” means any of the following events:

(a) The members of the Board on the Effective Date (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the then Incumbent Directors also will be treated as an Incumbent Director; or

(b) Any “person,” including a “group” [as such terms are used in Exchange Act Sections 13(d) and 14(d)(2), but excluding the Company, any of its Subsidiaries, any employee benefit plan of the Company or any of its Subsidiaries or Hagedorn Partnership, L.P. or any party related to Hagedorn Partnership, L.P. as determined by the Committee] is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities; or

(c) The adoption or authorization by the shareholders of the Company of a definitive agreement or a series of related agreements (a) for the merger or other business combination of the Company with or into another entity in which the shareholders of the Company immediately before the effective date of such merger or other business combination own less than fifty percent (50%) of the voting power in such entity; or (b) for the sale or other disposition of all or substantially all of the assets of the Company; or

(d) The adoption by the shareholders of the Company of a plan relating to the liquidation or dissolution of the Company; or

(e) For any reason, Hagedorn Partnership, L.P. or any party related to Hagedorn Partnership, L.P. as determined by the Committee becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than forty-nine percent (49%) of the combined voting power of the Company’s then outstanding securities.
      2.10 “Change in Control Price” means the highest price per Share offered in conjunction with any transaction resulting in a Change in Control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash) or, in the case of a Change in Control occurring solely by reason of events not related to a transfer of Shares, the highest Fair Market Value of a Share on any of the thirty (30) consecutive trading days ending on the last trading day before the Change in Control occurs.
      2.11 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision, as well as any applicable interpretative guidance issued related thereto.

      2.12 “Committee” means the Compensation and Organization Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.
      2.13 “Company” means The Scotts Miracle-Gro Company, an Ohio corporation, and any successor thereto as provided in Article 20 herein.
      2.14 “Covered Employee” means any key Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Performance Period, or (ii) twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.
      2.15 “Director” means any individual who is a member of the Board of Directors of the Company.
      2.16 “Effective Date” has the meaning set forth in Section 1.1.
      2.17 “Employee” means any individual who performs services for and is designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.
      2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
      2.19 “Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the closing price of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate. Such definition(s) of FMV shall be specified in each Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement, or payout of an Award.
      2.20 “Full Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.
      2.21 “Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.
      2.22 “Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.
      2.23 “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.
      2.24 “Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board or Committee in accordance with Section 16 of the Exchange Act.
      2.25 “Nonemployee Director” means a Director who is not an Employee on the Grant Date.

      2.26 “Nonemployee Director Award” means any NQSO, SAR, or Full Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.
      2.27 “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.
      2.28 “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.
      2.29 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.
      2.30 “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.
      2.31 “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.
      2.32 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.
      2.33 “Performance Measures” means measures as described in Article 12 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.
      2.34 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.
      2.35 “Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria or Performance Measure(s), as applicable, have been achieved.
      2.36 “Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria or Performance Measure(s), as applicable, have been achieved.
      2.37 “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.
      2.38 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
      2.39 “Plan” means The Scotts Miracle-Gro Company 2006 Long-Term Incentive Plan.
      2.40     “Plan Year” means the Company’s fiscal year.
      2.41     “Prior Plans” means The Scotts Miracle-Gro Company 2003 Stock Option and Incentive Equity Plan, as amended, and The Scotts Miracle-Gro Company 1996 Stock Option Plan, as amended.
      2.42     “Restricted Stock” means an Award granted to a Participant pursuant to Article 8.
      2.43     “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the Grant Date.
      2.44     “Share” means a common share of the Company, without par value per share.

      2.45     “Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7 herein.
      2.46     “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.
      2.47     “Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company, a Subsidiary, or an Affiliate that (a) are not in connection with the offer or sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.
Article 3.
Administration
      3.1     General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.
      3.2     Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any provision of the Plan or any Award Agreement, and, subject to Article 18, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.
      3.3     Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4.
Shares Subject to this Plan and Maximum Awards
      4.1     Number of Shares Available for Awards.

(a) Subject to adjustment as provided in Section 4.4 herein, the maximum number of Shares available for grant to Participants under this Plan (the “Share Authorization”) shall be:

(i) Four million nine hundred twenty-seven thousand three hundred seventy-eight (4,927,378) newly authorized Shares, plus

(ii) (A) One million seventy-two thousand six hundred twenty-two (1,072,622) Shares not granted or subject to outstanding awards under the Company’s Prior Plans as of September 30, 2005 (on a split-adjusted basis to reflect the 2-for-1 stock split on November 9, 2005) and (B) any Shares subject to the six million six hundred thirteen thousand nine hundred thirty-four (6,613,934) outstanding awards as of September 30, 2005 (on a split-adjusted basis to reflect the 2-for-1 stock split on November 9, 2005) under the Prior Plans that on or after September 30, 2005 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares), up to an aggregate maximum of six million six hundred thirteen thousand nine hundred thirty-four (6,613,934) Shares.

(b) No more than three million (3,000,000) Shares of the Share Authorization may be granted as Full Value Awards.

(c) The maximum number of Shares of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be six million (6,000,000) Shares.

(d) The maximum number of Shares of the Share Authorization that may be granted to Nonemployee Directors shall be one million (1,000,000) Shares.
      4.2     Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually issued; however, the full number of Stock Appreciation Rights granted that are to be settled by the issuance of Shares shall be counted against the number of Shares available for award under the Plan, regardless of the number of Shares actually issued upon settlement of such Stock Appreciation Rights. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.
      4.3     Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under this Plan:

(a) Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be two hundred thousand (200,000), as adjusted pursuant to Sections 4.4 and/or 18.2.

(b) SARs: The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be two hundred thousand (200,000), as adjusted pursuant to Sections 4.4 and/or 18.2.

(c) Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be one hundred thousand (100,000), as adjusted pursuant to Sections 4.4 and/or 18.2.

(d) Performance Units or Performance Shares: The maximum aggregate Award of Performance Units or Performance Shares that a Participant may receive in any one Plan Year shall be one hundred thousand (100,000) Shares, as adjusted pursuant to Sections 4.4 and/or 18.2, or equal to the value of one hundred thousand (100,000) Shares, as adjusted pursuant to Sections 4.4 and/or 18.2, determined as of the date of vesting or payout, as applicable.

(e) Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed the greater of the value of three million dollars ($3,000,000) or one hundred thousand (100,000) Shares, as adjusted pursuant to Sections 4.4 and/or 18.2, determined as of the date of vesting or payout, as applicable.

(f) Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 10.2 in any one Plan Year to any one Participant shall be one hundred fifty thousand (150,000) Shares, as adjusted pursuant to Sections 4.4 and/or 18.2.

      4.4     Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.
      The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.
      Subject to the provisions of Article 18 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with paragraph 53 of FASB Interpretation No. 44), subject to compliance with the rules under Code Sections 422 and 424, as and where applicable.
Article 5.
Eligibility and Participation
      5.1     Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors, and Third Party Service Providers.
      5.2     Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.
Article 6.
Stock Options
      6.1     Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible

Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424).
      6.2     Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.
      6.3     Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date.
      6.4     Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the day before the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for Nonqualified Stock Options granted to Participants outside the United States, the Committee has the authority to grant Nonqualified Stock Options that have a term greater than ten (10) years.
      6.5     Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.
      6.6     Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.
      A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b) and/or (c); or (e) any other method approved or accepted by the Committee in its sole discretion.
      Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).
      Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.
      6.7     Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.
      6.8     Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.
      6.9     Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) calendar days thereof.
Article 7.
Stock Appreciation Rights
      7.1     Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee.
      Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.
      The Grant Price for each grant of a SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the Grant Date must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date.
      7.2     SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.
      7.3     Term of SAR. The term of a SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten (10) years.
      7.4     Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.
      7.5     Settlement of SARs. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b) The number of Shares with respect to which the SAR is exercised.
      At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.
      7.6     Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
      7.7     Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of a SAR for a specified period of time.

Article 8.
Restricted Stock and Restricted Stock Units
      8.1     Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan or an Award Agreement, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the Grant Date.
      8.2     Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.
      8.3     Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.
      To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.
      Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.
      8.4     Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:
      The sale or transfer of the common shares of The Scotts Miracle-Gro Company represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in The Scotts Miracle-Gro Company 2006 Long-Term Incentive Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement will be provided by The Scotts Miracle-Gro Company, without charge, within five (5) days after receipt of a written request therefor.
      8.5     Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.
      8.6     Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

      8.7     Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.
Article 9.
Performance Units/ Performance Shares
      9.1     Grant of Performance Units/ Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.
      9.2     Value of Performance Units/ Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/ Performance Shares that will be paid out to the Participant.
      9.3     Earning of Performance Units/ Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/ Performance Shares shall be entitled to receive payout on the value and number of Performance Units/ Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.
      9.4     Form and Timing of Payment of Performance Units/ Performance Shares. Payment of earned Performance Units/ Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/ Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/ Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
      9.5     Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
Article 10.
Cash-Based Awards and Other Stock-Based Awards
      10.1     Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.
      10.2     Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
      10.3     Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.
      10.4     Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.
      10.5     Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.
Article 11.
Transferability of Awards
      11.1     Transferability. Except as provided in Section 11.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant or the Participant’s legal representative. Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.
      11.2     Committee Action. The Committee may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).
Article 12.
Performance Measures
      12.1     Performance Measures. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a) Net earnings or net income (before or after taxes);

(b) Earnings per share (basic or diluted);

(c) Net sales or revenue growth;

(d) Net operating profit;

(e) Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f) Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g) Earnings before or after taxes, interest, depreciation, and/or amortization;

(h) Gross or operating margins;

(i) Productivity ratios;

(j) Share price (including, but not limited to, growth measures and total shareholder return);

(k) Expense targets;

(l) Margins;

(m) Operating efficiency;

(n) Market share;

(o) Customer satisfaction;

(p) Working capital targets;

(q) Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

(r) Developing new products and lines of revenue;

(s) Reducing operating expenses;

(t) Developing new markets;

(u) Meeting completion schedules

(v) Developing and managing relationships with regulatory and other governmental agencies;

(w) Managing cash;

(x) Managing claims against the Company, including litigation;

(y) Identifying and completing strategic acquisitions; and
      Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Performance Measure (j) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.
      12.2     Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.
      12.3     Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.
      12.4     Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1.
Article 13.
Nonemployee Director Awards
      The Board shall determine all Awards to Nonemployee Directors. The terms and conditions of any grant to any such Nonemployee Director shall be set forth in an Award Agreement.
Article 14.
Dividend Equivalents
      Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.
Article 15.
Beneficiary Designation
      Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s spouse, executor, administrator, or legal representative.
Article 16.
Rights of Participants
      16.1     Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director or Third Party Service Provider for any specified period of time.
      Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.
      16.2     Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.
      16.3     Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 17.
Change of Control
      17.1     Accelerated Vesting and Settlement. Subject to Section 17.2, on the date of any Change in Control:

(a) Each Option and SAR (other than Options and SARs of Nonemployee Directors) outstanding on the date of a Change in Control (whether or not exercisable) will be cancelled in exchange (i) for cash equal to the excess of the Change in Control Price over the Exercise Price or Grant Price, as applicable, associated with the cancelled Option or SAR or, (ii) at the Committee’s discretion, for whole Shares with a Fair Market Value equal to the excess of the Change in Control Price over the Exercise Price or Grant Price, as applicable, associated with the cancelled Option or SAR and the Fair Market Value of any fractional Share will be distributed in cash. However, the Committee, in its sole discretion, may offer the holders of the Options or SARs to be cancelled a reasonable opportunity (not longer than 15 days beginning on the date of the Change in Control) to exercise all their outstanding Options and SARs (whether or not otherwise then exercisable);

(b) All performance goals associated with Awards for which performance goals have been established will be deemed to have been met on the date of the Change in Control, all Performance Periods accelerated to the date of the Change in Control and all outstanding Awards for which performance goals have been established (including those subject to the acceleration described in this subsection) will be distributed in a single lump sum cash payment; and

(c) All other then-outstanding Awards whose exercisability depends merely on the satisfaction of a service obligation by a Participant to the Company, Subsidiary, or Affiliate (“Service Award”) shall vest in full and be free of restrictions related to the vesting of such Awards. All Service Awards whose vesting is so accelerated will be distributed, if not already held by a Participant, (i) in a single lump-sum cash payment based on the Change in Control Price or, (ii) at the Committee’s discretion, in the form of whole Shares based on the Change in Control Price.
      17.2     Alternative Awards. Section 17.1 will not apply to the extent that the Committee reasonably concludes in good faith before the Change in Control occurs that Awards will be honored or assumed or new rights substituted for the Award (collectively, “Alternative Awards”) by the Employee’s employer (or the parent or a subsidiary of that employer) immediately after the Change in Control, provided that any Alternative Award must:

(a) Be based on stock that is (or, within 60 days of the Change in Control, will be) traded on an established securities market;

(b) Provide the Employee rights and entitlements substantially equivalent to or better than the rights, terms and conditions of each Award for which it is substituted, including an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(c) Have substantially equivalent economic value to the Award (determined at the time of the Change in Control) for which it is substituted; and

(d) Provide that, if the Employee’s employment is involuntarily terminated without cause or constructively terminated by the Employee, any conditions on the Employee’s rights under, or any restrictions on transfer or exercisability applicable to, each Alternative Award will be waived or lapse.
      For purposes of this section, a constructive termination means a termination by an Employee following a material reduction in the Employee’s compensation or job responsibilities (when compared to the Employee’s compensation and job responsibilities on the date of the Change in Control) or the relocation of the Employee’s principal place of employment to a location at least fifty (50) miles from his or her principal place of employment on the date of the Change in Control (or other location to which the Employee has been reassigned with his or her written consent), in each case without the Employee’s written consent.

      17.3     Nonemployee Directors’ Awards. Upon a Change in Control, each outstanding:

(a) Option or SAR held by a Nonemployee Director will be cancelled unless (a) the Shares continue to be traded on an established securities market after the Change in Control, or (b) the Nonemployee Director continues to be a Board member after the Change in Control. In the situations just described, the Options or SARs held by a Nonemployee Director will be unaffected by a Change in Control. Any Options and SARs held by a Nonemployee Director to be cancelled under the next preceding sentence will be exchanged (c) for cash equal to the excess of the Change in Control Price over the Exercise Price or Grant Price, as applicable, associated with the cancelled Option or SAR held by a Nonemployee Director, or (d) at the Board’s discretion, for whole Shares with a Fair Market Value equal to the excess of the Change in Control Price over the Exercise Price associated with the cancelled Option or SAR held by a Nonemployee Director and the Fair Market Value of any fractional Share will be distributed in cash. However, the Board, in its sole discretion, may offer Nonemployee Directors holding Options or SARs to be cancelled a reasonable opportunity (not longer than 15 days beginning on the date of the Change in Control) to exercise all their outstanding Options and SARs (whether or not otherwise then exercisable).

(b) Restricted Stock or Restricted Stock Unit held by a Nonemployee Director will be settled for a lump sum cash payment equal to the Change in Control Price.

(c) All other types of Awards held by Nonemployee Directors will be settled for a lump sum cash payment equal to the Change in Control Price less any amount a Nonemployee Director would be required to pay in order for the Award to be exercised or settled, other than any such amount related to taxes.
Article 18.
Amendment, Modification, Suspension, and Termination
      18.1     Amendment, Modification, Suspension, and Termination. Subject to Section 18.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Section 4.4, Options or SARs issued under this Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, and no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.
      18.2     Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.
      18.3     Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 18.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.
      18.4     Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder. By accepting an

Award under this Plan, each Participant agrees to any amendment made pursuant to this Section 18.4 to any Award granted under the Plan without further consideration or action.
Article 19.
Withholding
      19.1     Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.
      19.2     Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
Article 20.
Successors
      All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
Article 21.
General Provisions
      21.1     Forfeiture Events.

(a) The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.
      21.2     Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

      21.3     Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
      21.4     Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
      21.5     Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchange as may be required.
      21.6     Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.
      21.7     Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
      21.8     Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.
      21.9     Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, Directors, or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b) Determine which Employees, Directors, and/or Third Party Service Providers outside the United States are eligible to participate in this Plan;

(c) Modify the terms and conditions of any Award granted to Employees and/or Third Party Service Providers outside the United States to comply with applicable foreign laws;

(d) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 21.9 by the Committee shall be attached to this Plan document as appendices; and

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
      Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.
      21.10     Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.
      21.11     Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.
      21.12     No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
      21.13     Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.
      21.14     Deferred Compensation. No deferral of compensation (as defined under Code Section 409A or guidance thereto) is intended under this Plan. Notwithstanding this intent, if any Award would be considered deferred compensation as defined under Code Section 409A and if this Plan fails to meet the requirements of Code Section 409A with respect to such Award, then such Award shall be null and void. However, the Committee may permit deferrals of compensation pursuant to the terms of a Participant’s Award Agreement, a separate plan or a subplan which meets the requirements of Code Section 409A and any related guidance. Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration or delay of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A, the regulations thereunder, and/or the Secretary of the United States Treasury.
      21.15     Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
      21.16     No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.
      21.17     Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Ohio, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.
      21.18     Indemnification. Subject to requirements of Ohio law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute.
      The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Code of Regulations, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ANNEX C
THE SCOTTS COMPANY LLC
EXECUTIVE/ MANAGEMENT INCENTIVE PLAN (THE “PLAN” or “EMIP”)
TERMS AND CONDITIONS

1.	Objectives

1.1	Provide meaningful financial incentives consistent with and supportive of Corporate strategies and objectives.

1.2	Encourage team effort toward achievement of corporate financial and strategic goals aligned with our shareholders and customers.

1.3	Contribute toward a competitive compensation program for all Associates participating in the Plan (“Participants”).

2.	Participation

2.1	All managers and more senior level employees of The Scotts Company LLC (the “Company”) and all “Affiliates” and “Subsidiaries” (as defined in Internal Revenue Code §414(b) and (c)) are eligible to participate upon recommendation by management and in the case of covered employees (as defined in Internal Revenue Code §162(m)) approval by the Compensation and Organization Committee of the Scotts Miracle-Gro Company (the “Committee”).

2.2	Participants must be actively employed in an eligible job/position for at least 13 consecutive weeks during the Plan Year (fiscal year).

2.3	Participant eligibility is based on active status during the fiscal year. Periods of inactive status such as short — term disability and other leaves will be reflected in the eligible earnings and payout calculation.

2.4	Participants must be employed on the last day of the fiscal year to be eligible for a payment.

2.5	Participants, whose employment terminates during the Plan Year, except in cases of retirement, will not be eligible for an incentive payment, prorated or otherwise.

2.6	Participants who retire during the Plan Year will be eligible for a prorated award.

2.7	Participants who hold an eligible position on a part — time basis are eligible for the EMIP. All other terms and conditions apply.

2.8	Participants who move to a different EMIP eligible position or otherwise become eligible for a different target percentage during the Plan Year will be pro — rated based on new metrics/target (if applicable) only if the move is for an eligible period of at least 13 weeks in the fiscal year.

2.9	Participants who move to a non — EMIP eligible position during the Plan Year will be eligible for a pro — rated payout (based on Plan Year earnings) providing other eligibility requirements are met.

2.10	Participants shall not have any right with respect to any award until an award shall, in fact, be paid to them.

2.11	The Plan confers no rights upon any associate to participate in the Plan or remain in the employ of the Company. Neither the adoption of the Plan nor its operation shall in any way affect the right of the associate or the Company to terminate the employment relationship at any time.

3.	Plan Design, Performance Measures, and Payouts

3.1	The Plan is designed to recognize and reward performance against established financial targets. The Plan is comprised of:

(a)	A corporate net income “funding trigger” below which no incentives will be paid to any participant;

(b)	Up to five standard Performance Measures from the list of available Performance Measures, below;

(c)	An earnings “multiplier” that will reinforce the importance of earnings by modifying the performance results against all of the other goals; and

(d)	The ability to tailor incentive measure weights to each particular group or unit reflecting the relative contribution that group or unit can make to those results.

3.2	Available Performance Measures under the Plan shall be measured over the period established by the Committee and be limited to the following:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share (basic or diluted);

(c)	Net sales or revenue growth;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Expense targets;

(l)	Margins;

(m)	Operating efficiency;

(n)	Market share;

(o)	Customer satisfaction/service;

(p)	Product Fill Rate percent (% of orders filled on first delivery) or All-In Fill Rate percent (% calculated dollar fill based on potential) times Inventory Turns;

(q)	Working capital targets;

(r)	Economic value added or EVA®(net operating profit after tax minus the sum of capital multiplied by the cost of capital);

(s)	Developing new products and lines of revenue;

(t)	Reducing operating expenses;

(u)	Developing new markets;

(v)	Meeting completion schedules;

(w)	Developing and managing relationships with regulatory and other governmental agencies;

(x)	Managing cash;

(y)	Managing claims against the Company, including litigation; and

(z)	Identifying and completing strategic acquisitions.

(aa)	Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate.

3.3	Performance above and below target performance goals will be incrementally calculated so Participants will receive a payout calculated on a straight — line basis.

3.4	The maximum amount of compensation that could be paid to any Participant in any Plan Year from this Plan is $2.5 million.

3.5	All payments under the Plan will be made by the 15th day of the third month following the close of the applicable Plan Year.

4.	Employee Agreement and Forfeiture of Payment

4.1	Regardless of any other provision of this section and unless the Incentive Review Committee specifies otherwise, in order to participate in the Plan, Participant must execute an Employee Confidentiality, Noncompetition, Nonsolicitation Agreement.

4.2	Furthermore, regardless of any other provision of this section and unless the Incentive Review Committee specifies otherwise, a Participant who breaches any part of that Agreement will forfeit any future payment under the Plan and will also return to the Company any monies paid out to Participant under this Plan within the three years prior to said breach.

4.3	By Participating in this plan, a Participant hereby consents to a deduction from any amount the Company may owe the Participant (including amounts owed to the Participant as wages or other compensation, fringe benefits, or vacation pay as well as any other amounts owed to the Participant by the Company), to the extent of the amounts owed the Company under this section, whether or not the Company elects to make any Set-Off in whole or in part. If the Company does not recover by means of set-off, the full amount the Participant owes it, calculated as set forth above, the Participant agree to pay immediately the unpaid balance to the Company.

5.	Administration

5.1	The Plan is to be administered by the Vice President, Global Total Rewards or the Committee designee, who will be responsible for:

(a)	Recommending changes in the Plan as appropriate;

(b)	Recommending payout targets; and

(c)	Recommending additions or deletions to the list of eligible associates.

5.2	The Incentive Review Committee (comprised of the Chief Executive Officer, Executive Vice President, Human Resources and the Chief Financial Officer) is responsible for:

(a)	Approving the percentages by which financial measurements vary from approved budgets and business unit financial performance results;

(b)	Adjudicating changes and adjustments; and

(c)	Recommending Plan payouts.

5.3	The Committee approves:

(a)	Changes in the Plan design;

(b)	The payout percentage;

(c)	Additions or deletions of eligible associates; and

(e)	Payouts to all Participants after written certification that Performance Measures have been met.

5.4	The Committee shall approve the Plan measures within 90 days of the beginning of the performance period but no later than 25% of the performance period. Material terms of the Plan, including the Plan measures, are disclosed to shareholders and, before payout, are approved by a majority of the votes cast on the proposal to adopt this Plan with abstentions counted as negative votes. The foregoing qualifies payments under the Plan as performance based compensation under Internal Revenue Code §162(m).

5.5	The Committee shall review the operation of the Plan and (subject to restrictions imposed in Section 162(m) of the Internal Revenue Code), if at any time the continuation of the Plan or any of its provisions becomes inappropriate or inadvisable, the Committee shall revise or modify Plan provisions or recommend to the Board of Directors of the Scotts Miracle-Gro Company (the “Board”) that the Plan be suspended or withdrawn. In addition, the Committee reserves the right to modify incentive formulas to reflect unusual circumstances.

5.6	The Board reserves to itself the right to suspend the Plan, to withdraw the Plan, and, to the extent allowed without shareholder approval, make alterations in Plan concept.

ANNEX D
THE SCOTTS MIRACLE-GRO COMPANY
AUDIT COMMITTEE CHARTER
ARTICLE I
PURPOSE
      The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of The Scotts Miracle-Gro Company (the “Company”) is appointed by the Board to: (1) oversee the accounting and financial reporting processes of the Company, (2) oversee the audits of the financial statements of the Company, (3) appoint, compensate and oversee the Company’s independent auditor employed by the Company for the purpose of preparing or issuing an audit report or related work (“External Auditor”), and (4) assist the Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with applicable laws, rules and regulations, including applicable rules of the New York Stock Exchange (collectively, “Applicable Rules”); and

•	the performance of the Company’s internal audit function.
      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, such duties being the responsibility of management (the financial statements) and the External Auditor (the audits).
ARTICLE II
ASSESSMENTS
      The Committee shall review and reassess the adequacy of this Charter and evaluate the Committee’s performance no less frequently than annually. The Committee shall make any recommendations arising out of such review, reassessment and evaluation to the Board.
ARTICLE III
COMPOSITION
      1. The Committee shall consist of at least three directors, all of whom shall have no relationship to the Company that may interfere with the exercise of their independence from management, as determined annually on the recommendation of the Governance and Nominating Committee.
      2. Each Committee member shall be financially literate as required by Applicable Rules or must become financially literate within a reasonable time after his or her appointment to the Committee.
      3. At least one Committee member must be a financial expert and must have accounting or related financial management expertise each as defined by Applicable Rules.
      4. If a Committee member serves on the audit committee of more than two other public companies, such member shall promptly inform the Committee and the Governance and Nominating Committee, and the Governance and Nominating Committee shall recommend to the Board, and the Board shall determine, whether such simultaneous service would impair the ability of such member to effectively serve on the Committee.
      5. The Company shall disclose Board determinations in respect of the independence of the Committee members in the Company’s proxy statement for the Company’s annual meeting.
      6. The Committee shall be nominated by the Governance and Nominating Committee and appointed by the Board. One Committee member shall be nominated by the Governance and Nominating Committee and designated by the Board as the Chairperson of the Committee.

      7. Following a recommendation by the Governance and Nominating Committee, a majority of the members of the Board who are independent under the Applicable Rules may remove a Committee member at any time.
      8. The Committee shall meet at least four times per year and shall make regular reports to the Board on the Committee’s activities. To the extent permitted by the Company’s Articles and Code of Regulations, the Committee may also take action by unanimous written consent.
ARTICLE IV
ADVISORS
      The Committee shall have the authority to engage and compensate independent counsel and other advisors, as it determines necessary to carry out its duties, and may, as appropriate, obtain outside advice and assistance from legal, accounting and other advisors. The Company shall provide for appropriate funding, as determined by the Committee in its capacity as a committee of the Board, for payment of compensation to the External Auditor employed by the Company for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee, and payment of ordinary administrative expenses of the Company.
ARTICLE V
AUTHORITY AND SPECIFIC DUTIES
External Auditor Retention and Oversight
      1. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of the External Auditor. The Committee shall have the sole authority to retain and replace the External Auditor. The External Auditor shall not be permitted to render any services to the Company unless the terms of, and the fees to be paid for, such services, whether audit services or otherwise, have been approved by the Committee as provided for under paragraphs 4, 5 and 6 below. The External Auditor shall report directly to the Committee.
      2. The Committee shall obtain annually from the External Auditor a written list of all of their relationships with and professional services provided to the Company and its related entities, as required by Independence Standards Board Standard No. 1, Independence Discussions with Committees, other applicable standards and Applicable Rules, and review no less frequently than annually a report from the External Auditor regarding (a) the External Auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the External Auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the External Auditor, and any steps taken to deal with any such issues, and (c) (to assess the External Auditor’s independence) all relationships between the External Auditor and the Company.
      3. The Committee shall evaluate the qualifications, performance and independence of the External Auditor and the senior members of the External Auditor team, taking into account (a) the opinions of management and the Company’s internal auditors, (b) an assessment of whether the External Auditor’s quality controls are adequate, and (c) an assessment of whether the provision of non-audit services, if any, is compatible with maintaining the External Auditor’s independence. The Committee shall assure the regular rotation of the lead audit partner of the External Auditor as required by Applicable Rules and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself. The Committee shall take such additional actions as it deems necessary to satisfy itself of the qualifications, performance and independence of the External Auditor.
      4. The Committee shall, and shall have sole authority to, pre-approve (a) all audit services, which may entail providing comfort letters in connection with securities underwritings, and (b) non-audit services, which means any professional services provided to the Company by the External Auditor other than those provided to the Company in connection with an audit or a review of the financial statements of the Company.
      5. The Committee may satisfy its pre-approval duties under Paragraph 4 above by delegating pre-approval authority to one or more members of the Committee pursuant to procedures that are detailed as to the particular service. A pre-approval granted pursuant to the preceding sentence shall be reported to the Committee at the next Committee meeting following such pre-approval.
      6. The pre-approval requirements of Paragraphs 4 and 5 are waived with respect to External Auditor services other than audit, review or attest services, if (a) the aggregate amount of all such services constitutes no more than five percent of the total amount of revenues paid by the Company to the External Auditor during the Company’s fiscal year in which the services are provided; (b) such services are not recognized by the Company at the time of the engagement to be non-audit services; and (c) such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or the person or persons to whom pre-approval authority has been delegated under Paragraph 5 above.
      7. The Company must disclose the following in each of the Company’s proxy statements: (a) the Committee’s pre-approval policies and procedures, (b) the percentage of the total fees paid to the External Auditor where the de minimis exception described in Paragraph 6 above was used, and (c) the amount of audit fees, audit-related fees, tax fees and all other fees paid by the Company to the External Auditor for the two most recently completed fiscal years.
      8. Under the operations of the Public Company Accounting Oversight Board established under Section 101 of the Sarbanes-Oxley Act of 2002 (the “Oversight Board”), the Committee shall be responsible for overseeing compliance by the Company and the External Auditor with the requirements imposed by the Oversight Board. The Committee shall obtain assurances from the External Auditor that the auditor has complied with Section 10A of the Securities Exchange Act of 1934, the rules and policies of the Oversight Board and all other Applicable Rules.
      9. The Committee shall set clear hiring policies for employees or former employees of the External Auditor.
Independent Audit
      10. The Committee shall review with the External Auditor, and approve, prior to the beginning of their audit, the scope of the External Auditor’s examination. The Committee’s review should include an explanation from the External Auditor of the factors considered by the auditors in determining the audit scope, including the major risk factors.
      11. The Committee shall inquire about the extent to which external accountants other than the principal External Auditor are used and understand the rationale for using them and the extent of the review of their work to be performed by the principal External Auditor.
      12. The Committee shall on a timely basis obtain and review reports from the External Auditor relating to the performance of the audit in accordance with Applicable Rules.
      13. The Committee shall discuss with the External Auditor the matters required to be discussed by the Statement on Auditing Standards No. 61 relating to the conduct of the audit.
      14. The Committee shall review with the External Auditor any audit problems or difficulties and management’s response, including without limitation whether there were any restrictions on the scope of the External Auditor’s activities or on access to requested information and any significant disagreements with management. As considered appropriate by the Committee, the review may include a review of any accounting adjustments that were noted or proposed by the External Auditor but were passed on by the Company as immaterial or otherwise, and discuss with the External Auditor any issues on which the national office of the External Auditor was consulted by the External Auditor team respecting auditing or accounting issues arising in connection with the External Auditor’s provision of services to the Company. The Committee shall review all material written communications between the External Auditor and management that are delivered to the Committee, including, without limitation, any management or internal control letter issued, or proposed to be issued, by the External Auditor to the Company. The Committee shall be responsible for resolving disagreements between management and the External Auditor regarding financial reporting.
Disclosure and Financial Reporting
      15. The Committee shall review and discuss with management and the External Auditor the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under the section “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, and the Committee shall recommend whether the annual audited financial statements should be included in the Company’s annual report on Form 10-K.
      16. The Committee shall review management’s internal control report prior to its inclusion in the annual report on Form 10-K.
      17. The Committee shall prepare the report required by the SEC’s proxy rules to be included in the Company’s annual proxy statement, or, if the Company does not file a proxy statement, in the Company’s annual report to be filed on Form 10-K with the SEC.
      18. The Committee shall discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies, in accordance with Applicable Rules.
Other Matters the Committee Shall Specifically Address
      19. The Committee shall discuss with management and the External Auditor the significant financial reporting and disclosure items emphasized by the Applicable Rules, including, for example:

•	Critical accounting policies;

•	Liquidity;

•	Special purpose entities and off-balance sheet transactions; and

•	Related party transactions.
      20. The Committee shall review the following matters related to the Company’s financial reporting process:

•	Whether there were any significant financial reporting issues discussed during the period and, if so, how they were resolved and whether a second opinion was sought;

•	Major issues regarding accounting principles and financial statement presentations;

•	The nature of any material correcting adjustments identified by the External Auditor;

•	The use of pro-forma figures in any filings with the SEC or other public disclosure, release or pre-release;

•	The methods used to account for significant unusual transactions;

•	The substance of any significant litigation, contingencies or claims that had, or may have, a significant impact on the financial statements;

•	Reports from the External Auditor regarding alternative treatments of financial information within generally accepted accounting principles that the External Auditor has discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the External Auditor; and

•	The effect of regulatory and accounting initiatives on the financial statements of the Company.
      21. The Committee shall take the following actions regarding legal and regulatory compliance:

•	Review and discuss the effect of regulatory and accounting initiatives with management and the External Auditor; and

•	Review and discuss the Company’s compliance with legal and regulatory requirements with management and the External Auditor.

      22. At least annually, the Committee shall discuss with management, including the risk manager, policies with respect to risk assessment and risk management, including guidelines and policies governing the process by which risk management is handled, the Company’s major financial risk exposure and the steps management has taken to monitor and control such exposures.
      23. The Committee shall review and discuss with management and the Company’s lawyers any risk factor disclosure of the Company prior to its disclosure.
Oversight of Internal Audit Function
      24. The Company’s internal auditors shall receive instructions from the Chief Financial Officer of the Company. The Committee shall discuss with management, the internal auditors and the External Auditor the internal audit function, the adequacy and scope of the annual internal audit plan, budget and staffing and any recommended material changes in the planned scope of the internal audit function. The internal auditors may at any time, at their option or on the direction of the Committee, report on any matter directly to the Committee. The Committee has the authority to meet privately with any and all internal audit staff at any time, or from time to time, at the Committee’s sole discretion.
      25. The Committee shall periodically review the work and performance of the internal audit function.
Oversight of Internal Controls
      26. The Committee shall review on an annual basis the adequacy of internal controls, steps adopted in light of material control deficiencies and significant internal control recommendations identified through the internal or external audit process and ensure that appropriate corrective actions are instituted.
      27. The Committee shall review and discuss with management and the External Auditor the assessment of internal controls and the internal control report made by management and the attestation and report related to the assessment by the External Auditor, in each case as required by Applicable Rules.
      28. The Committee shall establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or other compliance matters, and (b) the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters.
General Compliance and Oversight
      29. The Committee shall periodically meet separately with management, with the internal auditors and with the External Auditor.
      30. The Committee shall regularly report to the Board and review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the qualifications, performance and independence of the External Auditor, or the performance of the internal audit function.
      31. The Committee shall have the authority to establish other rules and operating procedures in order to fulfill its obligations under this Charter and Applicable Rules.
      32. The Committee shall, no less frequently than quarterly, review with the Chief Executive Officer and the Chief Financial Officer the Company’s disclosure controls and procedures and management’s conclusions about the adequacy of such disclosure controls and procedures.
      33. The Committee shall receive reports from the General Counsel on at least an annual basis regarding the Company’s compliance program, and review matters regarding the distribution of and compliance with the Company’s Code of Business Conduct and Ethics.

The Scotts Miracle-Gro Company
2006 Annual Meeting of Shareholders
The Berger Learning Center
14111 Scottslawn Road
Marysville, Ohio 43041
937-644-0011
Fax 937-644-7568
January 26, 2006 at 10:00 A.M., Eastern Time
Directions
From Port Columbus to The Scotts Miracle-Gro Company World Headquarters, The Berger Learning Center.
Leaving Port Columbus, follow signs to I-270 North. Take I-270 around the city to Dublin. Exit Route 33 to Marysville (northwest) and continue approximately 15 miles.
Take the Scottslawn Road exit. Make a left and cross over highway. The Scotts Miracle-Gro Company World Headquarters — Horace Hagedorn Building is the first left. Follow signs for entry into The Berger Learning Center.

THE SCOTTS MIRACLE-GRO COMPANY
14111 SCOTTSLAWN ROAD
MARYSVILLE, OH 43041
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, the day before the cut-off date (i.e., the meeting date). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by The Scotts Miracle-Gro Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE -1 -800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time, the day before the cut-off date (i.e., the meeting date). Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Scotts Miracle-Gro Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	THSCO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE SCOTTS MIRACLE-GRO COMPANY
Vote On Directors
(Your Board recommends that you vote for all nominees)

1.	Election of three directors, each for a term of three
	years to expire at the 2009 Annual Meeting:					To withhold authority to vote for any individual
			For	Withhold	For All	nominee, mark “For All Except” and write the
			All	All	Except	nominee’s number on the line below.
	Nominees:	01) Arnold W. Donald
		02) Mindy F. Grossman	☐	☐	☐
03) Gordon F. Brunner

Vote On Plans		For	Against	Abstain
(Your Board recommends that you vote for approval of the following Plans)
2.	Approval of the amendment and restatement of The Scotts Miracle-Gro Company Discounted Stock Purchase Plan.	☐	☐	☐

3.	Approval of The Scotts Miracle-Gro Company 2006 Long-Term Incentive Plan.	☐	☐	☐

4.	Approval of The Scotts Company LLC Executive/Management Incentive Plan.	☐	☐	☐

Vote On Shareholder Proposal
(Your Board recommends that you vote against the shareholder proposal)

5.	Adoption of the shareholder proposal to declassify the Company’s Board of Directors.	☐	☐	☐

The undersigned shareholder(s) authorize the individuals designated to vote this proxy to vote, in their discretion, upon such other matters (none known at the time of solicitation of this proxy) as may properly come before the Annual Meeting or any adjournment.

Please sign exactly as your name is stenciled hereon.

Note: Please fill in, sign, date and return this proxy card in the enclosed envelope. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full title as such. If holder is a corporation, please sign the full corporate name by authorized officer. Joint Owners should each sign individually. (Please note any change of address on this proxy card).

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THE SCOTTS MIRACLE-GRO COMPANY
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 26,2006
The undersigned holder(s) of common shares of The Scotts Miracle-Gro Company (the “Company”) hereby appoints James Hagedorn and David M. Aronowitz, and each of them, the proxies of the undersigned, with full power of substitution in each, to attend the Annual Meeting of Shareholders of the Company to be held at The Berger Learning Center, 14111 Scottslawn Road, Marysville, Ohio 43041, on Thursday, January 26, 2006, at 10:00 a.m., Eastern Time, and any adjournment, and to vote all of the common shares which the undersigned is entitled to vote at such Annual Meeting or any adjournment.
Where a choice is indicated, the common shares represented by this proxy, when properly executed, will be voted or not voted as specified. If no choice is indicated, the common shares represented by this proxy will be voted “FOR” the election of the nominees listed in Proposal No. 1 as directors of the Company; and, if permitted by applicable law, “FOR” the approval of the amendment and restatement of The Scotts Miracle-Gro Company Discounted Stock Purchase Plan described under Proposal No. 2; “FOR” approval of The Scotts Miracle-Gro Company 2006 Long-Term Incentive Plan described under Proposal No. 3; “FOR” approval of The Scotts Company LLC Executive/Management Incentive Plan described under Proposal No. 4; and “AGAINST” the shareholder proposal to declassify the Company’s Board of Directors described under Proposal No. 5. If any other matters are properly brought before the Annual Meeting or any adjournment, or if a nominee for election as a director named in the Proxy Statement is unable to serve or for good cause will not serve, the common shares represented by this proxy will be voted in the discretion of the individuals designated to vote the proxy, to the extent permitted by applicable law, on such matters or for such substitute nominee(s) as the directors may recommend.
If common share units are allocated to the account of the undersigned under The Scotts Company LLC Retirement Savings Plan (the “RSP”), then the undersigned hereby directs the Trustee of the RSP to vote all common shares of the Company represented by the units allocated to the undersigned’s account under the RSP in accordance with the instructions given herein, at the Company’s Annual Meeting and at any adjournment, on the matters set forth on the reverse side. If no instructions are given, the proxy will not be voted by the Trustee of the RSP.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement, and the Company’s 2005 Annual Report. Any proxy heretofore given to vote the common shares which the undersigned is entitled to vote at the Annual Meeting is hereby revoked.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE SCOTTS MIRACLE-GRO COMPANY
(This proxy continues and must be signed and dated on the reverse side)